                                                                    Exhibit 10.2

                          OFFSHORE OPERATING AGREEMENT

                        BP EXPLORATION & PRODUCTION INC.
                                 EEX CORPORATION

        THIS AGREEMENT, made effective the 1st day of March, 2002, by the signers hereof, their respective heirs, successors, legal representatives, and assigns, herein referred to collectively as the "Parties" and individually as a "Party."

                                   WITNESSETH:

        WHEREAS, the Parties own the one or more oil and gas leases identified in Exhibit "A" and desire to explore, develop, produce, and operate those leases.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants in this Agreement, the Parties agree as follows:

                                    ARTICLE 1

                                   APPLICATION

        1.1 Application to Each Prospect. This Agreement applies separately to each Prospect described in Exhibit "A."

                                    ARTICLE 2

                                   DEFINITIONS

        2.1 Additional Testing. An operation not previously approved in the AFE and proposed for the specific purpose of obtaining additional subsurface data.

        2.2 Affiliate. For a person, another person that controls, is controlled by, or is under common control with that person. In this definition, (a) "control" means the possession by one person, directly or indirectly, of more than fifty percent (50%) of the voting securities of a corporation or, for other persons, the equivalent ownership interest (such as partnership interests), and
(b) "person" means an individual, corporation, partnership, trust, estate, unincorporated organization, association, or other legal entity.

        2.3 Authorization For Expenditure (AFE). An authority to expend funds prepared by a Party to estimate the costs to be incurred in conducting an operation under this Agreement.

        2.4 Complete, Completing, Completion. An operation to complete a well for initial Hydrocarbon production in one or more Producible Reservoirs, including, but not limited to, setting production casing, perforating the casing, stimulating the well, installing Completion Equipment, and/or conducting production tests.

        2.5 Completion Equipment. That certain equipment on an Exploratory Well or a Development Well that is required to be installed prior to the movement of a well-completion rig off that well

            (A) under 30 CFR 250.502, or any succeeding order or regulation issued by the MMS, up to and including the tree, and

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                   Model Form of Offshore Operating Agreement

          (B) by any other regulatory agency, including, but not limited to, a caisson and navigational aids.

     2.6 Confidential Data. The information and data obtained under this Agreement, including, but not limited to, geological, geophysical, and reservoir information; originals and copies of logs; and other information about the progress, tests, or results of a well drilled or an operation conducted under this Agreement, except data or information that becomes public, other than by breach of this Agreement.

     2.7 Deepen, Deepening. A drilling operation conducted in an existing wellbore below the Objective Depth to which the well was previously drilled.

     2.8 Development Operation. An operation on the Prospect other than an Exploratory Operation.

     2.9 Development Well. A well or portion of a well proposed as a Development Operation.

     2.10 Exploratory Operation. An operation that is conducted on the Prospect and that is any of the following:

          (A) proposed to Complete an Exploratory Well;

          (B) proposed for an Objective Horizon that is not a Producible Reservoir;

          (C) proposed for an Objective Horizon that is unanimously agreed by the Parties not to be in an existing Producible Reservoir; or

     2.11 Exploratory Well. A well or portion of a well proposed as an Exploratory Operation.

     2.12 Export Pipelines: Pipelines to which a gathering line or lateral line downstream of the Platform and/or Processing Facilities or, if there is no Platform, the Completion Equipment, is connected and which are used to transport Hydrocarbons or produced water to shore.

     2.13 Force Majeure: An event or cause that is reasonably beyond the control of the Party claiming the existence of such event or cause, which includes, but is not limited to, a flood, storm, hurricane, loop current/eddy, or other act of God, a fire, loss of well control, oil spill, or other environmental catastrophe, a war, a civil disturbance, a labor dispute, a strike, a lockout, compliance with a law, order, rule, or regulation, governmental action or delay in granting necessary permits or permit approvals, and the inability to secure materials or a rig.

     2.14 Hydrocarbons. Oil and/or gas and associated liquid and gaseous by-products (except helium) which may be produced from a wellbore located on the Prospect.

     2.15 Joint Account. This term has the same definition as the defined term "Joint Account" in Exhibit "C" (Accounting Procedure).

     2.16 Lease. Each oil and gas lease identified in Exhibit "A" and the lands covered by that lease.

     2.17 MMS. The Minerals Management Service, United States Department of Interior, or its successor agency.

     2.18 Non-consent Operation. An operation conducted on the Prospect by fewer than all Parties, which subjects the Non-participating Party to Article 13 (Non-Consent Operations).

     2.19 Non-consent Platform. A Platform owned by fewer than all Parties.

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                   Model Form of Offshore Operating Agreement

     2.20 Non-consent Well. An Exploratory Well or a Development Well owned by fewer than all Parties.

     2.21 Non-operator. A Party other than the Operator.

     2.22 Non-participating Party. A Party other than a Participating Party.

     2.23 Non-participating Party's Share. The Participating Interest that a Non-participating Party would have had if all Parties had participated in the operation.

     2.24 Objective Depth. A depth sufficient to test the lesser of the Objective Horizon or the specific footage depth stated in the Authorization for Expenditure.

     2.25 Objective Horizon. The interval consisting of the deepest zone, formation, or horizon to be tested in an Exploratory Well, Development Well, Deepening operation, or Sidetracking operation, as stated in the Authorization for Expenditure.

     2.26 Offsite Host Facilities: Processing and handling facilities that (a) are located off the Prospect and (b) are either owned by one or more third parties or by one or more Participating Parties in a well, whose interests in the processing and handling facilities differ from their respective Working Interest shares in the well.

     2.27 Operator. The Party designated in Article 4.1 (Designation of the Operator), a successor Operator selected under Article 4.5 (Selection of Successor Operator), and, if applicable, a substitute Operator selected under
Article 4.2 (Substitute Operator).

     2.28 Participating Interest. The percentage of the costs and risks of conducting an operation under this Agreement that a Participating Party agrees, or is otherwise obligated, to pay and bear.

     2.29 Participating Party. A Party that executes an AFE for a proposed operation or otherwise agrees, or becomes liable, to pay and bear a share of the costs and risks of conducting an operation under this Agreement.

     2.30 Platform. An offshore structure that supports Wells, Completion Equipment, or Processing Facilities, whether fixed, compliant, or floating, and the components of that structure, including, but not limited to, caissons or well protectors, rising above the water line and used for the exploration, development, or production of Hydrocarbons from the Prospect. The term "Platform" shall also mean an offshore subsea structure or template (excluding templates used for drilling operations) and any component thereof (including, but not limited to, flow lines and control systems, other than those installed in connection with Completion of a well) that is attached to the sea floor and used to obtain production of Hydrocarbons from the Prospect.

     2.31 Processing Facilities. Production equipment other than Completion Equipment that is installed on or outside the Prospect in order to handle or process Hydrocarbon production. Processing Facilities include, but are not limited to,

          (A) compression, separation, dehydration and metering equipment,

          (B) the flowlines, gathering lines or lateral lines that deliver Hydrocarbons and water 1) from the Completion Equipment to the Platform and/or Processing Facilities or to Offsite Host Facilities, or

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                   Model Form of Offshore Operating Agreement

                     2) from the Platform to Export Pipelines, and

                 (C) injection and disposal wells.

Processing Facilities exclude (1) Platforms, (2) Export Pipelines, and (3) Take-in-Kind Facilities.

        2.32 Producible Reservoir. An underground accumulation of oil or gas (a) in a single and separate natural pool characterized by a distinct pressure system, (b) not in oil or gas communication with another accumulation of oil or gas, and (c) into which a Producible Well has been drilled.

        2.33 Producible Well. A well that is drilled under this Agreement and that (a) is producing oil or gas; or (b) is determined to be, or meets the criteria for being determined to be, capable of producing oil or gas in paying quantities under an applicable order or regulation issued by the governmental authority having jurisdiction.

        2.34 Prospect. The geographical areas described in Exhibit "A", and any Leases within such individual areas that are jointly owned by the Parties.

        2.35 Production Interval. A zone or interval producing or capable of producing Hydrocarbons from a well without Reworking operations.

        2.36 Recomplete, Recompleting, Recompletion. An operation whereby a Completion in one Producible Reservoir is abandoned in order to attempt a Completion in a different Producible Reservoir within the existing wellbore.

        2.37 Rework, Reworking. An operation conducted in a well, after it has been Completed in one or more Producible Reservoirs, to restore, maintain, or improve Hydrocarbon production from one or more of those Producible Reservoirs, but specifically excluding drilling, Sidetracking, Deepening, Completing, or Recompleting the well.

        2.38 Sidetrack, Sidetracking. The directional control and intentional deviation of a well to change the bottom-hole location, whether it be to the original Objective Depth or formation or another bottom-hole location not deeper than the stratigraphic equivalent of the initial Objective Depth, unless the intentional deviation is done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties.

        2.39 Take-in-Kind Facilities: Facilities which (i) are not paid for by the Joint Account and (ii) are installed for the benefit and use of a particular Party or Parties to take its or their share of Hydrocarbon production in kind.

        2.40 Transfer of Interest. A conveyance, assignment, transfer, farmout, exchange, or other disposition of all or part of a Party's Working Interest.

        2.41 Working Interest. The ownership of each Party in and to the Prospect and all wells, equipment, Platforms, and Processing Facilities, located on the Prospect, as well as all Hydrocarbon production from the Prospect, in the percentage set forth in Exhibit "A" except as otherwise provided by this Agreement.

        2.42 APA: That Certain Asset Purchase, Farmout and Joint Exploration Agreement dated March 1, 2002 between the Parties.

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                   Model Form of Offshore Operating Agreement

                                    ARTICLE 3
                                    EXHIBITS

        3.1 Exhibits. The following exhibits are attached to this Agreement and incorporated into this Agreement by reference:

                    3.1.1 Exhibit "A." Operator, Description of Leases and Prospects, Division of Interests, and Notification Addresses.
                    3.1.2   Exhibit "B." Insurance Provisions.
                    3.1.3   Exhibit "C." Accounting Procedure.
                    3.1.4   Exhibit "D." Gas Balancing Agreement
                    3.1.5   Exhibit "E." Non-discrimination Provisions.
                    3.1.6   Exhibit "F." Tax Partnership Provision.
                    3.1.7 Exhibit "G." Memorandum of Operating Agreement and Financing Statement.
                    3.1.8   Exhibit "H." Arbitration.

        3.2 Conflicts. If a provision of an exhibit, except Exhibits "D," "E," "F," or "H" is inconsistent with a provision in the body of this Agreement, the provision in the body of this Agreement shall prevail. If a provision of Exhibit "D," "E," "F" or "H" is inconsistent with a provision in the body of this Agreement, however, the provision of the exhibit shall prevail.

                                    ARTICLE 4

                                    OPERATOR

        4.1 Operator. BP Exploration & Production Inc. is designated as the Operator of the Prospect. The Parties shall promptly execute and file all documents required by the MMS in connection with the designation of BP Exploration & Production Inc. as Operator or with the designation of any other Party as a substitute or successor Operator.

        4.2 Substitute Operator. Except as otherwise provided in Article 4.2.1 (Circumstances Under Which the Operator Must Conduct a Non-Consent Operation), if the Operator becomes a Non-participating Party in a Non-consent Operation, the Participating Parties may approve the designation of any Participating Party as the substitute Operator by the vote of fifty-one percent (51%) of the Participating Interests. The substitute Operator shall serve only (a) for the Non-consent Operation, (b) of the Prospect affected by the Non-consent Operation, and (c) with the same authority, rights, obligations, and duties as the Operator. If a Non-operator is the only Participating Party in a Non-consent Operation, then the Non-operator shall be designated as the substitute Operator for that Non-consent Operation, with no vote required, unless the Non-operator elects not to accept the designation. No Non-operator shall ever be designated as a substitute Operator against its will. If a substitute Operator is not designated under the foregoing procedures, the Operator shall, upon the unanimous agreement of

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                   Model Form of Offshore Operating Agreement

the Participating Parties and the Operator, conduct the Non-consent Operation on behalf of the Participating Parties and at the Participating Parties' sole cost and risk under Article 13 (Non-Consent Operations).

                 4.2.1. Circumstances Under Which the Operator Must Conduct a Non-Consent Operation.

                 If:
                        (A) a drilling rig is on location and the Operator becomes a Non-participating Party in a supplemental AFE for an Exploratory Operation, or Development Operation, or (B) the Operator becomes a Non-participating Party in an operation to be conducted from a Platform operated by the Operator, the Operator, as a Non-participating Party, shall conduct the Non-consent Operation on behalf of the Participating Parties and at the Participating Parties' sole cost and risk under
                 Article 13 (Non-Consent Operations).

                 4.2.2. Operator's Conduct of a Non-Consent Operation in Which it is a Non-participating Party.

                 When, under Article 4.2 (Substitute Operator) or Article 4.2.1 (Circumstances Under Which the Operator Must Conduct a Non-Consent Operation), the Operator conducts a Non-consent Operation in which it is a Non-participating Party, it shall follow the practices and standards in Article 5 (Exclusive Right to Operate). The Operator shall not be required to proceed with the Non-consent Operation until the Participating Parties have advanced the costs of the Non-consent Operation to the Operator. The Operator shall never be obligated to expend any of its own funds for the Non-consent Operation.

                 4.2.3. Appointment of a Substitute Operator. After expiration of all applicable response periods for the Non-consent Operation and selection of a substitute Operator, each Party shall promptly provide the substitute Operator with the appropriate MMS designation of operator forms and designation of oil spill responsibility forms. The Operator and the substitute Operator shall coordinate the change of operatorship to avoid interfering with ongoing activities and operations, if any, including but not limited to, lease maintenance activities and operations.

                 4.2.4. Redesignation of Operator. Within thirty (30) days after conclusion of the Non-consent Operation, all Parties shall execute and provide the Operator with the appropriate MMS designation of operator forms and designation of oil spill responsibility forms to return operatorship to the Operator, thereby superseding the Parties' designation of the substitute Operator under Article 4.2.3 (Appointment of a Substitute Operator).

         4.3 Resignation of Operator. Subject to Article 4.5 (Selection of Successor), The Operator may resign at any time by giving written notice to the Parties, except that the Operator may not resign during a Force Majeure or an emergency that poses a threat to life, safety, property, or the environment. If

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                   Model Form of Offshore Operating Agreement

the Operator ceases to own a Working Interest, the Operator automatically shall be deemed to have resigned as the Operator without any action by the Non-operators.

        4.4 Removal of Operator. Operator may be removed by an affirmative vote of the Parties owning a combined Working Interest of fifty-one percent (51%) or more of the remaining Working Interest after excluding the Operator's Working Interest if:

                 (A) Operator becomes insolvent or unable to pay its debts as they mature, makes an assignment for the benefit of creditors, commits an act of bankruptcy, or seeks relief under laws providing for the relief of debtors;

                 (B) a receiver is appointed for Operator or for substantially all of its property or affairs;

                 (C) A Transfer of Interest by the Operator (excluding an
                     interest assigned to an Affiliate) reduces the Operator's Working Interest to less than the Working Interest of a Non-operator, whether accomplished by one or more Transfer of Interest.

                 (D) Operator commits a substantial breach of a material
                     provision of this Agreement and fails to cure the breach within thirty (30) days after notice of the breach.

                 (E) Operator proposes to sell, trade, transfer, or assign more than seventy-five percent (75%) of its Working Interest to a party in a transaction that would require Operator to provide a notice of preferential right to purchase to the Non-operators under Article 26 (Successors, Assigns, and Preferential Rights).

If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and if a federal bankruptcy court prevents the removal of Operator, all Non-operators and Operator shall comprise an interim operating committee to operate until Operator has elected to reject or assume this Agreement under the Bankruptcy Code. An election by Operator as a debtor-in-possession or by a trustee in bankruptcy to reject this Agreement shall be deemed to be a resignation by Operator without any action by the Non-operators, except the selection of a successor. To be effective, a vote to remove Operator for any cause described above must be taken within thirty (30) days after a Non-operator receives actual knowledge of the cause. A change of corporate name or structure of Operator or a transfer of Operator's interest to a single Affiliate shall not be deemed to be a resignation or basis for removing Operator. Subject to Article 8.7 (Unpaid Charges and Default), the resignation or removal of Operator shall become effective at the earlier of (a) 7:00 a.m. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by Non-operators to remove Operator, or (b) the time when a successor Operator assumes the duties of Operator.

        4.5 Selection of Successor. Upon resignation or removal of Operator, a successor Operator shall be selected from among the Parties by an affirmative vote of one (1) or more Parties having a combined Working Interest of fifty-one percent (51%) or more. If the resigned or removed Operator is not entitled to vote, fails to vote, or votes only to succeed itself, then the successor Operator shall be selected by the affirmative vote of the Parties owning a combined Working Interest of fifty-one percent (51%) or more

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                   Model Form of Offshore Operating Agreement

of the remaining Working Interest after excluding the Working Interest of the resigned or removed Operator. If the Operator assigns all or a part of its Working Interest, then under Article 4.3 (Resignation of Operator) or Article 4.4.(C), the Party who acquired all or a part of the former Operator's Working Interest shall not be excluded from voting for a successor Operator. If there are only two Parties to this Agreement when the Operator resigns or is removed, then the Non-operator automatically has the right, but not the obligation, to become the Operator. If no Party is willing to become the Operator, this Agreement shall terminate under Article 27.1 (Term).

        4.6 Effective Date of Resignation or Removal. The resignation or removal of the Operator shall become effective as soon as practical but no later than 7:00 a.m. on the first day of the month following a period of ninety (90) days after the date of resignation or removal, unless a longer period is required for the Parties to obtain approval of the designation of the successor Operator by the MMS. In no event shall the resignation or removal of Operator become effective unless and until a successor Operator has assumed the duties of Operator. The resignation or removal of the outgoing Operator shall not prejudice any rights, obligations, or liabilities resulting from its operatorship. The successor Operator may charge the Joint Account for the reasonable costs incurred in connection with the change of operatorship.

        4.7 Delivery of Property. On the effective date of resignation or removal of the Operator, the outgoing Operator shall deliver to the successor Operator possession of all items purchased for the Joint Account under this Agreement, all Hydrocarbons that are not the separate property of a Party, all equipment, materials, and appurtenances purchased for the Joint Account under this Agreement, and all books, records, and inventories relating to the Joint Account (other than those books, records, and inventories maintained by the outgoing Operator as the owner of a Working Interest). The outgoing Operator shall distribute or return all funds related to the Joint Account to the Parties who contributed the funds or are otherwise entitled to receive the funds under this Agreement. The outgoing Operator shall further use its reasonable efforts to transfer to the successor Operator, as of the effective date of the resignation or removal, its rights as Operator under all contracts exclusively relating to the activities or operations conducted under this Agreement, and the successor Operator shall assume all obligations of the Operator that are assignable under the contracts. The Parties may audit the Joint Account and conduct an inventory of all property and all Hydrocarbons that are not the separate property of a Party, and the inventory shall be used in the return of, and the accounting by the outgoing Operator of, the property and the Hydrocarbons that are not the separate property of a Party. The inventory and audit shall be conducted under Exhibit "C."

                                    ARTICLE 5

                        AUTHORITY AND DUTIES OF OPERATOR

        5.1 Exclusive Right to Operate. Unless otherwise provided in this Agreement, Operator shall have the exclusive right and duty to conduct operations (or cause them to be conducted) under this Agreement. In

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                   Model Form of Offshore Operating Agreement

performing services under this Agreement for the Non-operators, Operator shall be an independent contractor, not subject to the control or direction of Non-operators, except for the type of operation to be undertaken in accordance with the voting and election procedures in this Agreement. Operator shall not be deemed to be, or hold itself out as, the agent or fiduciary of Non-operators.

        5.2 Workmanlike Conduct. Operator shall timely commence and conduct all operations in a good and workmanlike manner, as would a prudent operator under the same or similar circumstances. Operator shall not be liable to Non-operators for losses sustained or liabilities incurred, except as may result from Operator's gross negligence or willful misconduct. Operator shall never be required under this Agreement to conduct an operation that it believes would be unsafe or would endanger persons or property. Unless otherwise provided in this Agreement, Operator shall consult with Non-operators and keep them informed of all important matters.

        5.3 Liens and Encumbrances. Operator shall endeavor to keep the Prospect, Leases, wells, Platforms, Processing Facilities, and other equipment free from all liens and other encumbrances occasioned by operations hereunder, except those provided in Article 8.6 (Security Rights) or Exhibit "G".

        5.4 Employees and Contractors. Operator shall select employees and contractors and determine their number, hours of labor, and compensation. The employees shall be employees of Operator.

        5.5 Records. The Operator shall keep accurate books, accounts, and records of activities or operations under this Agreement in compliance with the Accounting Procedure in Exhibit "C." Unless otherwise provided in this Agreement, all records of the Joint Account shall be available to a Non-operator as provided in Exhibit "C." The Operator shall use good-faith efforts to ensure the settlements, billings, and reports rendered to each Party under this Agreement are complete and accurate. The Operator shall notify the other Parties promptly upon the discovery of any error or omission pertaining to the settlements, billings, and reports rendered to each Party. This provision does not affect a Party's audit rights under this Agreement.

        5.6 Compliance. Operator shall comply, and shall require all agents and contractors to comply, with all applicable laws, rules, regulations, and orders of governmental authorities having jurisdiction.

        5.7 Contractors. Operator may enter into contracts with independent contractors for the design, construction, installation, or operation of wells, Platforms and Processing Facilities. Insofar as possible, Operator shall use competitive bidding to procure goods and services for the benefit of the Parties. All drilling operations conducted under this Agreement shall be conducted by properly qualified and responsible drilling contractors under current competitive contracts. A drilling contract will be deemed to be a current competitive contract if it (a) was made within twelve (12) months before the commencement of the well and (b) contains terms, rates, and provisions that, when the contract was made, did not exceed those generally prevailing in the area for operations involving substantially equivalent rigs that are capable of drilling the proposed well. At its election, Operator may use its own or an Affiliate's drilling equipment, derrick barge, tools, or machinery to conduct drilling operations, but the work shall be (a) performed by Operator acting as an independent contractor, (b) approved by written agreement with the Participating Parties before commencement of operations, and (c) conducted under the same terms and conditions and at the same rates as are customary and prevailing in competitive

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                   Model Form of Offshore Operating Agreement

contracts of third parties doing work of similar nature. Before awarding a drilling contract or performing work with its own or an Affiliate's drilling equipment, derrick barge, tools, or machinery, Operator shall attempt to obtain competitive bids for the work from independent contractors.

        5.8 Governmental Reports. Operator shall make reports to governmental authorities it has a duty to make as Operator and shall furnish copies of the reports to the Participating Parties.

        5.9 Information to Participating Parties. Operator shall furnish each Participating Party the following information, if applicable, for each well operation conducted by Operator:

               5.9.1 A copy of the application for permit to drill and all amendments thereto.

               5.9.2 A daily drilling report, giving the depth, corresponding lithological information, data on drilling fluid characteristics, information about drilling difficulties or delays, if any, and other pertinent information, by facsimile transmission within twenty-four (24) hours (exclusive of Saturdays, Sundays, and federal holidays) for well operations conducted in the preceding twenty-four (24) hour period.

               5.9.3   A complete report of each core analysis.

               5.9.4 A copy of each electrical survey, currently as it is run; all data for each radioactivity log, temperature survey, deviation or directional survey, caliper log, and other log or survey obtained during the drilling of the well; and, upon completion of the well, a composite of all electrical-type logs, insofar as is reasonable and customary.

               5.9.5 A copy of all well test results, bottom-hole pressure surveys, and fluid analyses.

               5.9.6 Upon written request received by Operator before commencement of drilling, samples of cuttings and cores taken from the well (if sufficient cores are retrieved), packaged in containers furnished by Operator at the expense of the requesting Party, marked as to the depths from which they were taken, and shipped collect by express courier to the address designated by the requesting Party.

               5.9.7 To the extentpossible, forty-eight (48) hours' advance notice of, and access to, logging, coring, and testing operations.

               5.9.8 A monthly report on the volume of oil, gas, condensate, and water produced from each well.

               5.9.9 A copy of each report made to a governmental authority having jurisdiction.

               5.9.10 Upon written request, other pertinent information available to Operator.

        5.10 Information to Non-participating Parties. Operator shall furnish each Non-participating Party a copy of each Operator's governmental report that is available to the public and associated with the applicable Non-consent Operation. Until the applicable recoupment under Article 13 (Non-consent Operations) is complete, a Non-participating Party shall not receive or review any other information specified by Article 5.9 (Information to Participating Parties), except as may be necessary for a payout audit of the Non-consent Operation.

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                   Model Form of Offshore Operating Agreement

                                    ARTICLE 6

                          VOTING AND VOTING PROCEDURES

        6.1 Voting Procedures. Unless otherwise provided in this Agreement, each matter requiring approval of the Parties shall be determined as follows:

               6.1.1 Voting Interest. Subject to Article 8.6 (Security Rights) and Exhibit "G" , each Party shall have a voting interest equal to its Working Interest or its Participating Interest, as applicable.

               6.1.2 Vote Required. Unless expressly stated to the contrary herein, a matter requiring approval of the Parties shall be decided by the affirmative vote of two (2) or more Parties having a combined voting interest of fifty-one percent (51%) or more. If there are only two (2) Parties to this Agreement, the matter shall be determined by the Party having a majority voting interest or, if the interests are equal, the matter shall require unanimous consent.

               6.1.3 Votes. The Parties may vote at a meeting; by telephone, promptly confirmed in writing to Operator; or by facsimile transmission. Operator shall give each Party prompt notice of the results of the voting.

               6.1.4 Meetings. Meetings of the Parties may be called by Operator upon its own motion or at the request of a Party having a voting interest of not less than twenty-five percent (25%). Except in an emergency, no meeting shall be called on less than seven (7) days' advance written notice, and the notice of meeting shall include the proposed meeting agenda. The representative of Operator shall be chairman of each meeting. Only matters included in the agenda may be discussed at a meeting, but the agenda and items included in the agenda may be amended by unanimous agreement of all Parties.

                                    ARTICLE 7

                                     ACCESS

        7.1 Access to Prospect. Each Party shall have access, at its sole risk and expense and at all reasonable times, to the Prospect to inspect operations and wells in which it participates, and to the pertinent records and data. A Non-operator shall give Operator at least twenty-four (24) hours' notice of the Non-operator's intention to visit the Prospect. To protect Operator and the Non-operators from unnecessary lawsuits, claims, and legal liability, if it is necessary for a person who is not performing services for Operator directly related to the joint operations, but is performing services solely for a Non-operator or pertaining to the business or operations of a Non-operator, to visit, use, or board a rig, Wells, Platform, or Processing Facilities on a Prospect subject to this Agreement, the Non-operator shall give Operator advance notice of the visit, use, or boarding, and shall secure from that person an agreement, in a mutually agreeable form, indemnifying and holding Operator and Non-operators harmless, or shall itself provide the same hold harmless and indemnification in favor of Operator and other Non-operators before the visit, use, or boarding.

        7.2 Reports. On written request, Operator shall furnish a requesting Party any information not otherwise furnished under Article 5 (Authority and Duties of Operator) to which that Party is entitled under this Agreement. The costs of gathering and furnishing information not furnished under Article 5 shall be charged to the

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                   Model Form of Offshore Operating Agreement

requesting Party. Operator is not obligated to furnish interpretative data that was generated by Operator at its sole cost.

        7.3 Confidentiality. Except as otherwise provided in Article 7.4 (Limited Disclosure), Article 7.5 (Media Releases), and Article 21.1 (Notice of Contributions Other Than Advances for Sale of Production), and except for necessary disclosures to governmental authorities having jurisdiction, or except as agreed in writing by all Participating Parties, no Party or Affiliate shall disclose Confidential Data to a third party.

               This Article 7.3 shall be in force and effect for a term of two
               (2) years after termination of this Agreement.

        7.4 Limited Disclosure. A Party may make Confidential Data to which it is entitled under this Agreement available to:

               (A) outside professional consultants and reputable engineering firms for the purpose of evaluations;

               (B) gas transmission companies for Hydrocarbon reserve or other technical evaluations;

               (C) reputable financial institutions for study before commitment of funds;

               (D) governmental authorities having jurisdiction or the public, to the extent required by applicable laws or by those governmental authorities;

               (E) the public, to the extent required by the regulations of a recognized stock exchange;

               (F) third parties with whom a Party is engaged in a bona fide effort to effect a merger or consolidation, sell all or a controlling part of that Party's stock, or sell all or substantially all assets of that Party or an Affiliate of that Party; and

               (G) an  Affiliate of a Party.

               (H) third parties with whom a Party is engaged in a bona fide effort to sell, farm out, or trade all or a portion of its interest in the Prospect. Notwithstanding the foregoing provision, no Confidential Data gained from wells drilled pursuant to this Agreement may be divulged by a Party engaged in a bona fide effort to sell, farm out, or trade all or a portion of its interest in the Prospect without the consent of other Parties for a period of one (1) year following rig release from the Exploration Well .

Confidential Data made available under Articles 7.4(F) and 7.4(H) shall not be removed from the custody or premises of the Party making the Confidential Data available to third parties described in those Articles. A third party permitted access under Articles 7.4, (A), (B), (C), (F), and (H) [if applicable] shall first agree in writing neither to disclose the Confidential Data to others nor to use the Confidential Data, except for the purpose for which it was disclosed for a period of at least two (2) years following disclosure. The disclosing Party shall give prior notice to the other Parties that it intends to make the Confidential Data available.

        7.5 Media Releases. Except as agreed by all Parties or otherwise permitted by this Article, no Party shall issue a news or media release about operations on the Prospect. In an emergency involving extensive

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                   Model Form of Offshore Operation Agreement

property damage, operations failure, loss of human life, or other clear emergency, and for which there is insufficient time to obtain the prior approval of the Parties, Operator may furnish the minimum, strictly factual, information necessary to satisfy the legitimate public interest of the media and governmental authorities having jurisdiction. Operator shall then promptly advise the other Parties of the information furnished in response to the emergency.

                                    ARTICLE 8

                                  EXPENDITURES

       8.1 Basis of Charge to the Parties. Subject to the other provisions of this Agreement, Operator shall pay all costs incurred under this Agreement, and each Party shall reimburse Operator in proportion to its Participating Interest. All charges, credits, and accounting for expenditures shall be made and done pursuant to Exhibit "C."

       8.2 AFEs. Before undertaking an operation or making a single expenditure to be in excess of Two hundred and fifty thousand Dollars ($ 250,000.00), and before conducting an activity or operation to drill, Sidetrack, Deepen, Complete, or Recomplete a well (regardless of the estimated cost), Operator shall submit an AFE for the operation or expenditure to the Parties for approval. Operator shall also furnish an informational AFE to all Parties for an operation or single expenditure estimated to cost less than two hundred and fifty thousand Dollars ($250,000.00) or less, but in excess of One hundred thousand Dollars ($100,000.00). Operator shall notify the Participating Parties as soon as reasonably possible when it appears the cost of an activity or operation will exceed the original AFE by more than ten percent (10%). Subject to the provisions of Article 8.7 (Overexpenditures), this notice shall be furnished to the Participating Parties as a supplemental AFE for informational purposes only and is not subject to an election by any of the Parties.

       8.3 Emergency and Required Expenditures. Notwithstanding anything in this Agreement to the contrary, Operator is hereby authorized to conduct operations and incur expenses that in its opinion are reasonably necessary to safeguard life, property, and the environment in case of an actual or imminently threatened blowout, explosion, accident, fire, flood, storm, hurricane, catastrophe, or other emergency, and the expenses shall be borne by the Participating Parties in the affected operation. Operator shall report to the Participating Parties, as promptly as possible, the nature of the emergency and the action taken. Operator is also authorized to conduct operations and incur expenses reasonably required by statute, regulation, order, or permit condition or by a governmental authority having jurisdiction, which expenses shall be borne by the Participating Parties in the affected operation.

       8.4 Advance Billings. Operator may require each Party to advance its respective share of estimated expenditures pursuant to Exhibit "C."

       8.5 Commingling of Funds. Funds received by Operator under this Agreement may be commingled with its own funds.

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                   Model Form of Offshore Operation Agreement

       8.6 Security Rights. In addition to any other security rights and remedies provided by law with respect to services rendered or materials and equipment furnished under this Agreement, for and in consideration of the covenants and mutual undertakings of the Operator and the Non-operators herein, the Parties shall have the following security rights:

           8.6.1 Mortgage in Favor of the Operator. Each Non-operator hereby grants to the Operator a mortgage, hypothecate, and pledge of and over all of its rights, titles, and interests in and to (a)the Prospect, (b) the oil and gas in, on, under, and that may be produced from the lands within the Prospect, and
(c) all other immovable property susceptible of mortgage situated within the Prospect.

           This mortgage is given to secure the complete and timely performance of and payment by each Non-operator of all obligations and indebtedness of every kind and nature, whether now owed by such Non-operator or hereafter arising, pursuant to this Agreement or APA. To the extent susceptible under applicable law, this mortgage and the security interests granted in favor of the Operator herein shall secure the payment of all costs and other expenses properly charged to such Party, together with (A) interest on such indebtedness, costs, and other expenses at the rate set forth in Exhibit "C" attached hereto (the "Accounting Procedure") or the maximum rate allowed by law, whichever is the lesser, (B) reasonable attorneys' fees, (C) court costs, and (D) other directly related collection costs. If any Non-operator does not pay such costs and other expenses or perform its obligations under this Agreement when due, the Operator shall have the additional right to notify the purchaser or purchasers of the defaulting Non-operator's Hydrocarbon production and collect such costs and other expenses out of the proceeds from the sale of the defaulting Non-operator's share of Hydrocarbon production until the amount owed has been paid. The Operator shall have the right to offset the amount owed against the proceeds from the sale of such defaulting Non-operator's share of Hydrocarbon production. Any purchaser of such production shall be entitled to rely on the Operator's statement concerning the amount of costs and other expenses owed by the defaulting Non-operator and payment made to the Operator by any purchaser shall be binding and conclusive as between such purchaser and such defaulting Non-operator.

           The maximum amount for which the mortgage herein granted by each Non-operator shall be deemed to secure the obligations and indebtedness of such Non-operator to the Operator as stipulated herein is hereby fixed in an amount equal to $25,000,000.00 (the "Limit of the Mortgage of each Non-operator"). Except as provided in the previous sentence (and then only to the extent such limitations are required by law), the entire amount of obligations and indebtedness of each Non-operator to the Operator is secured hereby without limitation. Notwithstanding the foregoing Limit of the Mortgage of each Non-operator, the liability of each Non-operator under this Agreement and the mortgage and security interest granted hereby shall be limited to (and the Operator shall not be entitled to enforce the same against such Non-operator for, an amount exceeding) the actual obligations and indebtedness [including all interest charges, costs, attorneys' fees, and other charges provided for in this Agreement or in the Memorandum of Operating Agreement and Financing Statement (Louisiana), as such term is defined in Article 8.6.1.4 (Recordation) hereof] outstanding and unpaid and that are attributable to or charged against the interest of such Non-operator pursuant to this Agreement.

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                   Model Form of Offshore Operation Agreement

           8.6.1.1 Security Interest in Favor of the Operator. To secure the complete and timely performance of and payment by each Non-operator of all obligations and indebtedness of every kind and nature, whether now owed by such Non-operator or hereafter arising, pursuant to this Agreement or the APA, each Non-operator hereby grants to the Operator a continuing security interest in and to all of its rights, titles, interests, claims, general intangibles, proceeds, and products thereof, whether now existing or hereafter acquired, in and to (a) all oil and gas produced from the lands or offshore blocks covered by the Prospect or attributable to the Prospect when produced, (b) all accounts receivable accruing or arising as a result of the sale of such oil and gas (including, without limitation, accounts arising from gas imbalances or from the sale of oil and gas at the wellhead), (c) all cash or other proceeds from the sale of such oil and gas once produced, and (d) all Platforms and Processing Facilities, wells, fixtures, other corporeal property, whether movable or immovable, whether now or hereafter placed on the lands or offshore blocks covered by the Prospect or maintained or used in connection with the ownership, use or exploitation of the Prospect, and other surface and sub-surface equipment of any kind or character located on or attributable to the Prospect and the cash or other proceeds realized from the sale, transfer, disposition or conversion thereof. The interest of the Non-operators in and to the oil and gas produced from or attributable to the Prospect when extracted and the accounts receivable accruing or arising as the result of the sale thereof shall be financed at the wellhead of the well or wells located on the Prospect. To the extent susceptible under applicable law, the security interest granted by each Non-operator hereunder covers: (A) all substitutions, replacements, and accessions to the property of such Non-operator described herein and is intended to cover all of the rights, titles and interests of such Non-operator in all movable property now or hereafter located upon or used in connection with the Prospect, whether corporeal or incorporeal; (B) all rights under any gas balancing agreement, farmout rights, option farmout rights, acreage and cash contributions, and conversion rights of such Non-operator in connection with the Prospect, or the oil and gas produced from or attributable to the Prospect, whether now owned and existing or hereafter acquired or arising, including, without limitation, all interests of each Non-operator in any partnership, tax partnership, limited partnership, association, joint venture, or other entity or enterprise that holds, owns, or controls any interest in the Prospect; and (C) all rights, claims, general intangibles, and proceeds, whether now existing or hereafter acquired, of each Non-operator in and to the contracts, agreements, permits, licenses, rights-of-way, and similar rights and privileges that relate to or are appurtenant to the Prospect, including the following:

       (1) all of its rights, titles, and interests, whether now owned and existing or hereafter acquired or arising, in, to, and under or derived from any present or future operating, farmout, bidding, pooling, unitization, and communitization agreements, assignments, and subleases, whether or not described in Exhibit "A," to the extent, and only to the extent, that such agreements, assignments, and subleases cover or include any of its rights, titles, and interests, whether now owned and existing or hereafter acquired or arising, in and to all or any portion of the Prospect, and all units created by any such pooling, unitization, and communitization agreements and all units formed under orders, regulations, rules, or other official acts of any governmental authority having jurisdiction, to the extent and only to the extent that such units cover or include all or any portion of the Prospect;

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                   Model Form of Offshore Operation Agreement

       (2) all of its rights, titles, and interests, whether now owned and existing or hereafter acquired or arising, in, to, and under or derived from all presently existing and future advance payment agreements, and oil, casinghead gas, and gas sales, exchange, and processing contracts and agreements, including, without limitation, those contracts and agreements that are described on Exhibit "A," to the extent, and only to the extent, those contracts and agreements cover or include all or any portion of the Prospect; and

       (3) all of its rights, titles, and interests, whether now owned and existing or hereafter acquired or arising, in, to, and under or derived from all existing and future permits, licenses, rights-of-way, and similar rights and privileges that relate to or are appurtenant to the Prospect.

           8.6.1.2 Mortgage in Favor of the Non-operators. The Operator hereby grants to each Non-operator a mortgage, hypothecate, and pledge of and over all of its rights, titles, and interests in and to (a) the Prospect; (b) the oil and gas in, on, under, and that my be produced from the lands within the Prospect; and (c) all other immovable property or other property susceptible of mortgage situated within the Prospect.

     This mortgage is given to secure the complete and timely performance of and payment by the Operator of all obligations and indebtedness of every kind and nature, whether now owed by the Operator or hereafter arising, pursuant to this Agreement and the APA. To the extent susceptible under applicable law, this mortgage and the security interests granted in favor of each Non-operator herein shall secure the payment of all costs and other expenses properly charged to the Operator, together with (A) interest on such indebtedness, costs, and other expenses at the rate set forth in the Accounting Procedure or the maximum rate allowed by law, whichever is the lesser, (B) reasonable attorneys' fees, (C) court costs, and (D) other directly related collection costs. If the Operator does not pay such costs and other expenses or perform its obligations under this Agreement when due, the Non-operators shall have the additional right to notify the purchaser or purchasers of the Operator's Hydrocarbon production and collect such costs and other expenses out of the proceeds from the sale of the Operator's share of Hydrocarbon production until the amount owed has been paid. The Non-operators shall have the right to offset the amount owed against the proceeds from the sale of the Operator's share of Hydrocarbon production. Any purchaser of such production shall be entitled to rely on the Non-operators' statement concerning the amount of costs and other expenses owed by the Operator and payment made to the Non-operators by any purchaser shall be binding and conclusive as between such purchaser and the Operator.

     The maximum amount for which the mortgage herein granted by the Operator shall be deemed to secure the obligations and indebtedness of the Operator to all Non-operators as stipulated herein is hereby fixed in an amount equal to $25,000,000.00 in the aggregate (the "Limit of the Mortgage of the Operator"). Except as provided in the previous sentence (and then only to the extent such limitations are required by law), the entire amount of obligations and indebtedness of the Operator to the Non-operators is secured hereby without limitation. Notwithstanding the foregoing Limit of the Mortgage of the Operator, the liability of the Operator under this Agreement and the mortgage and security interest granted hereby shall be limited to (and the Non-operators shall not be entitled to enforce the same against the Operator for, an amount exceeding) the actual obligations and indebtedness [including all interest charges, costs, attorneys' fees, and other charges provided for in this Agreement

                   Model Form of Offshore Operation Agreement

or in the Memorandum of Operating Agreement and Financing Statement (Louisiana), as such term is defined in Article 8.6.1.4 hereof] outstanding and unpaid and that are attributable to or charged against the interest of the Operator pursuant to this Agreement.

           8.6.1.3 Security Interest in Favor of the Non-operators. To secure the complete and timely performance of and payment by the Operator of all obligations and indebtedness of every kind and nature, whether now owed by the Operator or hereafter arising, pursuant to this Agreement and the APA, the Operator hereby grants to each Non-operator a continuing security interest in and to all of its rights, titles, interests, claims, general intangibles, proceeds, and products thereof, whether now existing or hereafter acquired, in and to (a) all oil and gas produced from the lands or offshore blocks covered by the Prospect or included within the Prospect or attributable to the Prospect when produced, (b) all accounts receivable accruing or arising as a result of the sale of such oil and gas (including, without limitation, accounts arising from gas imbalances or from the sale of oil and gas at the wellhead), (c) all cash or other proceeds from the sale of such oil and gas once produced, and (d) all Platforms and Processing Facilities, wells, fixtures, other corporeal property whether movable or immovable, whether now or hereafter placed on the offshore blocks covered by the Prospect or maintained or used in connection with the ownership, use or exploitation of the Prospect, and other surface and sub-surface equipment of any kind or character located on or attributable to the Prospect and the cash or other proceeds realized from the sale, transfer, disposition or conversion thereof. The interest of the Operator in and to the oil and gas produced from or attributable to the Prospect when extracted and the accounts receivable accruing or arising as the result of the sale thereof shall be financed at the wellhead of the well or wells located on the Prospect. To the extent susceptible under applicable law, the security interest granted by the Operator hereunder covers: (A) all substitutions, replacements, and accessions to the property of the Operator described herein and is intended to cover all of the rights, titles and interests of the Operator in all movable property now or hereafter located upon or used in connection with the Prospect, whether corporeal or incorporeal; (B) all rights under any gas balancing agreement, farmout rights, option farmout rights, acreage and cash contributions, and conversion rights of the Operator in connection with the Prospect, the oil and gas produced from or attributable to the Prospect, whether now owned and existing or hereafter acquired or arising, including, without limitation, all interests of the Operator in any partnership, tax partnership, limited partnership, association, joint venture, or other entity or enterprise that holds, owns, or controls any interest in the Prospect; and (C) all rights, claims, general intangibles, and proceeds, whether now existing or hereafter acquired, of the Operator in and to the contracts, agreements, permits, licenses, rights-of-way, and similar rights and privileges that relate to or are appurtenant to the Prospect, including the following:

       (A) all of its rights, titles, and interests, whether now owned and existing or hereafter acquired or arising, in, to, and under or derived from any present or future operating, farmout, bidding, pooling, unitization, and communitization agreements, assignments, and subleases, whether or not described in Exhibit "A," to the extent, and only to the extent, that such agreements, assignments, and subleases cover or include any of its

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                   Model Form of Offshore Operation Agreement

rights, titles, and interests, whether now owned and existing or hereafter acquired or arising, in and to all or any portion of the Prospect, and all units created by any such pooling, unitization, and communitization agreements and all units formed under orders, regulations, rules, or other official acts of any governmental authority having jurisdiction, to the extent and only to the extent that such units cover or include all or any portion of the Prospect;

          (B) all of its rights, titles, and interests, whether now owned and existing or hereafter acquired or arising, in, to, and under or derived from all presently existing and future advance payment agreements, and oil, casinghead gas, and gas sales, exchange, and processing contracts and agreements, including, without limitation, those contracts and agreements that are described on Exhibit "A," to the extent, and only to the extent, those contracts and agreements cover or include all or any portion of the Prospect; and

          (C) all of its rights, titles, and interests, whether now owned and existing or hereafter acquired or arising, in, to, and under or derived from all existing and future permits, licenses, rights-of-way, and similar rights and privileges that relate to or are appurtenant to any of the Prospect.

               8.6.1.4 Recordation. To provide evidence of, and to further perfect the Parties' security rights created hereunder, upon request, each Party shall execute and acknowledge the Memorandum of Operating Agreement and Financing Statement (Louisiana) attached as Exhibit "G" (the "Memorandum of Operating Agreement and Financing Statement (Louisiana)") in multiple counterparts as appropriate. The Parties authorize the Operator to file the Memorandum of Operating Agreement and Financing Statement (Louisiana) in the public records set forth below to serve as notice of the existence of this Agreement as a burden on the title of the Operator and the Non-operators to their interests in the Prospect and for purposes of satisfying otherwise relevant recording and filing requirements of applicable law and to attach an original of the Memorandum of Operating Agreement and Financing Statement (Louisiana) to a standard UCC-1 in the forms attached to Exhibits "G" to the Agreement for filing in the UCC records set forth below to perfect the security interests created by the Parties in this Agreement. Upon the acquisition of a leasehold interest in the Prospect, the Parties shall, within five business days following request by one of the Parties hereto, execute and furnish to the requesting Party for recordation such a Memorandum of Operating Agreement and Financing Statement (Louisiana) describing such leasehold interest. Such Memorandum of Operating Agreement and Financing Statement (Louisiana) shall be amended from time to time upon acquisition of additional leasehold interests in the Prospect, and the Parties shall, within five business days following request by one of the Parties hereto, execute and furnish to the requesting Party for recordation any such amendment.

     The Memorandum of Operating Agreement and Financing Statement (Louisiana) is to be filed or recorded, as the case may be, in (a) the conveyance records of the parish or parishes adjacent to the lands or offshore blocks covered by the Prospect or contained within the Prospect pursuant to La. R.S. 9:2731 et seq.,
(b) the mortgage records of such parish or parishes, and (c) the appropriate Uniform Commercial Code records.

          8.6.2 Default. If any Party does not pay its share of the charges authorized under this Agreement when due, the Operator may give the defaulting Party notice that unless payment is made within thirty (30) days from delivery of the notice, the non-paying Party shall be in default. A Party in default shall have no

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                   Model Form of Offshore Operating Agreement

further access to the rig, Platform or Processing Facilities, any Confidential Data or other maps, records, data, interpretations, or other information obtained in connection with activities or operations hereunder or be allowed to participate in meetings. A Party in default shall not be entitled to vote or to make an election until such time as the defaulting Party is no longer in default. The voting interest of each non-defaulting Party shall be counted in the proportion its Working Interest bears to the total non-defaulting Working Interests. As to any operation approved during the time a Party is in default, such defaulting Party shall be deemed to be a Non-participating Party, except where such approval is binding on all Parties or Participating Parties, as applicable. In the event a Party believes that such statement of charges is incorrect, the Party shall nevertheless pay the amounts due as provided herein, and the Operator shall attempt to resolve the issue as soon as practicable, but said attempt shall be made no later than thirty (30) days after receiving notice from the Party of such disputed charges.

          8.6.3 Unpaid Charges. If any Participating Party fails to pay its share of the costs and other expenses authorized under this Agreement within thirty (30) days after receipt of an invoice therefor or to otherwise perform any of its obligations under this Agreement when due, the Party to whom such payment is due, in order to take advantage of the provisions of this Article 8.6, shall notify the other Party by certified or registered U.S. Mail that it is in default and has thirty (30) days from the receipt of such notice to pay. If such payment is not made timely by the non-paying Party after the issuance of such notice to pay, the Party requesting such payment may take immediate steps to diligently pursue collection of the unpaid costs and other expenses owed by such Participating Party, to collect consequential damages as a result of the default, and to exercise the mortgage and security rights granted by this Agreement. The bringing of a suit and the obtaining of a judgment by any Party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the security rights granted herein. In addition to any other remedy afforded by law, each Party shall have, and is hereby given and vested with, the power and authority to foreclose the lien, mortgage, pledge, and security interest established hereby in its favor in the manner provided by law, to exercise the Power of Sale provided for herein, if applicable, and to exercise all rights of a secured party under the Uniform Commercial Code as adopted by the state in which the Prospect is located or such other states as such Party may deem appropriate. The Operator shall keep an accurate account of amounts owed by the nonperforming Party (plus interest and collection costs) and any amounts collected with respect to amounts owed by the nonperforming Party. In the event there become three or more Parties to this Agreement, then if any nonperforming Party's share of costs remains delinquent for a period of sixty
(60) days, each other Participating Party shall, upon the Operator's request, pay the unpaid amount of costs in the proportion that its Working Interest bears to the total non-defaulting Working Interests. Each Participating Party paying its share of the unpaid amounts of a nonperforming Party shall be subrogated to the Operator's mortgage and security rights to the extent of the payment made by such Participating Party.

          8.6.4 Carved-out Interests. Any agreements creating any overriding royalty, production payment, net proceeds interest, net profits interest, carried interest or any other interest carved out of a Working Interest in the Prospect other than those listed in Exhibit "A" shall specifically make such interests inferior to the rights of the Parties to this Agreement. If any Party whose Working Interest is so encumbered does not pay its

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                   Model Form of Offshore Operating Agreement

share of costs and other expenses authorized under this Agreement, and the proceeds from the sale of its Hydrocarbon production pursuant to this Article
8.6 are insufficient to pay such costs and expenses, the security rights provided for in this Article 8.6 may be applied against the carved-out interests with which the defaulting or non-performing Party's interest in the Prospect is burdened. In such event, the rights of the owner of such carved-out interest shall be subordinated to the security rights granted by this Article 8.6.

          8.7 Overexpenditures. Operator shall notify the Participating Parties when it appears that actual expenditures for an approved operation in an Exploratory or Development Well or for the design, construction, and installation of a Platform (other than a Platform that solely supports Processing Facilities) will exceed the AFE estimate (the excess being an "Overexpenditure"). If it appears that the Overexpenditure will be no more than the greater of Three million Dollars ($3,000,000.00) or fifteen percent (15%), or in the case of an operation involving the design, construction, and installation of a Platform, or Processing Facilities, no more than the greater of Three million Dollars ($3,000,000.00) or fifteen percent (15%), hereinafter referred to as the "Allowable Variance," Operator's notice shall be forwarded for information only. If Operator determines that the Overexpenditure will exceed the Allowable Variance, Operator shall submit a new AFE for the current operation ("Supplemental AFE") for approval of the Participating Parties. The Participating Parties may then elect whether to continue to participate within thirty (30) days or forty-eight (48) hours if a rig is on location, exclusive of Saturdays, Sundays, and federal holidays, after receipt of the Supplemental AFE. If fewer than all, but one (1) or more Participating Parties elect to continue to participate in the current operation and agree to pay and bear one hundred percent (100%) of the costs and risks of conducting it, Operator shall continue to conduct the current operation. Otherwise, the operation shall cease. A Participating Party that elects not to continue to participate in the current operation shall become a Non-participating Party in the operation, from and after the date when the Overexpenditure exceeds the Allowable Variance, not including emergency expenditures, and Article 13.2 (Relinquishment of Interest) shall apply to the Party only to the extent that the costs of the operation exceed the Allowable Variance. Unless otherwise agreed by the Participating Parties, each Participating Party electing to continue to participate in the current operation may, but is not obligated to, pay and bear that portion of the costs and risks attributable to the interests of the Non-participating Parties in the ratio that the Participating Party's interest bears to the total interests of all Participating Parties electing to continue participating in the current operation. If it appears to Operator that actual expenditures for an approved operation will exceed the Supplemental AFE estimate, Operator shall again repeat the procedure of this Article 8.7, using the estimate in the most recently approved Supplemental AFE as the basis for determining the Overexpenditure and Allowable Variance. An initial Participating Party in an operation shall remain responsible for its share of all costs and risks for plugging, replugging, capping, burying, disposing, abandoning, removing, and restoring associated with the operation, subject to Article 14 (Abandonment, Salvage, and Surplus), regardless of its subsequent election on a Supplemental AFE, except in the case of a Platform and/or Processing Facilities when an election not to continue to participate in its construction and installation is made on a Supplemental AFE before Platform and/or Processing Facilities loadout. Notwithstanding anything in this Article

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                   Model Form of Offshore Operating Agreement

to the contrary, if expenditures exceed the Allowable Variance for an emergency, as provided in Article 8.3 (Emergency and Required Expenditures), Operator shall not be required to secure the approval of the Participating Parties, as the expenditures will be borne by all Participating Parties. However, once stabilization takes place and emergency expenditures are no longer being incurred, Operator shall promptly furnish a Supplemental AFE to the Participating Parties for their review and election, as provided above.

                                    ARTICLE 9
                                     NOTICES

          9.1 Giving and Receiving Notices. Except as otherwise provided in this Agreement, all AFEs and notices required or permitted by this Agreement shall be in writing and shall be delivered in person or by mail, courier service, or facsimile transmission, with postage and charges prepaid, addressed to the Parties at the addresses in Exhibit "A." When a drilling rig is on location and standby charges are accumulating, however, notices pertaining to the rig shall be given orally or by telephone. All telephone or oral notices permitted by this Agreement shall be confirmed immediately thereafter by written notice. The originating AFE or notice shall be deemed to have been delivered only when received by the Party to whom it was directed, and the period for a Party to deliver an AFE or notice in response thereto shall begin on the date the originating AFE or notice is received. For proposals and responses thereto, "receipt," for oral or telephone notice, means actual and immediate communication to the Party to be notified, and for written notice, means actual delivery of the notice to the address of the Party to be notified, as specified in this Agreement, or to the facsimile machine of that Party. A responsive notice shall be deemed to have been delivered when the Party to be notified is in receipt of same. When a response is required in forty-eight (48) hours or less, however, the response shall be given orally or by telephone or facsimile transmission within that period. If a Party is unavailable to receive a notice required to be given orally or by telephone, the notice may be delivered by any other method specified in this Article 9.1 and shall be deemed to have been delivered in the same manner provided in this Article 9.1 for a responsive notice. A message left on an answering machine or with an answering service or other third person shall not be deemed to be adequate telephonic or oral notice.

          9.2 Content of Notice. An AFE or notice requiring a response shall indicate the maximum response time specified in Article 9.3 (Response to Notices). A proposal for a Platform and/or Processing Facilities shall include an AFE, containing a description of the Platform and/or Processing Facilities, including, but not limited to, location, and the estimated costs of design, fabrication, transportation, and installation. A proposal for a well operation shall include an AFE, describing the estimated commencement date, the proposed depth, the objective formation or formations to be penetrated or tested, the Objective Horizon, the surface and bottomhole locations, proposed directional drilling operations, the type of equipment to be used, and the estimated costs of the operation, including, but not limited to, the estimated costs of drilling, testing, and Completing or abandoning the well. If a proposed operation is subject to Article 13.11 (Lease Maintenance Operations), the notice shall specify that the proposal is a Lease Maintenance Operation. A proposal for multiple operations on more than one well location by

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the same rig shall contain separate AFEs or notices for each operation and shall specify in writing which operation will take precedence. Each Party shall respond to each proposed multiple operation in the manner provided in Article
9.3.3 (Proposal for Multiple Operations).

     9.3 Response to Notices. Each Party's response to a proposal shall be in writing to the proposing Party. Unless otherwise provided in this Agreement, the response time shall be as follows:

          9.3.1 Platform and/or Processing Facilities Proposals. Each Party shall respond within one hundred and eighty (180) days after its receipt of the AFE or notice for a Platform and/or Processing Facilities.

          9.3.2 Well Proposals. Except as provided in Article 9.3.3 (Proposal for Multiple Operations), each Party shall respond within thirty (30) days after receipt of the well proposal, but if (a) a drilling rig is on location, (b) the proposal relates to the same well or its substitute, and (c) standby charges are accumulating, a response shall be made within forty-eight (48) hours after receipt of the proposal, inclusive of Saturdays, Sundays, and federal holidays.

          9.3.3 Proposal for Multiple Operations. When a proposal is made to conduct multiple Development Operations at separate well locations using the same rig, each Party shall respond (a) to the well operation taking precedence, within thirty (30) days after receipt of the proposal; and (b) to each subsequent well location, within forty-eight (48) hours exclusive of Saturdays, Sundays, and federal holidays after completion of approved operations at the prior location and notification thereof by Operator.

          9.3.4 Other Matters. For all other matters requiring notice, each Party shall respond within thirty (30) days after receipt of notice.

     9.4 Failure to Respond. Failure of a Party to respond to a proposal or notice, to vote, or to elect to participate within the period required by this Agreement shall be deemed to be a negative response, vote, or election

     9.5 Response to Counterproposals. Responses must be made within the response period for the original proposal.

     9.6 Timely Well Operations. Unless otherwise provided, an approved well shall be commenced within one hundred and twenty (120) days after the date when the last applicable election on that well may be made. Wells shall be deemed to have commenced on the day charges commence under the drilling contract for that well . If the Operator does not commence the drilling of an approved well within the one hundred and twenty (120) day time frame, the other Participating Parties in that well may select a substitute Operator to drill the approved well. That substitute Operator shall be selected from among the Participating Parties by an affirmative vote of one (1) or more Participating Parties having a combined Participating Interest of fifty-one percent (51%) or more. If the Operator fails to vote or votes only to succeed itself, then the successor Operator shall be selected by an affirmative vote of the Participating Parties owning a combined Participating Interest of fifty-one percent (51%) or more of the remaining Participating Interest after excluding the Participating Interests of the Operator. In all events, including the occurrence of a Force Majeure, if no Participating Party commences actual drilling operations on an

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                   Model Form of Offshore Operating Agreement

approved well within one hundred and twenty (120) days from the proposal of the approved well, the proposal of the well and its approval will be deemed to have been withdrawn. Regardless of whether or not the well is commenced, all costs incurred by the Operator, attributable to an approved operation, shall be paid by the Participating Parties.

     9.7 Timely Platform/Processing Facilities Operations. Unless otherwise provided, Operator shall commence, or cause to commence, the construction, acquisition, or refurbishment of an approved Platform and/or Processing Facilities within one hundred and eighty (180) days after the date when the last applicable election on that Platform and/or Processing Facilities may be made. The construction, acquisition, or refurbishment of an approved Platform and/or Processing Facilities shall be deemed to have commenced on the date the contract is awarded for the design, fabrication, or refurbishment of the Platform and/or Processing Facilities. If the Operator does not commence the construction, acquisition, or refurbishment of an approved Platform and/or Processing Facilities within the one hundred and eighty (180) day time frame, the other Participating Parties in that Platform and/or Processing Facilities may select a substitute Operator to commence the Platform and/or Processing Facilities. That substitute Operator shall be selected from among the Participating Parties by an affirmative vote of one (1) or more Participating Parties having a combined Participating Interest of fifty-one percent (51%) or more. If the Operator fails to vote or votes only to succeed itself, then the successor Operator shall be selected by an affirmative vote of the Participating Parties owning a combined Participating Interest of fifty-one percent (51%) or more of the remaining Participating Interest after excluding the Participating Interests of the Operator. In all events, including the occurrence of a Force Majeure, if no Participating Party commences the construction, acquisition, or refurbishment of an approved Platform and/or Processing Facilities within one hundred and eighty
(180) days from the proposal of the approved Platform and/or Processing Facilities, the proposal of the Platform and/or Processing Facilities and their approval will be deemed to have been withdrawn. Regardless of whether or not the construction, acquisition, or refurbishment of a Platform and/or Processing Facilities is commenced, all costs incurred by Operator, attributable to that activity, shall be paid by the Participating Parties.

                                   ARTICLE 10
                             EXPLORATORY OPERATIONS

     10.1 Proposing Operations. A Party may propose an Exploratory Operation by sending an AFE or notice to the other Parties in accordance with Article 9 (Notices).

     10.2 Counterproposals. When an Exploratory Operation is proposed, a Party may, within ten (10) days after receipt of the AFE or notice for the original proposal, make a proposal, hereinafter referred to as "Counterproposal," to conduct an alternative Exploratory Operation by sending an AFE or notice to the other Parties in accordance with Article 9 (Notices). The AFE or notice shall indicate that the proposal is a Counterproposal to the original proposal. If one or more Counterproposals are made, each Party shall elect to

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participate in either the original proposal, one Counterproposal, or neither the original proposal nor a Counterproposal Except for the response period provided in this Article 10.2, a Counterproposal shall be subject to the same terms and conditions as the original proposal.

     10.3 Operations by All Parties. If all Parties elect to participate in the proposed operation, Operator shall conduct the operation at their cost and risk.

     10.4 Second Opportunity to Participate. If there are more than two (2) Parties to this Agreement and if fewer than all but one (1) or more Parties having a combined Working Interest of fifty-one percent (51%) or more elect to participate, then the proposing Party shall notify the Parties of the elections made, whereupon a Party originally electing not to participate may then elect to participate by notifying the proposing Party within forty-eight (48) hours, inclusive of Saturdays, Sundays, and federal holidays, after receipt of such notice. If all Parties elect to participate in a proposed operation, Operator shall conduct the operation at their cost and risk. If there are only two (2) Parties to this Agreement and one (1) of the Parties having fifty-one percent (51%) or more elects to participate and agrees to pay and bear one hundred percent (100%) of the costs and risks of the operation, then there shall not be a second opportunity to elect to participate, and the Operator, subject to
Article 4.2 (Substitute Operator), shall conduct the operation as a Non-consent Operation for the benefit of the Participating Party, and the provisions of
Article 12 (Non-consent Operations) shall apply.

     10.5 Operations by Fewer Than All Parties. If, after the election (if applicable) made under Article 10.4 (Second Opportunity to Participate), fewer than all but one (1) or more Parties having a combined Working Interest of fifty-one percent (51%) or more elect to participate in the proposed operation, the proposing Party shall notify the Participating Parties, and each Participating Party shall have forty-eight (48) hours, exclusive of Saturdays, Sundays, and federal holidays, after receipt of the notice to notify the proposing Party of the portion of costs and risks attributable to the total Non-participating Parties' interests it elects to pay and bear. Unless otherwise agreed by the Participating Parties, each Participating Party may, but shall not be obligated to, pay and bear that portion of the costs and risks attributable to the total Non-participating Parties' interests in the ratio that the Participating Party's interest bears to the total interests of all Participating Parties who elect to pay and bear a portion of costs and risks attributable to the total Non-participating Parties' interests. Failure to respond shall be deemed to be an election not to pay or bear any additional costs or risks. If the Participating Parties agree to pay and bear one hundred percent (100%) of the costs and risks of the operation, Operator, subject to Article 4.2 (Substitute Operator), shall conduct the operation as a Non-consent Operation for the benefit of the Participating Parties, and the provisions of Article 13 (Non-consent Operations) shall apply. If such agreement is not obtained, however, the operation shall not be conducted and the effect shall be as if the proposal had not been made.

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                   Model Form of Offshore Operating Agreement

          10.5.1 Acreage Out Option. A Party electing not to participate in an approved proposal to drill the first well on the Prospect shall withdraw from this Agreement in accordance with Article 15 (Withdrawal), with the withdrawal to be effective on the date actual drilling operations are commenced.

     10.6 Expenditures Approved. Approval of an Exploratory Operation shall cover all necessary expenditures associated with the operation proposed in the AFE or notice that are incurred by Operator in connection with (a) preparations for drilling; (b) the actual drilling; (c) evaluations, such as testing, coring, and logging; and (d) plugging and abandonment.

     10.7 Conduct of Operations. Upon commencement of drilling an Exploratory Well, Operator shall diligently conduct the operation without unreasonable delay until the well reaches the Objective Depth, unless the well encounters, at a lesser depth, impenetrable conditions or mechanical difficulties that cannot be overcome by reasonable and prudent operations and that render further operations impracticable, except as may otherwise be provided in Article 8.7 (Overexpenditures). If a well does not reach its Objective Depth as a result of the conditions mentioned in this Article 10.8, the operation shall be deemed to have been completed and Article 13 (Non-consent Operations) shall apply to each Non-participating Party for the portion of the well drilled.

     10.8 Course of Action After Reaching Objective Depth. When an Exploratory Well has been drilled to its Objective Depth and reasonable testing, coring, and logging have been completed and the results have been furnished to the Participating Parties, Operator shall notify the Participating Parties of Operator's recommendation for further operations in the well, and the following provisions shall apply:

          10.8.1 Election by Participating Parties. The Participating Parties shall notify Operator within forty-eight (48) hours, inclusive of Saturdays, Sundays, and federal holidays, of receipt of the notice whether the Participating Parties elect to (a) participate in the recommended operation, (b) propose another operation, or (c) not participate in the recommended operation. Failure to respond shall be deemed to be an election not to participate in the recommended operation. To propose another operation, a Party shall submit notice of the operation to the Participating Parties within twenty-four (48) hours, exclusive of Saturdays, Sundays, and federal holidays, after receipt of the notice of proposal by Operator.

          10.8.2 Priority of Operations. If all Participating Parties elect to participate in the same proposed operation, Operator shall conduct the operation at their cost and risk. If more than one (1) operation is approved by one (1) or more Participating Parties having a combined Working Interest of forty percent (40%) or more, then the approved operation with the lowest number as indicated below shall take precedence:

          1 Additional Testing, coring, or logging. (If conflicting proposals are approved, the proposal receiving the largest percentage of Working Interest approval shall take

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                   Model Form of Offshore Operating Agreement

          precedence, and in the event of a tie between two (2) or more approved proposals, the approved proposal first received by the Parties shall take precedence.)

          2 Deepen. (If conflicting proposals are approved, the operation proposed to the deepest/shallowest depth shall take precedence.)

          3 Sidetrack. (If conflicting proposals are approved, the proposal receiving the largest percentage Working Interest approval shall take precedence, and in the event of a tie between two (2) or more approved proposals, the approved proposal first received by the Parties shall take precedence.)

          4 Complete at the Objective Horizon

          5 Complete above the Objective Horizon. (If conflicting proposals are approved, the operation proposed at the deepest/shallowest depth shall take precedence.)

          6 Other operations (If conflicting proposals are approved, the proposal receiving the largest percentage Working Interest approval shall take precedence, and in the event of a tie between two (2) or more approved proposals, the approved proposal first received by the Parties shall take precedence.)

          7 Temporarily abandon.

          8 Plug and abandon.

          10.8.3 Second Opportunity to Participate. If fewer than all but one
(1) or more Participating Parties having a combined Working Interest of forty percent (40%) or more elect to participate in an operation, the proposing Party shall notify the Participating Parties of the elections made, whereupon a Party originally electing not to participate in the proposed operation may then elect to participate by notifying the proposing Party within twenty-four (24) hours, inclusive of Saturdays, Sundays, and federal holidays, after receipt of such notice. If all Parties elect to participate in the proposed operation, Operator shall conduct the operation at their cost and risk.

          10.8.4 Operations by Fewer Than All Parties. If, after the election (if applicable) made under Article 10.8.3 (Second Opportunity to Participate), fewer than all but one (1) or more Parties having a combined Working Interest of forty percent (40%) or more elect to participate in the proposed operation that takes precedence, the proposing Party shall notify the Participating Parties and each Participating Party shall have twenty-four (24) hours, inclusive of Saturdays, Sundays, and federal holidays, after receipt of the notice to notify the proposing Party of the portion of the costs and risks attributable to the total Non-participating Parties' interests it elects to pay and bear. Unless otherwise agreed by the Participating Parties, each Participating Party may, but shall not be obligated to, pay and bear that portion of the costs and risks attributable to the total Non-participating Parties' interests in the ratio that the Participating Party's interest bears to the total interests of all Participating Parties who elect to pay and bear a portion of costs and risks attributable to the non-participating interests. Failure to respond shall be deemed to be an election not to pay or bear any additional costs or risks. If the Participating Parties agree to bear one hundred percent (100%) of the costs and risks of the operation, Operator, subject to

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                   Model Form of Offshore Operating Agreement

Article 4.2 (Substitute Operator), shall conduct the operation as a Non-consent Operation for the benefit of the Participating Parties, and the provisions of
Article 13 (Non-consent Operations) shall apply. If such agreement is not obtained, however, the operation shall not be conducted and the effect shall be as if the proposal had not been made. If a Participating Party in a well elects not to participate in the Deepening or Sidetracking operation in the well, such non-consenting Party shall become a Non-participating Party in all operations conducted after the election, through the Completing and equipping of the Deepened or Sidetracked portion of the well. If the Non-consent Operation is an Additional Testing, coring, or logging operation, Article 13 (Non-consent Operations) shall not apply, however, a Party electing not to participate in the Additional Testing, coring, or logging shall not be entitled to information resulting from the operation.

          10.8.5 Subsequent Operations. Upon completion of an operation conducted under Article 10.8 (Course of Action After Reaching Objective Depth), if the well is not either (a) Completed as a well capable of producing Hydrocarbons in paying quantities, or (b) temporarily abandoned or permanently plugged and abandoned, Operator shall notify the Participating Parties of Operator's recommendation for further operations in the well under Articles
10.8.1 through 10.8.4, which again shall apply. If sufficient approval is not obtained to conduct a subsequent operation in a well or if all Participating Parties elect to plug and abandon the well, subject to Article 14 (Abandonment and Salvage), Operator shall permanently plug and abandon the well at the cost and risk of all Participating Parties. Each Participating Party shall be responsible for its proportionate share of the plugging and abandonment costs associated with the operation in which it participated.

          10.8.6 Restoration of Damaged Well. If, during an Additional Testing, coring, or logging operation or during a Deepening or Sidetracking operation that does not result in the well being Completed as a Producible Well, the well is damaged to the extent that the well is rendered incapable of having a lower-priority operation conducted and a Party (a) who participated in the well, but not in the operation being conducted when the well was damaged, and (b) who elected to conduct a lower-priority operation still desires to conduct the lower-priority operation after the well has been damaged may conduct the lower-priority operation, which would include operations to either restore the well to a condition that will allow the lower-priority operation to be conducted or to drill a new well to a sufficient depth to allow the lower-priority operation to be conducted. Upon conclusion of the lower-priority operation, the Participating Parties in the operation being conducted when the well was damaged shall reimburse the Participating Parties conducting the lower-priority operation all their costs associated with restoration of the well to the point at which the lower-priority operation was conducted. In no event, however, shall Participating Parties in the operation being conducted when the well was damaged be required to reimburse the Participating Parties conducting the lower-priority operations an amount greater than what was actually incurred in the damaged well.

     10.9 Wells Proposed Below Deepest Producible Reservoir. If a proposal is made to conduct an Exploratory Operation involving the drilling of a well to an Objective Horizon below the base of the deepest

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                   Model Form of Offshore Operating Agreement

Producible Reservoir, a Party may elect within the applicable period to limit its participation in the operation down to the base of the deepest Producible Reservoir. For purposes of this Article 10.9, a Party who elects to limit its participation in the operation down to the base of the deepest Producible Reservoir shall be referred to as "Shallow Participant" and a Party who elects to participate in the entire operation shall be referred to as "Deep Participant." If a Party elects to limit its participation to the base of the deepest Producible Reservoir, Operator shall prepare and submit to the Shallow Participant, for informational purposes, a separate AFE covering operations down to the base of the deepest Producible Reservoir. The Shallow Participant shall be a Participating Party in, and shall pay and bear the costs and risks of, each operation to the base of the deepest Producible Reservoir, according to its Participating Interest. The Shallow Participant shall be a Non-participating Party in each operation below the base of the deepest Producible Reservoir, and the operation shall be considered a Non-consent Operation, and the provisions of
Article 13 (Non-consent Operations) shall apply. If the well is Completed and produces oil or gas from a horizon below the base of the deepest Producible Reservoir, the Deep Participant shall reimburse the Shallow Participant for its share of the actual well costs to the base of the deepest Producible Reservoir. If the well is Completed and produces oil or gas from a horizon below the base of the deepest Producible Reservoir, the Shallow Participant shall reimburse the Deep Participant for its Working Interest share of the actual well costs to the base of the deepest Producible Reservoir in accordance with Article 13.4 (Deepening or Sidetracking Cost Adjustments), upon the earlier of the time that
(a) the well is plugged back to a horizon above the base of the deepest Producible Reservoir, as determined when the original well was proposed, (b) the well is plugged and abandoned, or (c) the amount to be recouped by the Deep Participant under Article 13 (Non-consent Operations) is recovered.

                                   ARTICLE 11

                             DEVELOPMENT OPERATIONS

     11.1 Proposing Operations. A Party may propose a Development Operation by sending an AFE or notice to the other Parties in accordance with Article 9 (Notices).

     11.2 Counterproposals. When a Development Operation is proposed, a Party may, within ten (10) days after receipt of the AFE or notice for the original proposal, make a proposal, hereinafter referred to as "Counterproposal," to conduct an alternative Development Operation by sending an AFE or notice to the other Parties in accordance with Article 9 (Notices). The AFE or notice shall indicate that the proposal is a Counterproposal to the original proposal. If one or more Counterproposals are made, each Party shall elect to participate in either the original proposal, one Counterproposal, or neither the original proposal nor a Counterproposal. Except for the response period provided in this
Article 11.2, a Counterproposal shall be subject to the same terms and conditions as the original proposal.

     11.3 Operations by All Parties. If all Parties elect to participate in the proposed operation, Operator shall conduct the operation at their cost and risk.

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     11.4 Second Opportunity to Participate. If there are more than two (2)
Parties to this Agreement and if fewer than all but one (1) or more Parties having a combined Working Interest of fifty-one percent (51%) or more elect to participate, then the proposing Party shall notify the Parties of the elections made, whereupon a Party originally electing not to participate may then elect to participate by notifying the proposing Party within forty-eight (48) hours, inclusive of Saturdays, Sundays, and federal holidays, after receipt of such notice. If all Parties elect to participate in the proposed operation, Operator shall conduct the operation at their cost and risk. If there are only two (2) Parties to this Agreement and one (1) of the Parties having fifty-one percent (51%) or more elects to participate and agrees to pay and bear one hundred percent (100%) of the costs and risks of the operation, then there shall not be a second opportunity to elect to participate, and the Operator, subject to
Article 12.13, shall conduct the operation as a Non-consent Operation for the benefit of the Participating Party, and the provisions of Article 12 (Non-consent Operations) shall apply.

     11.5 Operations by Fewer Than All Parties. If, after the election (if applicable) made under Article 11.4 (Second Opportunity to Participate), fewer than all but one (1) or more Parties having a combined Working Interest of fifty-one percent (51%) or more elect to participate in the proposed operation, the proposing Party shall notify the Participating Parties, and each Participating Party shall have forty-eight (48) hours, exclusive of Saturdays, Sundays, and federal holidays, after receipt of the notice to notify the proposing Party of the portion of the costs and risks attributable to the total Non-participating Parties' interests it elects to pay and bear. Unless otherwise agreed by the Participating Parties, each Participating Party may, but shall not be obligated to, pay and bear that portion of costs and risks attributable to the total Non-participating Parties' interests in the ratio that the Participating Party's interest bears to the total interests of all Participating Parties who elect to pay and bear a portion of the costs and risks attributable to the total Non-participating Parties' interests. Failure to respond shall be deemed to be an election not to pay or bear any additional costs or risks. If the Participating Parties agree to pay and bear one hundred percent (100%) of the costs and risks of the operation, Operator, subject to Article 4.2 (Substitute Operator) shall conduct the operation as a Non-consent Operation for the benefit of the Participating Parties, and the provisions of Article 13 (Non-consent Operations) shall apply. If such agreement is not obtained, however, the operation shall not be conducted and the effect shall be as if the proposal had not been made.

          11.6 Expenditures Approved. Approval of a Development Operation shall cover all necessary expenditures associated with the operation proposed in the AFE or notice that are incurred by Operator in connection with (a) preparations for drilling; (b) the actual drilling; (c) evaluations, such as testing, coring, and logging; and (d) plugging and abandonment. All Participating Parties in the drilling of the well shall participate in the Completion operation, and Article
11.8 (Course of Action After Reaching Objective Depth) shall not apply unless the well is not Completed in the Objective Horizon or the Completion is unsuccessful.

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        11.7 Conduct of Operations. Upon commencement of a Development Well,
Operator shall diligently conduct the operation without unreasonable delay until the well reaches the Objective Depth, unless the well encounters, at a lesser depth, impenetrable conditions or mechanical difficulties that cannot be overcome by reasonable and prudent operations and render further operations impracticable, except as may otherwise be provided in Article 8.7 (Overexpenditures). If a well does not reach its Objective Depth as a result of the conditions mentioned in this Article 11.7, the operation shall be deemed to have been completed and Article 13 (Non-consent Operations) shall apply to each Non-participating Party for the portion of the well drilled.

        11.8 Course of Action After Reaching Objective Depth. When a Development Well has been drilled to its Objective Depth and reasonable testing, coring, and logging have been completed and the results have been furnished to the Participating Parties, Operator shall notify the Participating Parties of Operator's recommendation for further operations in the well and the following provisions shall apply:

             11.8.1 Election by Fewer Than All Parties. The Participating Parties shall notify Operator within forty-eight (48) hours, inclusive of Saturdays, Sundays, and federal holidays, of receipt of the notice whether the Participating Parties elect to (a) participate in the recommended operation, (b) propose another operation, or (c) not participate in the recommended operation. Failure to respond shall be deemed to be an election not to participate in the recommended operation. To propose another operation, a Party shall submit notice of the operation to the Participating Parties within twenty-four (24) hours, inclusive of Saturdays, Sundays, and federal holidays, after receipt of notice of the proposal by Operator.

             11.8.2 Priority of Operations. If all Participating Parties elect to participate in the same proposed operation, Operator shall conduct the operation at their cost and risk. If more than one (1) operation is approved by one (1) or more Participating Parties having a combined Working Interest of fifty-one percent (51%) or more, then the approved operation with the lowest number as indicated below shall take precedence:

             1      Additional Testing, coring, or logging. (If conflicting
             proposals are approved, the proposal receiving the largest percentage of Working Interest approval shall take precedence, and in the event of a tie between two (2) or more approved proposals, the approved proposal first received by the Parties shall take precedence.)

             2      Complete at the Objective Horizon.

             3      Complete above the Objective Horizon. (If conflicting
             proposals are approved, the operation proposed to the deepest/ shallowest depth shall take precedence.)

             4      Deepen. (If conflicting proposals are approved, the
             operation proposed to the deepest/shallowest depth shall take precedence.)

             5      Sidetrack. (If conflicting proposals are approved, the
             proposal receiving the largest percentage of Working Interest approval shall take precedence, and in the event of a tie between two (2) or more approved proposals, the approved proposal first received by the Parties shall take precedence.)

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                   Model Form of Offshore Operating Agreement

             6      Other operations. (If conflicting proposals are approved,
             the proposal receiving the largest percentage of Working Interest approval shall take precedence, and in the event of a tie between two (2) or more approved proposals, the approved proposal first received by the Parties shall take precedence.)

             7      Temporarily abandon.

             8      Plug and abandon.

             11.8.3 Second Opportunity to Participate. If fewer than all but one
(1) or more Participating Parties having a combined Working Interest of forty percent (40%) or more elect to participate in an operation, the proposing Party shall notify the Participating Parties of the elections made, whereupon a Party originally electing not to participate in the proposed operation may then elect to participate by notifying the proposing Party within twenty-four (24) hours, inclusive of Saturdays, Sundays, and federal holidays, after receipt of such notice. If all Parties elect to participate in the proposed operation, Operator shall conduct the operation at their cost and risk.

             11.8.4 Operations by Fewer Than All Parties. If, after the election (if applicable) made under Article 11.8.3 (Second Opportunity to Participate), fewer than all but one (1) or more Parties having a combined Working Interest of forty percent (40%) or more elect to participate in the proposed operation that takes precedence, the proposing Party shall notify the Participating Parties and each Participating Party shall have twenty-four (24) hours, inclusive of Saturdays, Sundays, and federal holidays, after receipt of the notice to notify the proposing Party of the portion of the costs and risks attributable to the total Non-participating Parties' interests it elects to pay and bear. Unless otherwise agreed by the Participating Parties, each Participating Party may, but shall not be obligated to, pay and bear that portion of the costs and risks attributable to the total Non-participating Parties' interests in the ratio that the Participating Party's interest bears to the total interests of all Participating Parties who elect to pay and bear a portion of costs and risks attributable to the non-participating interests. Failure to respond shall be deemed to be an election not to pay or bear any additional costs or risks. If the Participating Parties agree to pay and bear one hundred percent (100%) of the costs and risks of the operation, Operator, subject to Article 4.2 (Substitute Operator), shall conduct the operation as a Non-consent Operation for the benefit of the Participating Parties, and the provisions of Article 13 (Non-consent Operations) shall apply. If such agreement is not obtained, however, the operation shall not be conducted and the effect shall be as if the proposal had not been made. If a Participating Party in a well elects not to participate in the Deepening or Sidetracking operation in the well, such non-consenting Party shall become a Non-participating Party in all operations conducted after the election, through the Completing and equipping of the Deepened or Sidetracked portion of the well. If the Non-consent Operation is an Additional Testing, coring, or logging operation, Article 13 (Non-consent Operations) shall not apply, however, a Party electing not to participate in the Additional Testing, coring, or logging shall not be entitled to information resulting from the operation.

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                   Model Form of Offshore Operating Agreement

             11.8.5 Subsequent Operations. Upon the completion of an operation conducted under Article 11.8 (Course of Action After Reaching Objective Depth), if the well is not either (a) Completed as a well capable of producing Hydrocarbons in paying quantities, or (b) temporarily abandoned or permanently plugged and abandoned, Operator shall notify the Participating Parties of Operator's recommendation for operations in the well under Articles 11.8.1 through 11.8.4, which again shall apply. If sufficient approval is not obtained to conduct a subsequent operation in a well or if all Participating Parties elect to plug and abandon the well, subject to Article 14 (Abandonment, Salvage, and Surplus), Operator shall permanently plug and abandon the well at the expense of all Participating Parties. Each Participating Party shall be responsible for its proportionate share of the plugging and abandonment costs associated with the operation in which it participated.

             11.8.6 Restoration of Damaged Well. If, during an Additional Testing, coring, or logging operation or during a Deepening or Sidetracking operation that does not result in the well being Completed as a Producible Well, the well is damaged to the extent that the well is rendered incapable of having a lower-priority operation conducted and a Party (a) who participated in the well, but not in the operation being conducted when the well was damaged, and
(b) who elected to conduct a lower-priority operation, still desires to conduct the lower-priority operation after the well has been damaged, may conduct the lower-priority operation, which would include operations to either restore the well to a condition that will allow the lower-priority operation to be conducted or to drill a new well to a sufficient depth to allow the lower-priority operation to be conducted. Upon conclusion of the lower-priority operation, the Participating Parties in the operation being conducted when the well was damaged shall reimburse the Participating Parties conducting the lower-priority operation all their costs associated with restoration of the well to the point at which the lower-priority operation was conducted. In no event, however, shall Participating Parties in the operation being conducted when the well was damaged be required to reimburse the Participating Parties conducting the lower-priority operations an amount greater than what was actually incurred in the damaged well.

                                   ARTICLE 12
                       PLATFORM AND PROCESSING FACILITIES

        12.1 Approval. A Party may propose the fabrication and installation of a Platform and/or Processing Facilities, with information adequate to describe the proposed Platform and/or Processing Facilities and their estimated costs.

        12.2 Counterproposals. When a Platform and/or Processing Facilities is proposed under Article 12.1, a Party may, within thirty (30) days after receipt of the AFE or notice for the original proposal, make a proposal, hereinafter referred to as "Counterproposal," to fabricate and install said Platform and/or Processing Facilities by sending an AFE or notice to the other Parties in accordance with Article 9 (Notices). The AFE or notice shall indicate that the proposal is a Counterproposal to the original proposal. If one or more Counterproposals are made, each Party shall elect to participate in either the original proposal, one Counterproposal, or neither the original proposal nor a Counterproposal. If a proposal receives the approval of the

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                   Model Form of Offshore Operating Agreement

number of Parties and combined Working Interests required by Article 12.5 (Operations By Fewer Than All Parties), the proposal shall be deemed approved.

             12.2.1 Operations by All Parties. If all Parties elect to participate in the proposed operation, Operator shall conduct the operation at their cost and risk.

             12.2.2 Second Opportunity to Participate. If there are more than two (2) Parties and if fewer than all but one (1) or more Parties having a combined Working Interest of fifty-one percent (51%) or more elect to participate in the Platform and/or Processing Facilities, then the proposing Party shall notify the Parties of the elections made, whereupon a Party originally electing not to participate may then elect to participate by notifying the proposing Party within forty-eight (48) hours, exclusive of Saturdays, Sundays, and federal holidays, after receipt of such notice. If all Parties elect to participate in the Platform and/or Processing Facilities, Operator shall timely commence the fabrication and installation of the Platform and/or Processing Facilities at their cost and risk.

             12.2.3 Operations by Fewer Than All Parties. If, after the election made under Article 12.2.2 (Second Opportunity to Participate), fewer than all but (1) or more Parties having a combined Working Interest of fifty-one percent (51%) or more elect to participate in the Platform and/or Processing Facilities, the proposing Party shall notify the Participating Parties, and each Participating Party shall have forty-eight (48) hours, exclusive of Saturdays, Sundays, and federal holidays, after receipt of the notice to notify the proposing Party of the portion of the costs and risks attributable to the total Non-participating Parties' interests it elects to pay and bear. Unless otherwise agreed by the Participating Parties, each Participating Party may, but shall not be obligated to, pay and bear that portion of costs and risks attributable to the total Non-participating Parties' interests in the ratio that the Participating Party's interest bears to the total interests of all Participating Parties who elect to pay and bear a portion of the costs and risks attributable to the total Non-participating Parties' interests. Failure to respond shall be deemed to be an election not to pay or bear any additional costs or risks. If the Participating Parties agree to pay and bear one hundred percent (100%) of the costs and risks of the operation, the Operator, subject to Article 4.2 (Substitute Operator), shall conduct the operation as a Non-consent Operation for the benefit of the Participating Parties, and except as provided in Article
12.4 (Rights to Take in Kind), the provisions of Article 13.2.1.(B) shall apply. If such agreement is not obtained, however, the fabrication and installation of the Platform and/or Processing Facilities shall not be commenced, and the effect shall be as if the proposal had not been made.

        12.3 Ownership and Use of the Platform and Processing Facilities. The Participating Parties in the Processing Facilities own all of the excess capacity of the Processing Facilities and the excess weight, space and buoyancy of the Platform, and each Participating Party in the Processing Facilities does not have the right to use its Working Interest share of the excess capacity, weight, space and buoyancy for hydrocarbon production from outside the area of any Prospects identified in Exhibit "A" to the APAat its sole discretion and for its sole account. To the extent any excess capacity exists, any Participating Party may use its share of the excess capacity, weight, space and buoyancy for production which is produced from any Prospects described on Exhibit "A" of the

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                   Model Form of Offshore Operating Agreement

APA (including any leases acquired pursuant to the AMI provision in Section 26.4 of the Joint Operating Agreements for such Prospects. Each Participating Party in the Processing Facilities or Platform must obtain the unanimous approval of the other Participating Parties in the Processing Facilities or Platform in order to utilize any portion of the excess capacity, weight, space and buoyancy for production from outside the Prospects identified in the APA. It must negotiate the payment of a fee with the Participating Parties in the Processing Facilities or Platform in order to utilize any portion of the excess capacity, weight, space and buoyancy. Each of the Participating Parties in the Processing Facilities or Platform shall receive its Working Interest share of all fees derived from the utilization of the excess capacity, weight, space and buoyancy. All hydrocarbon production from outside the Prospects identified in the APA shall be processed under a "Facilities Use and Production Handling Agreement" unanimously agreed to by the Participating Parties in the Processing Facilities.

        12.4 Rights to Take in Kind. Nothing in this Article 12 shall act to limit a Party's rights under Article 22 (Disposition of Production), or to otherwise separately dispose of its share of Hydrocarbon production. If a Party elects (a) not to participate in an approved Processing Facilities proposal and
(b) to separately dispose of its share of Hydrocarbon production (the "Separately Disposing Party"), the Separately Disposing Party shall not be subject to the provisions of Article 13.2.1.(B), but must provide proof to the Participating Parties in the approved Processing Facilities proposal, within one hundred and eighty (180 days from the last applicable response date to the Processing Facilities proposal that it has begun disposing (i.e. the actual "flowing") its own share of Hydrocarbon production. If a Separately Disposing Party fails to provide such proof by that deadline, it must immediately (i) utilize the Processing Facilities for its share of Hydrocarbon production, (ii) pay to the Participating Parties in the approved Processing Facilities proposal, in proportion to their ownership percentages in the Processing Facilities, a sum equal to one hundred and twenty-five percent (125%) of the Separately Disposing Party's share of the costs and expense of the Processing Facilities, and (iii) assume its share of the risks and liabilities associated with the construction and ownership of the Processing Facilities as of the date of commencement of the operations to construct same.

        12.5 Expansion or Modification of a Platform and/or Processing Facilities. After installation of a Platform and/or Processing Facilities, any Participating Party in that Platform and/or Processing Facilities may propose the expansion or modification of that Platform and/or Processing Facilities by written notice (along with its associated AFE) to the other Participating Parties in that Platform and/or Processing Facilities. That proposal requires approval by two of more of the Participating Parties in the Platform and/or Processing Facilities with more than fifty-one percent (51%) of the Participating Interest in the Platform and/or Processing Facilities. If approved, that proposal will be binding on all Participating Parties in that Platform and/or Processing Facilities, and the Operator shall commence that expansion or modification at the sole cost and risk of all of the Participating Parties in that Platform and/or Processing Facilities unless otherwise agreed.

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                   Model Form of Offshore Operating Agreement

             12.6 Third Party Facilities. In the event that one or more Parties with more than fifty-one percent (51%) of the Participating Interest in Hydrocarbon production agree that Hydrocarbon production can most effectively be processed and handled by a third party facility, the Operator, on behalf of the Participating Parties, shall use reasonable efforts to secure a formal "Facilities Use and Production Handling Agreement" from the owners of the Offsite Host Facilities. However, if the Operator does secure access to an Offsite Host Facilities in a Facilities Use and Production Handling Agreement, each Participating Party shall have the right, but not the obligation, to have its Participating Interest share of the Hydrocarbon production dedicated to the Facilities Use and Production Handling Agreement providing for access and use of Offsite Host Facilities. This Article 12.6 shall not constitute a limit on a Party's right to install its own Take-in-Kind Facilities under Article 22 (Disposition of Production).

                                   ARTICLE 13
                             NON-CONSENT OPERATIONS

       13.1  Non-consent Operations. Operator or substitute Operator under
Article 4.2 (Substitute Operator) shall conduct Non-consent Operations at the sole cost and risk of the Participating Parties in accordance with the following provisions:

             13.1.1 Non-interference. Non-consent Operations shall not interfere unreasonably with operations being conducted by all Parties.

             13.1.2 Multiple Completion Limitation. A Non-consent Operation shall not be conducted in a well having multiple Completions unless (a) each Completion is owned by the same Parties in the same proportions; (b) the well is incapable of producing from any Completion; or (c) all Participating Parties in the well consent to the operation.

             13.1.3 Metering. In Non-consent Operations, Hydrocarbon production shall be determined upon the basis of appropriate well tests, unless separate metering devices are required by a governmental authority having jurisdiction.

             13.1.4 Non-consent Well. Operations on a Non-consent Well shall not be conducted in a Producible Reservoir without approval of all Parties unless
(a) the Producible Reservoir is designated in the notice as a Completion objective; and (b) Completion of the well in the Producible Reservoir will not increase the rates of Hydrocarbon production that are prescribed and approved for the Producible Reservoir by the governmental authority having jurisdiction.

             13.1.5 Cost Information. Operator shall, within one hundred twenty (120) days after completion of a Non-consent Operation, furnish the Parties either (a) an inventory and an itemized statement of the cost of the well and equipment pertaining thereto, or (b) a detailed statement of the monthly billings. Each quarter thereafter, while the Participating Parties are being reimbursed under Article 13.2.1 (Production Reversion Recoupment), Operator shall furnish the Non-participating Parties a quarterly statement of all costs and liabilities incurred in the operation of the well, together with a statement of the

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

                   Model Form of Offshore Operating Agreement

quantities of oil and gas produced from it and the amount of the proceeds from the sale of the Non-participating Parties' relinquished Hydrocarbon production from the well for the preceding quarter. Operator shall prepare the monthly statement of the quantities of oil and gas produced and the amounts of the proceeds from the sale of Non-participating Parties' relinquished Hydrocarbon production based on the proceeds received for the Operator's share of Hydrocarbon production. When Operator's payout calculation indicates that payout has occurred, Operator shall promptly notify all Parties. The Participating Parties who carried a portion of the Non-participating Parties' relinquished interest shall then provide Operator all information pertaining to the cumulative proceeds received from the sale of the Non-participating Parties' relinquished Hydrocarbon production. Operator shall revise the payout date using the actual proceeds from the sale of the Non-participating Parties' relinquished Hydrocarbon production and administer any subsequent adjustments between the Parties.

                 13.1.6 Completions. For determinations under Article 13.1 (Non-consent Operations), each Completion shall be considered a separate well.

           13.2 Relinquishment of Interest. Upon commencement of Non-consent Operations, other than Non-consent Operations governed by the Acreage Out Option (if selected) under Article 10.5 (Operations by Fewer Than All Parties) or
Article 13.7 (Operations Utilizing a Non-consent Platform and/or Processing Facilities), each Non-participating Party's interest and leasehold operating rights in the Non-consent Operation and title to Hydrocarbon production resulting therefrom; and if Article 13.8 (Discovery or Extension from Non-consent Drilling) is effective, one-half (1/2) of each Non-participating Party's interest and leasehold operating rights and title to Hydrocarbon production from wells mentioned in Article 13.8 (Discovery or Extension from Non-consent Drilling); shall be owned by and vested in each Participating Party in proportion to its Participating Interest or in the proportions otherwise agreed by the Participating Parties for as long as the operations originally proposed are being conducted or Hydrocarbon production is obtained, subject to the following:

                 13.2.1 Production Reversion Recoupment. The interest, right, and title described in Article 13.2 (Relinquishment of Interest) shall revert to each Non-participating Party when the Participating Parties have recouped out of Hydrocarbon production from the Non-consent Operations attributable to the Non-participating Party's interest an amount, which when added to amounts received under Article 13.3 (Deepening or Sidetracking of Non-consent Well), equals the sum of the following:

                 (A) Eight hundred percent (800%) of the Non-participating Party's share of the costs of the Non-consent operations conducted in an Exploratory Well which are proposed subsequent to commencement of such Exploratory Well; or six hundred percent (600%) of the Non-participating Party's share of the costs of the following Non-consent Operations conducted in the initial Development Operation on the Prospect: drilling, testing, Completing, Recompleting, Deepening, Sidetracking, Reworking, plugging back, and temporarily abandoning a well; or four hundred percent (400%) of the Non-participating Party's share of the costs of the following Non-consent Operations conducted in the subsequent Development Operations on the
                 Prospect:

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

                   Model Form of Offshore Operating Agreement

                 drilling,testing, Completing, Recompleting, Deepening, Sidetracking, Reworking, plugging back, and temporarily abandoning a well reduced by the Non-participating Party's Share of a cash contribution received under Article 21.2 (Cash Contributions);

                 (B) if applicable, three hundred percent (300%) of Non-participating Party's Share of the cost of Platforms and/or Processing Facilities; such recoupment is limited to the Non-participating Party's Share of the Hydrocarbon production that utilize such Platform and/or Processing Facilities.

                 (C) two hundred percent (200%) of the Non-participating Party's Share of the cost charged in accordance with Article
                 13.9 (Allocation of Platform/Processing Facilities Costs to Non-consent Operations) of using an existing
                 Platform/Processing Facilities; and

                 (D) the Non-participating Party's Share of the costs of operation, maintenance, treating, processing, gathering, and transportation, as well as lessor's royalties and severance, Hydrocarbon production, and excise taxes.

When the Participating Parties have recovered from a Non-participating Party's relinquished interests the specified sums, the relinquished interests of the Non-participating Party shall automatically revert to the Non-participating Party as of 7:00 a.m. of the day after the recoupment occurs. Thereafter, the Non-participating Party shall own the same interest in the Non-consent Well, equipment pertaining thereto, including, but not limited to, any applicable Wells, Platform or Processing Facilities, and the Hydrocarbon production therefrom as the Non-participating Party would have owned or been entitled to if it had participated in the Non-consent Operation. Upon reversion, the Non-participating Party shall become a Participating Party and, as such, shall become liable for its proportionate share of the further costs of the operation under this Agreement and Exhibit "C."

                 13.2.2 Non-production Reversion. If the Non-consent Operations fail to obtain Hydrocarbon production or if the operations result in Hydrocarbon production that ceases before complete recoupment by the Participating Parties under Article 13.2.1 (Production Reversion Recoupment), such leasehold operating rights shall revert to each Non-participating Party, except that all Non-consent Wells, Platforms, and Processing Facilities shall remain vested in the Participating Parties (but the salvage value in excess of the sum remaining under Article 13.2.1 shall be credited to all Parties).

            13.3 Deepening or Sidetracking of Non-consent Well. Operator shall notify Non-operators of each proposal by a Participating Party to Deepen or Sidetrack a Non-consent Well. A Non-participating Party may then elect to participate in the Deepening or Sidetracking operation by notifying Operator within thirty (30) days, or within forty-eight (48) hours, exclusive of Saturdays, Sundays, and federal holidays, if a rig is on location and standby charges are being incurred, after receiving notice of the proposal. A Non-participating Party that elects to participate in Deepening or Sidetracking the well, as proposed, shall immediately pay the Participating Parties, in accordance with Article 13.4 (Deepening or Sidetracking Cost Adjustments), its Working Interest share of actual well costs (excluding logging, coring, testing, and Completion costs), less all amounts recovered by the

                                       37

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                   Model Form of Offshore Operating Agreement

Participating Parties from the proceeds of Hydrocarbon production from the well, as if the Non-participating Party had originally participated to the initial Objective Depth or formation, in the case of a Deepening operation, or the depth at which the Sidetracking operation is initiated. Thereafter, the Non-participating Party shall be deemed to be a Participating Party for the Deepening or Sidetracking operations, and Article 13.2.1(A) shall not apply to that Party for the Deepened or Sidetracked portion of the well. The initial Participating Parties, however, shall continue to recoup out of the proceeds of Hydrocarbon production from the non-consent portion of the well any balance for the Non-consent Well remaining to be recovered under Article 13.2.1 (Production Reversion Recoupment), less the amounts paid by the Non-participating Party under this Article 13.3.

         13.4 Deepening or Sidetracking Cost Adjustments. If a proposal is made to Deepen or Sidetrack a Non-consent Well, a well cost adjustment will be performed as follows:

                 (A) Intangible drilling will be valued at the actual cost incurred by the Participating Parties.

                 (B) Tangible materials will be valued as transfers of new material in accordance with the provisions of Exhibit "C."

                 (C) For Sidetracking operations, the values determined in Articles 13.4(A) and 13.4(B) shall be reduced by the amount allocated to that portion of the well one hundred
                      (100) feet below the point of Sidetrack. Such allocations shall be accomplished consistent with guidelines recommended by the Council of Petroleum Accountants Societies (COPAS) in COPAS Bulletin No. 2, Determination of Values for Well Cost Adjustments Joint Operations, September 1965/1/, as amended from time to time.

                 (D) Amortization/depreciation shall be applied to both intangible and tangible values at the rate of ten percent (ten%) per annum from the date the well commenced Hydrocarbon production to the date operations commence to Deepen or Sidetrack the well, provided, however, the value of tangible materials after applying depreciation shall never be less than fifty percent (50%) of the value determined in Article 13.4(B).

         13.5 Subsequent Operations in Non-consent Well. Except as provided in Article 13.3 (Deepening or Sidetracking of Non-consent Well), an election not to participate in the drilling, Sidetracking, or Deepening of a well shall be deemed to be an election not to participate in any subsequent operations in the well before full recovery by the Participating Parties of the Non-participating Party's recoupment amount. A subsequent operation conducted during the recoupment period by the Parties entitled to participate shall be subject to the recoupment provided in Article 13.2.1 (Production Reversion Recoupment).

         13.6 Operations in a Production Interval. An owner in the Production Interval may propose Rework or Sidetrack operations within a Production Interval, or to permanently plug and abandon a Production Interval in a well; however, no Production Interval in a well shall be plugged and abandoned without the unanimous approval of the Participating Parties in the Production Interval. If a proposal, estimated to exceed the amount specified

_______________________
/1/ Available from Kraftbilt Products, Inc., P.O. Box 800, Tulsa, OK 74101
    (telephone: 800-331-7290; fax: 918-627-7138.)

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

                   Model Form of Offshore Operating Agreement

in Article 8.2 (Authorization), is made to Rework or Sidetrack a Production Interval and the Participating Parties elect to participate in the proposed operation, Operator shall conduct the operation at their sole cost and risk. If fewer than all but two (2) or more Parties having a combined Participating Interest of fifty-one percent (51%) or more elect to participate in the proposed operation, Operator shall conduct the Reworking or Sidetracking operation at the cost and risk of the Participating Parties owning an interest in the Production Interval.

A proposal to Rework an interval, other than a Production Interval, shall be made and approved in accordance with Article 11.5 (Operations by Fewer Than All Parties).

          13.7 Operations Utilizing a Non-consent Platform and/or Processing Facilities. Except as otherwise provided in Article 12.4 (Rights to Take in Kind) and this Article 13.7, if applicable,, a Party that did not originally participate in a Platform and/or Processing Facilities shall be a Non-participating Party for all operations utilizing the Platform and/or Processing Facilities and shall be subject to Article 13.2 (Relinquishment of Interest). Notice, in accordance with Article 9 (Notices), shall be given to the Non-participating Party for all wells proposed to be drilled from or tied-back to the Non-consent Platform and/or handled by non-consent Processing Facilities. If a Non-participating Party in a Non-consent Platform and/or Processing Facilities desires to participate in the drilling of any such well proposed by the Participating Parties in the Platform and/or Processing Facilities, the Non-participating Party desiring to join in the proposed well shall first pay the Participating Parties in the Platform and/or Processing Facilities its proportionate share of the cost of the Platform and/or Processing Facilities, including, but not limited to, costs of material, fabrication, transportation, and installation plus any remaining amounts to be recouped under Article 13.2.1(B). The Non-participating Party shall remit payment to Operator and Operator shall (a) reimburse the Participating Parties in the Platform and/or Processing Facilities in the same proportions they are sharing in the Platforms and/or Processing Facilities recoupment account, and (b) credit the applicable payout account. Upon payment of that amount, the original Non-participating Party shall become an owner and a Participating Party in the Platform and/or Processing Facilities in the same manner as if recoupment had occurred under
Article 13.2.1 (Production Reversion Recoupment), and may participate in all future wells drilled from or tied back to the Platform. As to well operations conducted from the Platform and/or Processing Facilities prior to payment under this Article 13.7, the original Non-participating Party shall remain a Non-participating Party in such Non-consent Operations until such time as the entire recoupment balance applicable to all such Non-consent Operations in the aggregate has occurred, as provided for in Articles 13.2.1(A) and 13.2.1(D).

          13.8 Discovery or Extension from Non-consent Drilling. If a Non-consent Well (a) discovers a new Producible Reservoir or (b) extends an existing Producible Reservoir beyond its recognized boundaries, as unanimously agreed by the Parties before commencement of drilling operations, the recoupment of costs for the

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

                   Model Form of Offshore Operating Agreement

well shall be governed by Article 13.2 (Relinquishment of Interest) and shall be recovered by the Participating Parties in one of the following ways:

                 (A) if the Non-consent Well is not completed and produced, recoupment shall be out of one-half (1/2) of each Non-participating Party's interest in Hydrocarbon production from all subsequently drilled and completed wells on the Prospect that are completed in the Producible Reservoir discovered, or in that portion extended, by the Non-consent Well and in which the Non-participating Party has a Participating Interest; or

                 (B) if the Non-consent Well is completed and produced, recoupment shall be out of the Non-participating Party's Share of all Hydrocarbon production from the Non-consent Well and one-half (1/2) of the Non-participating Party's interest in Hydrocarbon production from all subsequently drilled and completed wells on the Prospect that are completed in the Producible Reservoir discovered, or in that portion extended, by the Non-consent Well and in which the Non-participating Party has a Participating Interest.

        13.9 Allocation of Platform/Processing Facilities Costs to Non-consent Operations. Non-consent Operations shall be subject to further conditions as follows:

                 13.9.1 Charges. In the event a well is drilled or produced from a Platform or is produced through Processing Facilities whose Participating Parties are different from the Participating Parties in that well or if the Participating Parties' Participating Interest shares in that Platform or Processing Facilities are different from their Participating Interest shares in that well, the rights of the Participating Parties in that well and the costs to use the Platform or Processing Facilities for that well shall be determined as follows:

                        (A) The Participating Parties in that well shall pay to the Operator a one-time slot usage fee for the use of a slot on the Platform equal to that portion of the total costs of the Platform, which one Platform slot bears total number of Platform slots. Within fifteen (15) days of its receipt of that fee, the Operator shall distribute to the Participating Parties in the Platform their Participating Interest share of that payment. For purposes of calculating the slot usage fee, the total cost of the Platform shall be reduced by one percent (1%) per month, commencing on the date the Platform was installed and continuing every month thereafter until the month actual drilling operations on that well is commenced; however, the total cost of the Platform shall not be reduced by more than fifty percent (50%) of the total Platform's costs. The cost of additions to the Platform shall be reduced in the same manner commencing the first month after the addition is installed.

                               If that well is abandoned, having never produced Hydrocarbons, the right of the Participating Parties in that well to use the Platform slot through which

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                   Model Form of Offshore Operating Agreement

                               the well was drilled shall terminate unless those Parties commence drilling a substitute well for the abandoned well through the same slot within ninety (90) days of the abandonment. If that substitute well is abandoned, having never produced Hydrocarbons, the right of the Participating Parties in that well to use the Platform slot through which the well was drilled shall terminate.

                               The slot usage fee shall not apply to a slot deemed to be "surplus." A slot may be deemed surplus only by the unanimous agreement of the owners of the Platform.

                          (B) The Participating Parties in that well shall pay to the owners of the Processing Facilities a lump sum equal to that portion of the total cost of those Processing Facilities that the throughput volume of the Non-consent Operation bears to the total design throughput volume of the Processing Facilities. Throughput volume shall be estimated by the Operator in barrels produced per day (with 1 barrel of oil equaling 5.8 mcf of gas), using an average daily volume of the first three months of Hydrocarbon production from the Non-consent Operation. For purposes of calculating the Processing Facilities lump sum payment, the total cost of the Processing Facilities, shall be reduced by one percent (1%) per month, commencing from the date when the Processing Facilities were installed and continuing every month thereafter until the first month during which Hydrocarbon production from the Non-consent Operation commences, but the total cost of the Processing Facilities shall not be reduced more than fifty percent (50%) of the total Processing Facilities' cost. If a modification, expansion, or addition to the Processing Facilities is made after commencing first Hydrocarbon production and before connection of the Non-consent Operation to the Processing Facilities, the Processing Facilities lump sum payment shall be reduced in the same manner described above, from the month in which the Processing Facilities modification, expansion or addition is completed until the first month during which Hydrocarbon production from the Non-consent Operation is commenced.

                               Payment of sums under this Article 13.9.1 is not a purchase of an additional interest in the Platform or the Processing Facilities. Such payment shall be

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                   Model Form of Offshore Operating Agreement

                            included in the total amount that the Participating Parties are entitled to recoup out of Hydrocarbon production from the Non-consent Well.

                13.9.2 Operating and Maintenance Charges. The Participating Parties shall pay all costs necessary to connect a Non-consent Well to the Processing Facilities and that proportionate part of the costs of operating and maintaining the Platform and Processing Facilities applicable to the Non-consent Well. Platform operating and maintenance costs that are costs not directly attributable to a wellbore shall be allocated equally to all actively producing Completions. Operating and maintenance costs for the Processing Facilities shall be allocated on a volume throughput basis, that is, in the proportion that the volume throughput of the well bears to the total volume throughput of all wells connected to the Processing Facilities. Volume throughput, as used in this Artcile 13.9.2, shall be determined by considering all Hydrocarbons and water volumes.

        13.10   Allocation of Costs Between Zones. Except as provided in
Article 10.9 (Wells Proposed Below Deepest Producible Reservoir), if for any reason the Participating Interests of the Parties in a well are not the same for the entire depth or the Completion thereof, the costs of drilling, Completing, and equipping the well shall be allocated in an equitable manner, as agreed by the Parties, based on the value and allocation guidelines recommended by the Council of Petroleum Accountants Societies (COPAS) in COPAS Bulletin No. 2, Determination of Values for Well Costs Adjustments Joint Operations, September 1965, as amended from time to time.

13.11 Non-Consent Operations to Maintain Prospect: The following provisions shall only be applicable subsequent to the drilling of the Initial Well, Second Well or Third Well drilled pursuant to the APA:

        (a) if an operation is required, pursuant to a governmental agency order, notice, regulation, SOO or SOP requirement or Lease obligation, to maintain all or any portion of the Prospect; or,

        (b)     if a proposal is made for an operation within the final fifteen
                (15) months of the primary term of a Lease which has no Producible Well and such Lease is not held by a unit, SOO or SOP,

        then such operation must be timely commenced and shall be conducted pursuant to this Article 13.11. The response time for a proposal made hereunder shall be the earlier of:

       (a)      the response time provided in Article 9 or;

       (b) forty-five (45) days before the deadline under the order, notice, regulation, SOO or SOP requirement, unit plan of operation requirement or Lease obligation, whichever is earlier.

        If the proposal requires a vote approval and such approval is not obtained within the applicable response period, then any Party who made an election to participate in the Non-Consent Operation may proceed with such operation after giving notice to the other Parties. The other Parties will have five (5) days after receipt of the notice to make an election to participate in the operation, as proposed.

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                   Model Form of Offshore Operating Agreement

         13.11.1 Acreage Forfeiture in the Entire Prospect: If it is necessary to drill or rework a well or conduct other operations to maintain an entire Prospect, then each Non-Participating Party in the Non-Consent Operation shall relinquish and permanently assign to the Participating Parties one hundred percent (100%) of the Non-Participating Party's Working Interest in the entire Prospect within thirty (30) days after commencement of such well or other operation. Failure to participate in such well or other operations shall be deemed a withdrawal and the provisions of Article 15 shall apply.

         13.11.2 Acreage Forfeiture in a Portion of the Prospect: If a well is drilled or reworked or other operations are conducted in order to maintain a portion of the Prospect Area, then each Non-Participating Party in the Non-Consent Operation shall relinquish and permanently assign to the Participating Parties one hundred percent (100%) of the Non-Participating Party's Working Interest in the affected portion of the Prospect within thirty (30) days after commencement of such well or other operation. If a Party forfeits its Working Interest pursuant to this Article, then such Party shall have no further rights under this Agreement as to the portion of the Prospect Area forfeited. The remaining Parties shall amend this Agreement to provide for a separate operational area for the forfeited portion of the Prospect and this Agreement shall apply separately to such operational area.

         13.11.3 Limitations on Acreage Forfeiture: Notwithstanding the foregoing, if more than one well is drilled or more than one operation is proposed to be conducted, any of which would maintain the entire Prospect or the affected portion of the Prospect, an assignment shall not be required from any Participating Party in any such well or other operation. In addition, no Party shall be required to relinquish or assign all or any portion of its Working Interest in the Prospect if the order, requiring the well or other operation, is appealed and successfully overturned.

         13.11.4 Accounting for Non-participation. If after one (1) year from completion of a well operation conductedto maintain all or a portion of a Prospect, the Prospect or portion thereof is being perpetuated by such an operation, as provided in
                    Article 13.11 ( Non-Consent Operations to Maintain Prospect
                    Area), Operator shall render a final statement, if applicable, to the assigning Party for its share of all expenses attributed to the assigned interest before the effective date of the assignment, plus any credit or deficiency in salvage value calculated under Article 15.3.1 (Prior Expenses). The assigning Party shall settle any deficiency owed the non-assigning Parties within thirty (30) days after receipt of Operator's statement.

         13.12 Retention of Lease by Non-consent Well. If, at the expiration of the primary term of a Lease, one or more Non-consent Wells, except wells drilled under the Acreage Out Option under Article 10.5 (Operations by Fewer Than All Parties), are the only wells perpetuating the Lease, Operator shall give written notice to each

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                   Model Form of Offshore Operating Agreement

Non-participating Party that the Non-consent Wells are serving to perpetuate the Lease. Each Non-participating Party shall, within thirty (30) days after receipt of Operator's written notice, elect one of the following:

                 (A) to assign its entire interest in the Lease to the
                     Participating Parties in the proportions in which the Non-consent Wells are owned; or

                 (B) to pay the Participating Parties, within sixty (60) days after its election, the lesser of its proportionate share of the actual well costs of the wells, as if the Non-participating Party had originally participated, or the balance of the recoupment account. The payment shall be made to Operator and credited to the account of each Participating Party. The Non-participating Party shall remain as a Non-participating Party until full recoupment is obtained, but the payment shall be credited against the total amount to be recouped by the Participating Parties.

A Non-participating Party that fails to make the required election shall be deemed to have elected under Article 13.12(A) to relinquish its entire interest in the Lease. If a Non-participating Party elects to make payment under Article 13.12(B) but fails to make the required payment within sixty (60) days after its election, the Non-participating Party shall either remain liable on the obligation to pay or, by unanimous vote of the Participating Parties, be deemed to have elected under Article 13.12(A) to relinquish its entire interest in the Lease. Each relinquishing Non-participating Party shall promptly execute and deliver an assignment of its interest to the Participating Parties, in accordance with Article 26 (Successors, Assigns, [and Preferential Rights]).

                                   ARTICLE 14
                        ABANDONMENT, SALVAGE, AND SURPLUS

        14.1 Platform Salvage and Removal Costs. When the Parties owning wells, Platforms and/or Processing Facilities unanimously agree to dispose of the wells, Platforms and/or Processing Facilities, it shall be disposed of by Operator in the time and manner approved by the Parties. The costs, risks, and net proceeds, if any, for the disposal shall be shared by the Parties in proportion to their Participating Interests therein.

        14.2 Abandonment of Platforms, Processing Facilities or Wells. Except as provided in Article 10 (Exploratory Operations) and Article 11 (Development Operations), a Party may propose the abandonment of a Platform and Processing Facilities or wells by notifying the other Participating Parties. No Platform and Processing Facilities or wellbore shall be abandoned without the unanimous approval of the Participating Parties. If all Parties do not approve abandoning the Platform and Processing Facilities or wells, the Party desiring to abandon it shall pay the Operator, on behalf of the Participating Parties for that Party's share of the estimated costs of abandonment, removal, and site clearance of the Platform and Processing Facilities or plugging and abandonment of the wells, less estimated salvage value, as determined under Exhibit "C." If an abandoning Party's respective share of the estimated salvage value is greater than its share of the estimated costs, Operator, on behalf of the Participating Parties, shall pay a sum equal to the deficiency to the abandoning Party.

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                   Model Form of Offshore Operating Agreement

        14.3 Assignment of Interest. Each Participating Party desiring to abandon a Platform and Processing Facilities or wells under Article 14.2 (Abandonment of Platforms, Processing Facilities or Wells) shall assign, effective as of the last applicable election date, to the non-abandoning Parties, in proportion to their Participating Interests, its interest in the Platform and Processing Facilities or wells and the equipment therein and its ownership in the Hydrocarbon production from the wells. A Party so assigning shall be relieved from further liability for the Platform and Processing Facilities or wells, except liability for payments under Article 14.2 (Abandonment of Platforms, Processing Facilities or Wells).

        14.4 Abandonment Operations Required by Governmental Authority. A well abandonment or Platform and Processing Facilities removal required by a governmental authority having jurisdiction shall be accomplished by Operator with the costs, risks, and net proceeds, if any, to be shared by the Parties owning the well or Platform and Processing Facilities in proportion to their Participating Interests therein.

        14.5 Disposal of Surplus Material. Material and equipment acquired hereunder may be classified as surplus by Operator when deemed no longer needed in present or foreseeable operations. Operator shall determine the value and cost of disposing of the materials in accordance with Exhibit "C." If the material is classified as junk or if the value, less cost of disposal, is less than or equal to Fifty thousand Dollars ($50,000.00), Operator shall dispose of the surplus materials in any manner it deems appropriate. If the value, less the cost of disposal of the surplus material, is greater than Fifty thousand Dollars ($50,000.00), Operator shall give written notice thereof to the Parties owning the material. Unless purchased by Operator, the surplus material shall be disposed of in accordance with the method of disposal approved by the Parties owning the material. Proceeds from the sale or transfer of surplus material shall be promptly credited to each Party in proportion to its ownership of the material at the time of retirement or disposition.

                                   ARTICLE 15
                                   WITHDRAWAL

        15.1 Right to Withdraw. Subject to this Article 15.1, any Party may withdraw from this Agreement as to a Prospect (the "Withdrawing Party") by giving prior written notice to all other Parties stating its decision to withdraw ("the withdrawal notice"). The withdrawal notice shall specify an effective date of withdrawal that is at least sixty (60) days, but not more than one hundred and twenty (120) days, after the date of the withdrawal notice. Within thirty (30) days of receipt of the withdrawal notice, the other Parties may join in the withdrawal by giving written notice of that fact to the Operator ("written notice to join in the withdrawal") and upon giving written notice to join in the withdrawal are "Other Withdrawing Parties." The withdrawal notice and the written notice to join in the withdrawal are unconditional and irrevocable offers by the Withdrawing Party and the Other Withdrawing Parties to convey to the Parties who do not join in the withdrawal ("the Remaining Parties") the Withdrawing Party's and the Other Withdrawing Parties' entire Working Interest in all of the Lease or Leases, Hydrocarbon production, and other property and equipment owned under this Agreement.

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                   Model Form of Offshore Operating Agreement

        15.2 Response to Withdrawal Notice. Failure to respond to a withdrawal notice is deemed a decision not to join in the withdrawal.

                 15.2.1.  Unanimous Withdrawal

                          If all the other Parties join in the withdrawal,

                          (A) no assignment of Working Interests shall take place;

                          (B) no further operations may be conducted under this Agreement unless agreed to by all Parties;

                          (C) the Parties shall abandon all activities and operations within the Prospect and relinquish all of their Working Interests to the MMS within ninety (90) days of the conclusion of the thirty (30) day joining period; and

                          (D) notwithstanding anything to the contrary in
                          Article 14 (Abandonment, Salvage and Surplus), the Operator shall:

                              (1) furnish all Parties a detailed abandonment plan, if applicable, and a detailed cost estimate for the abandonment within sixty (60) days after the conclusion of the thirty (30) day joining period; and

                              (2) cease operations and begin to permanently plug and abandon all wells and remove all Facilities in accordance with the abandonment plan.

                 15.2.2. No Additional Withdrawing Parties. If none of the other Parties join in the withdrawal, then the Remaining Parties must accept an assignment of their Participating Interest share of the Withdrawing Party's Working Interest.

                 15.2.3. Acceptance of the Withdrawing Parties' Interests. If one or more but not all of the other Parties join in the withdrawal and become Other Withdrawing Parties, then within forty-eight (48) hours (exclusive of Saturdays, Sundays, and federal holidays) of the conclusion of the thirty (30) day joining period, each of the Remaining Parties shall submit to the Operator a written rejection or acceptance of its Participating Interest share of the Withdrawing Party's and Other Withdrawing Parties' Working Interest. Failure to make that written rejection or acceptance shall be deemed a written acceptance. If the Remaining Parties are unable to select a successor Operator, if applicable, or if a Remaining Party submits a written rejection and the other Remaining Parties do not agree to accept one hundred percent (100%) of the Withdrawing Party's and Other Withdrawing Parties' Working Interest within ten
(10) days of the conclusion of the forty-eight (48) hour period to submit a written rejection or acceptance, the Remaining Parties will be deemed to have joined in the withdrawal, and Article 15.2.1 (Unanimous Withdrawal) will apply.

                 15.2.4. Effects of Withdrawal. Except as otherwise provided in this Agreement, after giving a withdrawal notice or a written notice to join in the withdrawal, the Withdrawing Party and Other Withdrawing Parties are not entitled to approve or participate in any activity or operation in the Prospect,

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                   Model Form of Offshore Operating Agreement

other than those activities or operations for which they retain a financial responsibility. The Withdrawing Party and Other Withdrawing Parties shall take all necessary steps to accomplish their withdrawal by the effective date referred to in Article 15.1 (Right to Withdraw) and shall execute and deliver to the Remaining Parties all necessary instruments to assign their Working Interest to the Remaining Parties. A Withdrawing Party and Other Withdrawing Parties shall bear all expenses associated with their withdrawal and the transfer of their Working Interest.

        15.3     Limitation Upon and Conditions of Withdrawal.

                 15.3.1. Prior Expenses. The Withdrawing Party and Other Withdrawing Parties remain liable for their Participating Interest share of the costs of activities, operations, rentals, royalties, taxes, damages, or other liability or expense accruing or relating to (i) obligations existing as of the effective date of the withdrawal, (ii) operations conducted before the effective date of the withdrawal, (iii) operations approved by the Withdrawing Party and Other Withdrawing Parties before the effective date of the withdrawal, or (iv) operations commenced by the Operator under one of its discretionary powers under this Agreement before the effective date of the withdrawal. Before the effective date of the withdrawal, the Operator shall render a statement to the Withdrawing Party and Other Withdrawing Parties for (1) their respective shares of all identifiable costs under this Article 15.3.1 and (2) their respective Participating Interest shares of the estimated current costs of plugging and abandoning all wells and removing all Platforms, Processing Facilities, and other materiel and equipment serving the Prospect, less their respective Participating Interest Shares of the estimated salvage value of the assets at the time of abandonment, as approved by vote. This statement of expenses, costs, and salvage value shall be prepared by the Operator under Exhibit "C." Before withdrawing, the Withdrawing Party and Other Withdrawing Parties shall either pay the Operator, for the benefit of the Remaining Parties, the amounts allocated to them in the statement or provide security satisfactory to the Remaining Parties for all obligations and liabilities they have incurred and all obligations and liabilities attributable to them before the effective date of the withdrawal. All liens, charges, and other encumbrances which the Withdrawing Party and Other Withdrawing Parties placed (or caused to be placed) on their Working Interest shall be fully satisfied or released prior to the effective date of its withdrawal (unless the Remaining Parties are willing to accept the Working Interest subject to those liens, charges, and other encumbrances).

                 15.3.2. Confidentiality. The Withdrawing Party and Other Withdrawing Parties will continue to be bound by the confidentiality provisions of Article 7.3 (Confidentiality) after the effective date of the withdrawal but will have no further access to technical information relating to activities or operations under this Agreement. The Withdrawing Party and Other Withdrawing Parties are not required to return to the Remaining Parties Confidential Data acquired prior to the effective date of the withdrawal.

                 15.3.3. Emergencies and Force Majeure. No Party may withdraw during a Force Majeure or emergency that poses a threat to life, safety, property or the environment but may withdraw from this Agreement after termination of the Force Majeure or emergency. The Withdrawing Party and Other

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                   Model Form of Offshore Operating Agreement

Withdrawing Parties remain liable for their share of all costs and liabilities arising from the Force Majeure or emergency, including but not limited to the drilling of relief wells, containment and cleanup of oil spills and pollution, and all costs of debris removal made necessary by the Force Majeure or emergency.

                                   ARTICLE 16
                     RENTALS, ROYALTIES, AND OTHER PAYMENTS

        16.1 Overriding Royalty and Other Burdens. If the Working Interest or Participating Interest of a Party is subject to an overriding royalty, production payment, net profits interest, mortgage, lien, security interest, or other burden or encumbrance, other than lessor's royalty and other burdens listed in Exhibit "A," the Party so burdened shall pay and bear all liabilities and obligations created or secured by the burden or encumbrance and shall indemnify and hold the other Parties harmless from all claims and demands for payment asserted by the owners of the burdens or encumbrances. If a Party becomes entitled to an assignment under this Agreement or as a result of Non-consent Operations hereunder becomes entitled to receive a relinquished interest, as provided in Article 13.2 (Relinquishment of Interest), otherwise belonging to a Non-participating Party whose Working Interest in the operations is so burdened or encumbered, the Party entitled to receive the assignment from the Non-participating Party or the relinquished interest of the Non-participating Party's Hydrocarbon production shall receive same free and clear of all such burdens and encumbrances, and the Non-participating Party whose interest is subject to the burdens and encumbrances shall hold the Participating Parties harmless for the burdens and encumbrances, and will bear same at its own expense.

        16.2 Subsequently Created Interest. Notwithstanding anything in this Agreement to the contrary, if a Party, after execution of this Agreement, creates an overriding royalty, Hydrocarbon production payment, net profits interest, carried interest, or any other interest out of its Working Interest (hereinafter called "Subsequently Created Interest"), the Subsequently Created Interest shall be made specifically subject to this Agreement. If the Party owning the interest from which the Subsequently Created Interest was established fails to pay, when due, its share of costs and the proceeds from the sale of Hydrocarbon production under Article 8.6 (Security Rights) and Exhibit "G" are insufficient for that purpose, or elects to abandon a well, or elects to relinquish its interest in the Prospect, the Subsequently Created Interest shall be chargeable with a pro rata portion of all costs in the same manner as if the Subsequently Created Interest were a Working Interest, and Operator may enforce against the Subsequently Created Interest the lien and other rights granted or recognized under this Agreement to secure and enforce collection of costs chargeable to the Subsequently Created Interest. The rights of the owner of the Subsequently Created Interest shall be, and hereby are, subordinated to the rights granted or recognized by Article 8.6 (Security Rights) and Exhibit "G"].

        16.3 Payment of Rentals and Minimum Royalties. Operator shall pay in a timely manner, for the joint account of the Parties, all rental, minimum royalties, and other similar payments accruing under the Leases and shall, on request, submit evidence of each such payment to the Parties. Operator shall not be held liable to the other Parties in damages for loss of the Leases or interest therein if, through mistake or oversight, a rental,

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                   Model Form of Offshore Operating Agreement

minimum royalty, or other payment is not paid or is erroneously paid . The loss of a Leases or interest therein that results from a failure to pay or erroneous payment of rental or minimum royalty shall be a joint loss, and there shall be no readjustment of interests. For Hydrocarbon production delivered in kind by Operator to a Non-operator or to another for the account of a Non-operator, the Non-operator shall provide Operator with information about the proceeds or value of the Hydrocarbon production in order that Operator may make payments of minimum royalties due.

        16.4 Non-participation in Payments. A Party that desires not to pay its share of a rental, minimum royalty, or similar payment shall notify the other Parties in writing at least sixty (60) days before the payment is due. Operator shall then make the payment for the benefit of the Parties that do desire to maintain the Leases. In such event, the Non-participating Party shall assign to the Participating Parties, upon their request, the portions of its interest in the Leases maintained by the payment. The assigned interest shall be owned by each Participating Party in proportion to its Participating Interest. The assignment shall be made in accordance with Article 27 (Successors, Assigns, [and Preferential Rights]).

        16.5 Royalty Payments. Each Party shall be responsible for and shall separately bear and properly pay or cause to be paid all royalty and other amounts due on Hydrocarbon production in accordance with state or federal regulations, as may be amended from time-to-time. Adjustments shall be made among the Parties in accordance with Exhibit "D" (Gas Balancing Agreement). During a period when Participating Parties in a Non-consent Operation are receiving a Non-participating Party's share of Hydrocarbon production, the Participating Parties shall bear and properly pay or cause to be paid the Lease royalty on the Hydrocarbon production, and shall hold the Non-participating Parties harmless from liability for the payment.

                                   ARTICLE 17

                                      TAXES

        17.1 Property Taxes. Operator shall render property covered by this Agreement for ad valorem taxation, if applicable, and shall pay the property taxes for the benefit of each Party. Operator shall charge each Party its share of the tax payments. If the ad valorem taxes are based in whole or in part upon separate valuations of each Party's Working Interest, then notwithstanding anything in this Agreement to the contrary, each Party's share of property taxes shall be in proportion to the tax value generated by that Party's Working Interest.

        17.2 Contest of Property Tax Valuation. Operator shall timely and diligently protest to a final determination each tax valuation it deems unreasonable. Pending such determination, Operator may elect to pay under protest. Upon final determination, Operator shall pay the taxes and the interest, penalties, and costs accrued as a result of the protest. In either event, Operator shall charge each Party its share.

        17.3 Production and Severance Taxes. Each Party shall pay, or cause to be paid, all production and severance taxes due on Hydrocarbon production that it receives under this Agreement.

        17.4 Other Taxes and Assessments. Operator shall pay other applicable taxes (other than income taxes, excise taxes, or other similar types of taxes) or assessments and charge each Party its share.

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                                   ARTICLE 18

                                    INSURANCE

        18.1 Insurance. Operator shall provide and maintain the insurance prescribed in Exhibit "B" and charge those costs to the Joint Account. No other insurance shall be carried for the benefit of the Parties under this Agreement, except as provided in Exhibit "B."

        18.2 Bonds. Operator shall obtain and maintain all bonds or financial guarantees required by an applicable law, regulation or rule. The costs of those bonds or financial guarantees acquired exclusively for the conduct of activities and operations under this Agreement shall be charged to the Joint Account, including an amount equivalent to the reasonable cost of that bond or financial guarantee if Operator provides that bond or guarantee itself and does not engage a third party to do so. Operator shall require all contractors to obtain and maintain all bonds required by an applicable law, regulation or rule.

                                   ARTICLE 19

                         LIABILITY, CLAIMS, AND LAWSUITS

        19.1 Individual Obligations. The obligations, duties, and liabilities of the Parties under this Agreement are several, not joint or collective. Nothing in this Agreement shall ever be construed as creating a partnership of any kind, joint venture, agency relationship, association, or other character of business entity recognizable in law for any purpose. In their relations with each other under this Agreement, the Parties shall not be considered to be fiduciaries or to have established a confidential relationship, except as specifically provided in Article 7.3 (Confidentiality) and Article 7.4 (Limited Disclosure), but rather shall be free to act at arm's length in accordance with their own respective self-interests. Each Party shall hold all other Parties harmless from liens and encumbrances on the Prospect arising as a result of its acts.

        19.2 Notice of Claim or Lawsuit. If, on account of a matter involving activities or operations under this Agreement, or affecting the Prospect, a claim is made against a Party, or if a party outside of this Agreement files a lawsuit against a Party, or if a Party files a lawsuit, or if a Party receives notice of a material administrative or judicial hearing or other proceeding, that Party shall give written notice of the claim, lawsuit, hearing, or proceeding ("Claim") to the other Parties as soon as reasonably practicable.

        19.3 Settlements. The Operator may settle a Claim, or multiple Claims arising out of the same incident, involving activities or operations under this Agreement or affecting the Prospect, if the aggregate expenditure does not exceed One hundred thousand dollars ($100,000.00) and if the payment is in complete settlement of these Claims. If the amount required for settlement exceeds this amount, the Parties shall determine the further handling of the Claims under Article 19.4 (Defense of Claims and Lawsuits).

        19.4 Defense of Claims and Lawsuits. The Operator shall supervise the handling, conduct, and prosecution of all Claims involving activities or operations under this Agreement or affecting the Prospect. Claims may be settled in excess of the amount specified in Article 19.3 (Settlements) if the settlement is approved by vote in accordance with Article 6.1.2 of the Participating Parties in the activity or

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operation out of which the Claim arose, but a Party may independently settle a
Claim or the portion of a Claim which is attributable to its Participating Interest share alone as long as that settlement does not directly adversely affect the interest or rights of the other Participating Parties. No charge shall be made for services performed by the staff attorneys of a Party, but all other expenses incurred by the Operator in the prosecution or defense of Claims for the Parties, together with the amount paid to discharge a final judgment, are costs and shall be paid by the Parties in proportion to their Participating Interest share in the activity or operation out of which the Claim arose. The employment of outside counsel, but not the selection of that counsel, requires approval by vote of the Participating Parties in the activity or operation out of which the Claim arose. If the use of outside counsel is approved, the fees and expenses incurred as a result thereof shall be charged to the Parties in proportion to their Participating Interest share in the activity or operation out of which that Claim arose. Each Party has the right to hire its own outside counsel at its sole cost with respect to its own defense.

        19.5 Liability for Damages. Unless specifically provided otherwise in this Agreement, liability for losses, damages, costs, expenses or Claims involving activities or operations under this Agreement or affecting the Prospect which are not covered by or in excess of the insurance carried for the Joint Account shall be borne by each Party in proportion to its Participating Interest share in the activity or operation out of which that liability arises, except that when liability results from the gross negligence or willful misconduct of a Party, that Party shall be solely responsible for liability resulting from its gross negligence or willful misconduct.

        19.6 Indemnification for Non-Consent Operations. To the extent allowed by law, the Participating Parties will hold the Non-participating Parties (and their Affiliates, agents, insurers, directors, officers, and employees) harmless and release, defend, and indemnity them against all claims, demands, liabilities, regulatory decrees, and liens for environmental pollution and property damage or personal injury, including sickness and death, caused by or otherwise arising out of Non-consent Operations, and any loss and cost suffered by a Non-participating Party as an incident thereof, except where that loss or cost results from the sole, concurrent, or joint negligence, fault or strict liability of that Non-participating Party, in which case each Party shall pay or contribute to the settlement or satisfaction of judgment in the proportion that its negligence, fault or strict liability caused or contributed to the incident. If an indemnity in this Agreement is determined to violate law or public policy, that indemnity shall then be enforceable only to the maximum extent allowed by law.

        19.7 Damage to Reservoir, Loss of Reserves and Profit. Notwithstanding any contrary provision of this Agreement, no Party is liable to any other Party for damage to a reservoir, loss of Hydrocarbons, loss of profits, or other consequential damages, damages for business interruption, or punitive damages, except if that damage or loss arises from a Party's gross negligence or willful misconduct, nor does a Party indemnify any other Party for that damage or loss.

        19.8 Non-Essential Personnel. A Non-operator that requests transportation or access to a drilling rig, Platform, vessel, or other facility used for activities or operations under this Agreement shall

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                   Model Form of Offshore Operating Agreement

hold the other Parties harmless and shall release, defend, and indemnify them against (i) all claims, demands, and liabilities for property damage and (ii) all claims, demands, and liabilities for any loss or cost suffered by a Party as an incident thereof, including, but not limited to, sickness and death, caused by or otherwise arising out of that transportation or access, or both, except if that loss or cost results from the gross negligence or willful misconduct of the Party so indemnified and protected.

        19.9 Dispute Resolution Procedure. Any claim, controversy or dispute arising out of, relating to, or in connection with this Agreement or an activity or operation conducted under this Agreement shall be resolved under the Dispute Resolution Procedure in Exhibit "H" to this Agreement.

                                   ARTICLE 20

                           INTERNAL REVENUE PROVISION

        20.1 Internal Revenue Provision. Notwithstanding any provision in this Agreement to the effect that the rights and liabilities of the Parties are several, not joint or collective, and that this Agreement and the activities and operations under this Agreement do not constitute a partnership under state law, each Party elects not to be excluded from the application of Subchapter K, Chapter 1, Subtitle A, Internal Revenue Code of 1986, as amended, and similar provisions of applicable state laws. The tax partnership shall be governed by Exhibit "F."

                                   ARTICLE 21

                                  CONTRIBUTIONS

        21.1 Notice of Contributions Other Than Advances for Sale of Production. Each Party shall promptly notify the other Parties of all offers of contributions that it may obtain, or contributions it is attempting to obtain, for drilling a well on the Prospect. Payments received as consideration for entering into a contract for the sale of Hydrocarbon production from the Prospect, loans, and other financial arrangements shall not be considered contributions for the purpose of this Article 22. No Party shall release or obligate itself to release Confidential Data in return for a contribution from a third party for drilling a well without prior written consent of the Participating Parties or Parties having the right to participate in the well.

        21.2 Cash Contributions. If a Party receives a cash contribution for drilling a well on the Prospect, the cash contribution shall be paid to Operator and Operator shall credit the amount thereof to the Parties in proportion to their Participating Interests in the well. If the well is a Non-consent Well, the amount of the contribution shall be deducted from the cost specified in
Article 13.2.1(A) before computation of the amount to be recouped out of Hydrocarbon production.

        21.3 Acreage Contributions. If a Party receives an acreage contribution for the drilling of a well on the Prospect, the acreage contribution shall be shared by each Participating Party that accepts it in proportion to its Participating Interest in the well. As between the Participating Parties, this Agreement shall apply separately to the acreage.

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                                   ARTICLE 22

                            DISPOSITION OF PRODUCTION

        22.1 Take-in-Kind Facilities. A Party may, at its sole cost and risk, construct Take-in-Kind Facilities to take its share of Hydrocarbon production in kind.

        22.2 Duty to Take in Kind. Each Party shall own and, at its own cost and risk, shall take in kind or separately dispose of its share of the oil, gas, and condensate produced and saved from the Prospect, exclusive of Hydrocarbon production used by Operator in developing and producing operations, subject to this Article 22. In order to avoid interference with operations on or regarding the Platform , the Processing Facilities, and the Prospect, a Party exercising its right to construct Take-in Kind Facilities ("the Take in Kind Party") shall provide the Operator with a list of equipment it deems necessary for its Take in Kind Facilities ("the Equipment") along with its notice informing the Operator of its election to take in kind. The Operator shall purchase the Equipment and install it on behalf of the Take in Kind Party at the Take in Kind Party's sole risk and cost, including, but not limited to, any fees, penalties or other costs incurred as a result of any cancellation of placed orders as may be requested by the Take in Kind Party. The Take in Kind Party shall have the right, upon providing the Operator with two week's written notice prior to a scheduled order of Equipment, to stop or postpone the Operator's placing of the scheduled order. The cancellation provisions contained in any Equipment order shall be similar in all material respects to the cancellation provisions used by the Operator for similar project equipment orders. The Operator shall provide the Take in Kind Party with monthly updates on the progress of the ordering and installation of the Take in Kind Facilities. The Operator, based on the instructions of Take in Kind Party, shall install and operate all of the Equipment. The Operator shall not be responsible for any losses or damages to the Equipment or the Take in Kind Party's Hydrocarbon production metered, treated, processed or transported by the Equipment unless such losses or damages are the result of the Operator's gross negligence or willful misconduct.

        22.3 Failure to Take Oil and Condensate in Kind. Notwithstanding Article
22.2 (Duty to Take in Kind), if a Party fails to take in kind or dispose of its share of the oil or condensate, Operator shall have the right, but not the obligation, subject to revocation at will by the Party owning the Hydrocarbon production, to purchase for its own account, sell to others, or otherwise dispose of all or part of the Hydrocarbon production at the same price at which Operator calculates and pays lessor's royalty on its own portion of the oil or condensate. Operator shall notify the non-taking Party when the option is exercised. A purchase or sale by Operator of any other Party's share of the oil or condensate shall be for such reasonable periods of time as are consistent with the minimum needs of the industry under the circumstances, but in no event shall a contract be for a period in excess of one (1) year. Proceeds of the oil or condensate purchased, sold, or otherwise disposed of by Operator under this
Article 22.3 shall be paid to the Party that had, but did not exercise, the right to take in kind and separately dispose of the oil or condensate. Operator, in disposing of another Party's oil or condensate, shall not be responsible for making any filing with regulatory agencies not required by law to be made by it in respect to another Party's share of oil or condensate. Unless required by governmental authority having jurisdiction or by judicial process, no Party shall be forced to share an available market with a non-taking Party.

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        22.4 Failure to Take Gas in Kind. Article 22.3 (Failure to Take Oil and
Condensate in Kind) shall not apply to gas produced from the Prospect. In no event shall Operator be responsible for, or obligated to dispose of, another Party's share of gas production. If for any reason a Party fails to take or market its full share of gas as produced, that Party may later take, market, or receive a cash accounting for its full share in accordance with Exhibit "D."

        22.5 Expenses of Delivery in Kind. A cost that is incurred by Operator in making delivery of a Party's share of oil, gas, or condensate or disposing of same shall be paid by the Party.

                                   ARTICLE 23

                                 APPLICABLE LAW

        23.1 Applicable Law. This Agreement shall be governed by and construed, interpreted, and applied under the laws of Texas, excluding choice of law rules that would refer the matter to the laws of another jurisdiction.

                                   ARTICLE 24

                    LAWS, REGULATIONS, AND NONDISCRIMINATION

        24.1 Laws and Regulations. This Agreement and operations under this Agreement are subject to applicable laws, rules, regulations, and orders. A provision of this Agreement found to be contrary to or inconsistent with any such law, rule, regulation, or order shall be deemed to have been modified accordingly.

        24.2 Nondiscrimination. In performing work under this Agreement, the Parties shall comply and Operator shall require each independent contractor to comply with the governmental requirements in Exhibit "E" and with Articles 202(1) to (7), inclusive, of Executive Order 11246, as amended.

                                   ARTICLE 25

                                  FORCE MAJEURE

        25.1 Force Majeure. If a Party is unable, wholly or in part because of a Force Majeure, to carry out its obligations under this Agreement, other than the obligation to make money payments, that Party shall give the other Parties prompt written notice of the Force Majeure with full particulars about it. Effective upon the date notice is given, the obligations of the Party, so far as they are affected by the Force Majeure, shall be suspended during, but no longer than, the continuance of the Force Majeure. Time is of the essence in the performance of this Agreement, and every reasonable effort will be made by the Party to avoid delay or suspension of any work or acts to be performed under this Agreement. The requirement that the Force Majeure be remedied with all reasonable dispatch shall not require a Party to settle strikes or other labor difficulties.

                                   ARTICLE 26

        SUCCESSORS, ASSIGNS, PREFERENTIAL RIGHTS, MAINTENANCE OF UNIFORM INTEREST ,MINIMUM TRANSFER OF INTEREST, AND AREA OF MUTUAL INTEREST

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        26.1     Transfer of Interest. Except as provided in 26.1.1 (Exceptions to Prior Written Notice), a Transfer of Interest shall be preceded by written notice to the Operator and the other Parties ("the transfer notice"). Any Transfer of Interest shall be made to a party financially capable of assuming the corresponding obligations under this Agreement. No Transfer of Interest shall release a Party from its obligations and liabilities under this Agreement, and the security rights under Exhibit "G" [Article 8.6 (Security Rights)] shall continue to burden the Working Interest transferred and to secure the payment of those obligations and liabilities. No Transfer of Interest may be made if the assigning Party is in default under the terms of this Agreement.

                 26.1.1 Exceptions to Transfer Notice. Notwithstanding any contrary provision of this Agreement, the transfer notice is not required when a Party proposes to mortgage, pledge, hypothecate or grant a security interest in all or a portion of its Working Interest (including assignments of Hydrocarbon production executed as further security for the debt secured by that security device), any wells, Platforms, Processing Facilities or other equipment. However, an encumbrance arising from the financing transaction shall be expressly made subject and subordinated to this Agreement.

                 26.1.2. Effective Date of Transfer of Interest. The effective date of a Transfer of Interest shall be at least thirty (30) days, but not more than one hundred eighty (180) days, after the date of the transfer notice. No Transfer of Interest, other than those provided in Article 15.1 (Right to Withdraw) and Article 26.1.1 (Exceptions to Prior Written Notice), is binding upon the Parties unless and until (i) the assignor or assignee provides all remaining Parties with a photocopy of a fully executed Transfer of Interest, an executed MMS Form 1123, "Designation of Operator" and a designation of oil spill responsibility form and (ii) evidence of receipt of all necessary approvals by the MMS. The Parties shall promptly undertake all reasonable actions necessary to secure those approvals and shall execute and deliver all documents necessary to effectuate that Transfer of Interest. All costs attributable to a Transfer of Interest are the sole obligation of the assigning Party.

                 26.1.3. Form of Transfer of Interest. Any Transfer of Interest shall incorporate provisions that the Transfer of Interest is subordinate to and made expressly subject to this Agreement and provide for the assumption by the assignee of the performance of all of the assigning Party's obligations under this Agreement. Any Transfer of Interest not in compliance with this provision is voidable by the non-assigning Parties.

                 26.1.4. Warranty. Any Transfer of Interest, vesting or relinquishment of Working Interest as between the Parties under this Agreement shall be made without warranty of title.

        26.2. Preferential Right to Purchase. Any Transfer of Interest shall be subject to the following provisions:

                 26.2.1. Notice of Proposed Transfer of Interest. The transfer notice shall provide full information about the proposed Transfer of Interest, including, but not limited to, the name and address of

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                   Model Form of Offshore Operating Agreement

the prospective assignee (who must be ready, willing, and able to acquire the interest and deliver the stated consideration therefor), the full consideration for the Transfer of Interest, and all other terms of the offer. In the case of a package sale of oil and gas interests that includes all or part of the assigning Party's Working Interest, or if the proposed Transfer of Interest is structured as a like-kind exchange, the Working Interest that is subject to the Transfer of Interest shall be separately valued and the transfer notice shall state the monetary value attributed to the Working Interest by that prospective assignee.
Article 26.2 (Preferential Right to Purchase) shall apply only to the Working Interest that is subject to the Transfer of Interest.

                 26.2.2. Exercise of Preferential Right to Purchase. Within fifteen (15) days from receipt of the transfer notice, each non-assigning Party may exercise its preferential right to purchase its Participating Interest share of the Working Interest offered (on the same terms and conditions, or on equivalent terms for a non-cash transaction as stated in the notice) without reservations or conditions by written notice of that fact to all of the Parties. If a non-assigning Party does not exercise its preferential right to purchase its Participating Interest share of the Working Interest offered and the non-assigning Parties, who wish to exercise their preferential right to purchase, do not agree to pay the full consideration for the Transfer of Interest and accept all of the other terms of the third party offer within seven
(7) days of the fifteen (15) day period in which the non-assigning Parties may exercise their preferential right to purchase, the assigning Party shall be free to complete the proposed conveyance on the terms disclosed in the notice. If the other non-assigning Parties agree to pay the full consideration for the Transfer of Interest and accept all of the other terms of the third party offer, the assigning Party shall transfer the Working Interest to the non-assigning Parties who exercised their preferential right to purchase under this Article 26 (Successors, Assigns, Preferential Rights, Maintenance Of Uniform Interest ,Minimum Transfer Of Interest, And Area Of Mutual Interest). The Transfer of Interest shall be concluded within a reasonable time, but no later thirty (30) days after the applicable period in which the non-assigning Parties may exercise their preferential right to purchase.

                 26.2.3. Transfer of Interest Not Affected by the Preferential Right to Purchase. Article 26.2 (Preferential Right to Purchase) shall not apply when a Party proposes to:

                         (A) mortgage, pledge, hypothecate or grant a security interest in all or a portion of its Working Interest (including assignments of Hydrocarbon production executed as further security for the debt secured by that security device), , or

                         (B) grant an overriding royalty, a net profits interest, or a production payment

                         (C) dispose of its Working Interest by:

                             (1) a simultaneous like-kind exchange under Section
                         1031 of the Internal Revenue Code of 1986, as amended, ("Code");

                             (2) a property exchange transaction other than a
                         non-simultaneous like-kind exchange under Section 1031 of the Code;

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                   Model Form of Offshore Operating Agreement

                             (4) a merger, reorganization, or consolidation;

                             (5) a Transfer of Interest of substantially all of
                         a Party's exploration and production properties in the Gulf of Mexico; or

                             (6) a Transfer of Interest to an Affiliate.

                26.2.4. Completion of Transfer of Interest. If the proposed Transfer of Interest is not executed and filed of record with the MMS within six
(6) months after receipt of the transfer notice by the non-assigning Parties, or if the terms of the proposed Transfer of Interest conveyance are materially altered, the proposed Transfer of Interest shall be deemed withdrawn, and the Working Interest included in the proposed Transfer of Interest shall again be governed by this Article 26.2 (Preferential Right to Purchase).

                26.3. Maintenance of Uniform Interest and Minimum Transfer of Interest. Unless unanimously agreed otherwise, any transfer to a third party shall be limited to a minimum Working Interest of twelve and one-half percent (12.5%) in an entire Prospect. No assignment or transfer of any interest in this Agreement or any Lease or lands subject to this Agreement shall be made that is not an undivided Working Interest in all of a Party's Working Interest in the Prospect unless otherwise provided under this Agreement. If the Working
Interest of any Party is subsequently conveyed or distributed to other entities, so that any one of them owns a Working Interest of less than twelve and one half percent (12.5%), such entities collectively shall be entitled to only a single joint representative at meetings of the Parties and shall vote or act collectively matters. Such Parties shall be entitled to only a single set of logs, samples, information and reports and shall be considered as only one Party for all purposes under this Agreement.

                26.4 Area of Mutual Interest. The Parties establish an Area of Mutual Interest ("AMI") for each of the Prospects as set forth in Exhibit "A". Subsequent to the execution of the APA or this Agreement, if any Party hereto ("Acquiring Party") acquires either an oil and gas lease (or any interest therein) or any other mineral interest covering lands and/or water bottoms and/or seabeds lying within an AMI, or if the Acquiring Party is offered the opportunity to enter into any type of agreement by which such an interest may be earned or otherwise acquired by conducting drilling, seismic, or other operations on the lands lying within an AMI, then the Acquiring Party shall promptly notify the other Party(ies) ("Non-Acquiring Party(ies)") of such acquisition or such opportunity. Any interest acquired by a Party hereto in lands outside of the AMI, however, shall not be subject to the terms of this Section. The notification provided for in this Section shall contain all available title information, and copies of leases, agreements by which the interests may be acquired, and all other pertinent instruments. It shall also describe in detail the cost and expense of such acquisition and any other obligation which may be incurred pursuant thereto.

The Non-acquiring Party(ies) shall have the opportunity to participate in any acquisition hereunder, and in the working interest proportion set out under Exhibit "A" for the Prospect in which the acquisition of interest was made. As of the date of this Agreement, the interests of the Parties in the Leases, each Prospect, and each AMI, are BP-seventy-five percent (75%), and EEX-twenty-five percent (25%).

If drilling, seismic, or other operations are not required to acquire the interest, Non-acquiring Party(ies) shall have fifteen (15) days from receipt of notice thereof in which to elect to participate in such acquisition. Failure to notify the Acquiring Party of its election within fifteen (15) days shall be deemed an election by the Non-acquiring Party(ies) not to participate.

If the acquisition requires drilling, seismic, or other operations to depths below the base of the Weld, the election of a Non-acquiring Party(ies) to participate in such operations shall be deemed an election to participate in all of the terms and conditions of the agreement governing such operations, to the extent necessary to acquire the interest. No party shall be required to make such election more than one hundred fifty (150) days nor less than fifteen (15) days prior to commencement of initial operations.

To receive an assignment of its proportionate share of the interest acquired as a result of conducting drilling, seismic, or other operations on the AMI, a Non-acquiring Party must have: (1) participated in all operations necessary for the acquisition of the interest, including, but not limited to, completion operations and also must have paid all costs and expenses incurred in connection therewith; and (2) participated in accordance with the terms, provisions, covenants, and conditions of the agreements governing the acquisition of interest. At such time the Non-acquiring Party(ies) shall become an Acquiring Party(ies). The Acquiring Parties shall then share in the acquisition in the proportion that each such Acquiring Party's respective working interest, as set forth in the JOA bears to the sum of the working interests of the all Acquiring Parties. On receipt of an invoice from the Acquiring Party setting forth in detail the cost and expense of the acquisition, the other Acquiring Party(ies) shall promptly reimburse the original Acquiring Party for its proportionate share thereof. The original Acquiring Party shall then promptly assign to the other Acquiring Party(ies) its proportionate interest in the acquisition.

If all Parties to this Agreement elect to participate in any acquisition, then any such acquired interest shall thereafter be subject to the JOA and the Parties shall amend Exhibit "A" thereof, to reflect the newly acquired interest. Such amendment shall be effective with the award of a lease or the effective date of any such transfer; and shall be executed by the Parties within ninety
(90) days from lease issuance or the effective date of the assignment of interest. If less than all Parties elect to participate in an acquisition, the Acquiring Party or Parties will execute an agreement to cover such acquisition in substantially the same form as this Agreement.

In the event that the lease acquisition involves a third party (not a Party to this Agreement), the Parties agree to utilize the form of JOA as the starting point for negotiation of a mutually acceptable form of operating agreement with the third party.

The term of this AMI provision shall terminate upon the earlier of 1) termination of this Agreement, 2) commencement of the Third Well drilled pursuant to the APA, or 3) June 30, 2006.






                                   ARTICLE 27

                            ADMINISTRATIVE PROVISIONS

        27.1 Term. This Agreement shall remain in effect so long as a Lease remains in effect and thereafter until (a) all wells have been abandoned and plugged or turned over to the Parties owning an interest in the Lease on which the wells are located; (b) all Platforms, Processing Facilities, and equipment have been disposed by the Operator in accordance Article 14 (Abandonment, Salvage, and Surplus); (c) all Claims as defined in Article 19 (Liability, Claims, and Lawsuits) have been settled or otherwise disposed of; and (d) there has been a final accounting and settlement. In accordance with Article 4.5 (Selection of Successor Operator), this Agreement will also terminate if no Party is willing to become Operator, effective after all conditions in clauses
(a) through (d) above have been completed. Termination of this Agreement shall not relieve a Party of a liability or obligation accrued or incurred before termination and is without prejudice to all continuing confidentiality obligations or other obligations in this Agreement.

        27.2. Waiver. A term, provision, covenant, representation, warranty, or condition of this Agreement may be waived only by written instrument executed by the Party waiving compliance. The failure or delay of a Party in the enforcement or exercise of the rights granted under this Agreement shall not constitute a waiver of said rights nor shall it be considered as a basis for estoppel. Time is of the essence in the performance of this Agreement and all time limits shall be strictly construed and enforced.

        27.3 Waiver of Right to Partition. Each Party waives the right to bring an action for partition of its interest in the Prospect, wells, Platform, Processing Facilities, and other equipment held under this Agreement, and covenants that during the existence of this Agreement it shall not resort at any time to an action at law or in equity to partition any or all of the Prospects and lands or personal property subject to this Agreement.

        27.4 Compliance With Laws and Regulations. This Agreement, and all activities or operations conducted by the Parties under this Agreement, are expressly subject to, and shall comply with,

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all laws, orders, rules, and regulations of all federal, state, and local governmental authorities having jurisdiction over the Prospect.

                 27.4.1. Conflicts. This Agreement is subject to the terms and provisions of the APA (which incorporated therein that certain Joint Bidding Agreement dated March 1, 2002), by and between the Parties APA. In the event of conflict between this Agreement and the APA , the provisions of the APA shall prevail.

                 27.4.2. Severance of Invalid Provisions. If, for any reason and for so long as, a clause or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under a present or future law (or interpretation thereof), the remainder of this Agreement will not be affected by that illegality or invalidity. An illegal or invalid provision will be deemed severed from this Agreement, as if this Agreement had been executed without the illegal or invalid provision. The surviving provisions of this Agreement will remain in full force and effect unless the removal of the illegal or invalid provision destroys the legitimate purposes of this Agreement; in which event this Agreement shall be null and void.

                 27.4.3. Fair and Equal Employment. Each of the Parties is an Equal Opportunity Employer, and the equal opportunity provisions of 30 CFR 270 and 41 CFR 60-1 are incorporated in this Agreement by reference. The affirmative action clauses concerning disabled veterans and veterans of the Vietnam era (41 CFR 60-250) and the affirmative action clauses concerning employment of the handicapped (41 CFR 60-741) are also incorporated in this Agreement by reference. In performing work under this Agreement, the Parties shall comply with (and the Operator shall require each independent contractor to comply with) the governmental requirements in Exhibit "E" that pertain to non-segregated facilities.

        27.5.    Construction and Interpretation of this Agreement

                 27.5.1. Headings for Convenience. Except for the definition headings in Article 2 (Definitions), all the table of contents, captions, numbering sequences, and paragraph headings in this Agreement are inserted for convenience only and do not define, expand or limit the scope, meaning, or intent of this Agreement.

                 27.5.2 Article References. Except as otherwise provided in this Agreement, each reference to an article of this Agreement includes all of the referenced article and its sub-articles.

                 27.5.3. Gender and Number. The use of pronouns in whatever gender or number is a proper reference to the Parties to this Agreement though the Parties may be individuals, business entities, or groups thereof. Reference in this Agreement to the singular of a noun or pronoun includes the plural and vice versa.

                 27.5.4. Joint Preparation. This Agreement shall be deemed for all purposes to have been prepared through the joint efforts of the Parties and shall not be construed for or against one Party or the other as a result of the preparation, submittal, drafting, execution or other event of negotiation hereof.

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                 27.5.5. Integrated Agreement. This Agreement contains the final and entire agreement of the Parties for the matters covered by this Agreement and, as such, supersedes all prior written or oral communications and agreements. This Agreement may not be modified or changed except by written amendment signed by the Parties.

                 27.5.6 Binding Effect. To the extent it is assignable, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns, and shall constitute a covenant running with the land comprising the Prospect. This Agreement does not benefit or create any rights in a person or entity that is not a Party to this Agreement.

                 27.5.7. Further Assurances. Each Party will take all actions necessary and will sign all documents necessary to implement this Agreement. Except as otherwise provided in this Agreement, within (30) days after their receipt of a valid written request for those documents from a Party, all other Parties shall prepare and execute the documents.

                 27.5.8. Counterpart Execution. This Agreement may be executed by signing the original or a counterpart. If this Agreement is executed in counterparts, all counterparts taken together shall have the same effect as if all Parties had signed the same agreement. No Party shall be bound to this Agreement until all Parties have executed a counterpart or the original of this Agreement. This Agreement may also be ratified by a separate instrument that refers to this Agreement and adopts by reference all provisions of this Agreement. A ratification shall have the same effect as an execution of this Agreement.

        27.6 Restricted Bidding. If more than one Party is ever on the list of restricted joint bidders for Outer Continental Shelf ("OCS") lease sales, as issued by the MMS under 30 CFR 256.44, the Parties shall comply with all statutes and regulations regarding restricted joint bidders on the OCS.

IN WITNESS WHEREOF, each Party, through its duly authorized agent or representative, has executed this Agreement effective as of the date first above written.

                 BP EXPLORATION & PRODUCTION INC.


                 By:  ___________________________________
                      O. Kirk Wardlaw
                      Attorney-in-Fact


                 EEX CORPORATION

                 By:  ___________________________________
                      Ben Davis
                      Land Manager-Offshore

                                   EXHIBIT "A"
 Attached to and made a part of that certain Offshore Operating Agreement dated
   March 1, 2002, by and between BP Exploration & Production Company and EEX
                                  Corporation.

SECTION I: LEASES AND WORKING INTERESTS OF THE PARTIES

                                                WORKING INTEREST
                                                ----------------
OCS #        AREA/BLOCK                         BP           EEX
-----        ----------                         --           ---

21665        South Timbalier 141                75%          25%

21666        South Timbalier 142                75%          25%

21667        South Timbalier 144                75%          25%

21668        South Timbalier 167                75%          25%

21669        South Timbalier 168                75%          25%

21670        South Timbalier 188*               75%          25%

21672        South Timbalier 215                75%          25%

21673        South Timbalier 224                75%          25%

21674        South Timbalier 226                75%          25%

21675        South Timbalier 227                75%          25%

23904        Ship Shoal 186                     75%          25%

22712        Ship Shoal 188**                   75%          25%

22714        Ship Shoal 211                     75%          25%

23905        Ship Shoal 212                     75%          25%

23908        Ship Shoal 235                     75%          25%

22716        Ship Shoal 236                     75%          25%

21658        Ship Shoal 263                     75%          25%

21660        Ship Shoal 281                     75%          25%

22720        Ship Shoal 282                     75%          25%

22724        Ship Shoal 306                     75%          25%

23916        Ship Shoal 309                     75%          25%

23917        Ship Shoal 310                     75%          25%

21661        Ship Shoal 331                   37.5%        12.5%

23870        Eugene Island 201                  75%          25%

22672        Eugene Island 222                  75%          25%

21640        Eugene Island 223                  75%          25%

14439        South Marsh Island 80***       8.4375%      2.1825%


March 1, 2002 - JOA

*OCS-G 21670 covers only the South Half and Northeast Quarter of South Timbalier Block 188.
**Only as to depths below 17,000 feet.
***South Half and South Three-Fourths of North Half-Only as to depths below 11,200' Sand as seen in OCS-G 14439 Well No. A-5 ST at depth of approximately 13,146' measured depth. North One-Fourth of North Half-Only as to depths below 9,000' subsea.

SECTION II: OPERATOR

BP is designated as the Operator of all blocks except for OCS-G 21661 (Ship Shoal Block 331), and OCS-G 14439 (South Marsh Island Block 80), which are covered by existing operating agreements naming other parties as Operator.


SECTION III: DESCRIPTION OF AREA OF PROSPECTS

Prospect Name           Area                      Block Numbers
-------------           ----                      -------------

Dawson                  South Timbalier           160, 176-180, 184-189,
                                                  204-208, 223-228, 232-235,
                                                  252, 253, 262, 263

Blackbeard West         Ship Shoal                186, 188-190
                        South Timbalier           141, 142, 167-170

Blackbeard East         South Timbalier           108-110, 143-145, 164-166,
                                                  171-173, 192, 193, 201

Morgan                  Ship Shoal                211-214, 234-237, 258, 259
                        South Timbalier           196-198, 214-217

Captain Kidd            Ship Shoal                238, 256, 257, 260-263, 280-
                                                  282

Bellamy                 Ship Shoal                285, 286, 305, 306, 308-310,
                                                  329-331

Lafitte                 South Marsh Island        62-65
                        Eugene Island             200, 201, 221-223, 225, 241-
                                                  244

Barataria               South Marsh Island        77-81


SECTION IV: PRE-EXISTING, CARVED-OUT INTERESTS

OCS-G 22712 (Ship Shoal Block 188)-Five percent of eight-eighths (5% x 8/8) overriding royalty interest in favor of Aviara Energy Corporation. OCS-G 14439 (South Marsh Island Block 80)-Two percent of eight-eighths (2% x 8/8) overriding royalty interest in favor of Lee B. Backsen, et al.

March 1, 2002 - JOA

SECTION V: ADDRESSES OF THE PARTIES

BP Exploration & Production Company           E. P. Zseleczky
501 WestLake Park Boulevard                   Tel: (281) 366-0939
Houston, Texas 77079                          Fax: (281) 366-7569

EEX Corporation                               Ben Davis
2500 CityWest Blvd, Suite 1400                Tel: (713) 243-3247
Houston, Texas 77042                          Fax: (713) 243-3422

March 1, 2002 - JOA

                                   EXHIBIT "B"

 Attached to that certain Joint Operating Agreement dated March 1, 2002, by and between BP Exploration & Production Inc. and EEX Corporation


                          OFFSHORE INSURANCE PROVISIONS

I.  WORKERS COMPENSATION & EMPLOYERS LIABILITY INSURANCE

Operator will carry Workers Compensation insurance in compliance with all State and Federal Regulations in the jurisdiction where any of the work under this agreement shall be performed, including the following special coverage extensions:

    1. Employers' Liability coverage with limits of not less than $1 Million per accident.

    2. U.S. Longshoremen and Harbor Workers' Act and Outer Continental Shelf Lands Act coverage.

    3. Employers' Liability arising out of Maritime operations including coverage for benefits and damages under the Jones Act with limits of at least $1,000,000 per occurrence.

    4. "In Rem" endorsement providing that a claim "In Rem" shall be treated as a claim against the Operator.

    5. Waiver of Subrogation endorsement which waives the insurers rights of subrogation against all of the Parties to this agreement.

Premiums for the insurance above specified shall be charged to the Joint Account. Provided, however, that if the Operator either self-insures or effectively self-insures, the Operator shall charge to the joint account, in lieu of any premiums for such insurance, an amount not to exceed the workers compensation manual rates times the payroll. Claims under Operator's self-insurance program shall not be charged to the joint account.

Except as provided above, Operator shall not be obligated to obtain or cause to be carried insurance for the benefit of the joint account. Operator shall not obtain or cause to be carried for the benefit of the joint account, control of well or seepage and pollution insurance nor insurance against the hazards of fire, windstorm, explosion, blowout, cratering, reservoir damage, or insurance other than specified above.

II. INSURANCE NOT CHARGED TO THE JOINT ACCOUNT

JOA                                                                  Exhibit "B"
March 1, 2002                       Page 1

At all times while the Joint Operating Agreement is in effect, each party to the Agreement shall insure or self-insure for their share of any liabilities assumed under the Joint Operating Agreement. The cost of these insurance or self-insurance programs shall be the individual responsibilities of each of the parties and none of the cost associated with these programs shall be charged to the Joint Account. Each party shall insure or self-insure the following coverage for the minimum limits stated.

    1. Commercial General Liability Insurance covering all of the Parties operations, including their offshore operations, and including contractual liability coverage with combined single limits of at least $10,000,000 per occurrence and in the annual aggregate.

    2. Automobile Liability covering all owned, non-owned and leased vehicles with combined single limits of at least $1,000,000 per occurrence and in the annual aggregate.

    3. Pollution Liability insurance covering offshore oil pollution with limits of at least $10,000,000 per occurrence.

    4. Physical Damage insurance and coverage for Wreck Removal for Facilities covered by the Joint Operating Agreement, with limits not less than the Parties share of the replacement cost of the facility.

    5. Control of Well and Seepage and Pollution insurance with limits of at least $10,000,000 per occurrence.

    6. Non-owned aviation liability insurance in the amount of $1,000,000 per occurrence covering liability arising out of any leased aircraft used in the connection with the work to be performed under the Joint Operating Agreement.

All of the above coverages shall be endorsed to waive the insurers' rights of subrogation against Operator and all other Parties to the Agreement but only to the extent of those liabilities assumed by the Parties herein. Any Party to the Agreement, at the request of any other Party to the Agreement, shall advise all of the other Parties to the Joint Operating Agreement as to whether it will insure or self-insure the above mention coverages. If Insurance is purchased, upon request, a Party will provide all other Parties to the Joint Operating Agreement with a certificate of insurance evidencing that all of the above insurance and special insuring provisions are in place.

In the event a Party elects to self-insure all or part of the above requirements, and if any of the other Parties to the Joint Operating Agreement believe or have a concern that the Party does not have the financial capability to meet its obligations under such self-insurance programs, any Party to the Agreement may request any other Party to provide proof of its ability to self-insure these risks. Proof will consist of independently

JOA                                                                  Exhibit "B"
March 1, 2002                       Page 2
audited financial statements demonstrating Net Worth and assets in the United States in an amount at least equal to six (6) times the amount of the above required insurance that the Party elects to self-insure. If the self-insuring Party is unable to meet that test, the other Parties to the Agreement may, but are not required to do so, purchase any or all of the insurance that the Party elected to self-insure. The cost of said insurance shall be for the individual account of the Party on whose behalf the insurance was purchased.

III.   CONTRACTORS INSURANCE

Operator (including any Party conducting Non-Consent Operations) shall use its best efforts to require each contractor who performs work on behalf of the Joint Operating Agreement to carry the following insurance and special insuring provisions.

    1. Workers' Compensation and Employers' Liability insurance in accordance with all State and Federal Regulations in the jurisdiction where the work is to be performed. This coverage shall contain the following special endorsements:

       a. Employers' Liability coverage with limits of not less than $1,000,000 per accident.

       b. U.S. Longshoremen and Harbor Workers' Act and Outer Continental Shelf Lands Act coverage.

       c. Employers' Liability arising out of Maritime operations including coverage for benefits and damages under the Jones Act with limits of at least $1,000,000 per person and $2,000,000 all persons any one occurrence.

       d. "In Rem" endorsement providing that a claim "In Rem" shall be treated as a claim against the Contractor.

       e. "Borrowed Servant" endorsement providing that a Workers' Compensation claim brought against Operator or any Party to the Agreement, by a Contractors employee will be treated as a claim against the Contractor.

       f. Waiver of Subrogation endorsement which waives the insurers rights of subrogation against all of the Parties to this agreement.

    2. Commercial General Liability insurance and/or Excess Liability insurance, including contractual liability covering the indemnity obligations assumed in the contract with Operator, with combined single limits of $5,000,000 per occurrence for injuries to or death of persons and damage to property.

JOA                                                                  Exhibit "B"
March 1, 2002                       Page 3

    3. Automobile Liability insurance covering all owned, non-owned and hired vehicles with combined single limits of at least $1,000,000 per occurrence for injuries to or death of persons and damage to property.

    4. In the event watercraft is used by the Contractor, contractor shall carry or require owners of such watercraft to carry Protection and Indemnity Insurance in the amount of not less than the market value of the vessel or $1,000,000, whichever is greater.

    5. If Contractor's operations require it to use aircraft, Contractor shall carry or require the owners of such aircraft to carry aircraft liability insurance with a combined single limit of $500,000 per passenger seat or $1,000,000, whichever is greater.

    6. Any other insurance that Operator deems necessary.

    7. All of the insurance carried by Contractors pursuant to Sections 2 through 6 above shall contain endorsements waiving the insured's rights of subrogation against Operator and all other Parties to the Agreement.

Operator shall make a good faith effort to obtain all of the above required insurance and special insuring provisions. Operator shall also make a good faith effort to obtain endorsements naming the Operator as an Additional Insured on the policies of insurance where appropriate and to provide that the word `Insured' also includes any Party, Co-Owner or Joint Venturer. However, Operator shall not be liable to non-operators or to their parent companies, subsidiaries or any affiliated companies for failure to do any of the above. It is recognized in the industry that there are certain contractors and service companies whose services are necessary to operations contemplated by the Parties, who as a matter of their policy refuse contractually to indemnify working interest owners or to carry any insurance indemnifying Working Interest owners. As to those entities, Operator may waive any requirement of contractual indemnity or any or all of the insurance or special insurance provisions required above.

IV.    NOTICE

Operator shall promptly notify Non-operators of any loss, damage or claim not covered by the insurance obtained hereunder for the joint account. All losses which are not covered and all losses in excess of insurance coverage shall be borne by the Parties in accordance with the terms of the Joint Operating Agreement under which said operations are being conducted by the Parties.

JOA                                                                  Exhibit "B"
March 1, 2002                       Page 4

                                   EXHIBIT "C"

       Attached to and made part of that certain Joint Operating Agreement dated effective March 1, 2002 between BP Exploration & Production Inc.
                              and EEX Corporation.

                              ACCOUNTING PROCEDURE
                             PROJECT TEAM(Optional)
                                JOINT OPERATIONS

                              I. GENERAL PROVISIONS

1.   DEFINITIONS

     All terms used in this Accounting Procedure, if not otherwise defined in the Agreement to which this Accounting Procedure is attached, shall have the following meaning:

     "Affiliate" shall mean, with respect to any Party, any entity directly or indirectly controlling, controlled by, or under common control with such Party, unless otherwise defined in the Agreement to which this Accounting Procedure is attached

     "Controllable Material" shall mean Material that at the time of acquisition or disposition by the Joint Account is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies (COPAS).

     "First Level Supervisors" shall mean those employees whose primary function in Joint Operations is the direct supervision of the Operator's field employees and/or contract labor directly employed on the Joint Property in the conduct of Joint Operations. For the purpose of this definition, the words "employees and /or contract labor" shall not include Technical Employees.

     "Joint Account" shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations that are to be shared by the Parties.

     "Joint Operations" shall mean activities required to handle operating conditions and problems for the exploration, appraisal, development, production, protection, maintenance, abandonment, and restoration of the Joint Property.

     "Joint Property" shall mean the real and personal property subject to the Agreement to which this Accounting Procedure is attached. For operations involving subsea or remote structures, the phrase "on the Joint Property" may include a platform, surface production facility, remote facility, or floating production storage facility, which is the surface location from which Joint Operations are conducted, even if such location is not owned by the Joint Account.

     "Material" shall mean personal property, equipment, supplies, or consumables acquired or held for use by the Joint Property.

     "Non-Operators" shall mean the Parties to this Agreement other than the Operator.

     "Offshore Facilities" shall mean platforms, surface and subsea development and production systems, and other support systems such as oil and gas handling facilities, living quarters, offices, shops, cranes, electrical supply equipment and systems, fuel and water storage and piping, heliport, marine docking installations, communication facilities, navigation aids, and other similar facilities necessary in the conduct of offshore operations, all of which are located offshore.

     "Operator" shall mean the Party designated to conduct the Joint Operations.

     "Parties" shall mean legal entities signatory to the Agreement or their successors or assigns to which this Accounting Procedure is attached.

     "Personal Expenses" shall mean reimbursed costs for travel, temporary living, relocation, and other expenses of Operator's employees, as well as similar expenses incurred by a Non-Operator or any Party's Affiliate for personnel assigned to a Project Team.

     "Project Team" shall mean employees of the Parties, Affiliates, or contractors assigned to perform work and/or studies as which may be proposed and shall require the unanimously approval by the Parties to this Agreement.

     "Shore Base Facilities" shall mean onshore support facilities that during Joint Operations provide such services to the Joint Property as a receiving and transshipment point for Materials; debarkation point for drilling and production personnel and services; communication, scheduling and dispatching center; and other associated functions benefiting the Joint Property.

     "Technical Employees" shall mean personnel having special and specific engineering, geoscience, or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.

2.   STATEMENTS AND BILLINGS

     A. The Operator shall bill Non-Operators on or before the last day of the month for their proportionate share of the Joint Account for the preceding month. Such bills shall be accompanied by statements that identify the authority for expenditure, lease or facility, and all charges and credits summarized by appropriate categories of investment and expense. In lieu of detailed descriptions, Controllable Material may be summarized by major Material classifications. Intangible drilling costs, audit adjustments, and unusual charges and credits shall be separately and clearly identified.

     B. Non-Operators shall bill the Operator, on a monthly basis, in accordance with the provisions contained herein, for the salaries, wages, payroll burden, and Personal Expenses, if any, of its employees assigned to the Project Team. In a like manner, the Non-Operator shall bill the Operator for such expenses of the Non-Operator's Affiliate employees and/or contractor employees retained by the Non-Operator who are assigned to the Project Team. The Operator shall reimburse the Non-Operators in accordance with Section I, Paragraph 3.B. For the purposes of Paragraphs 3, 4, and 5 of this Section I, the Non-Operator's costs shall be considered a Joint Account expense.

3.   ADVANCES AND PAYMENTS BY THE PARTIES

     A. If gross expenditures for the Joint Account are expected to exceed $1,000,000.00 in the next succeeding month's operations, the Operator may require the Non-Operators to advance their share of the estimated cash outlay for such month's operations. Unless otherwise provided in the Agreement, any billing for such advance shall be payable within 15 days after receipt of the advance request or by the first day of the month for which the advance is required, whichever is later. The Operator shall adjust each monthly billing to reflect advances received from the Non-Operators for such month. If a refund is due, the Operator shall apply the excess to subsequent month's billings or advances, unless a refund is specifically requested in writing by the Non-Operator.

     B. Except as provided below, each Party shall pay its proportion of all bills within 15 days of receipt date. If payment is not made within such time, the unpaid balance shall bear interest compounded monthly using the U.S. Treasury Bill 13-week discount rate plus 3% in effect on the first day of the month for each month that the payment is delinquent or the maximum contract rate permitted by the applicable usury laws governing the Joint Property, whichever is the lesser, plus attorney's fees, court costs, and other costs in connection with the collection of unpaid amounts. Interest shall begin accruing on the first day of the month in which the payment was due.

     Copyright (C) 1998 by the Council of Petroleum Accountants Societies.

     C. Payments by Parties for monthly cash advances and billings shall be made by Electronic Fund Transfer (EFT) or Automated Clearing House
         (ACH) transaction.

4.   ADJUSTMENTS

     A. Payment of any such bills shall not prejudice the right of any Party to protest or question the correctness thereof; however, all bills and statements (including payout status statements) rendered during any calendar year shall conclusively be presumed to be true and correct, with respect only to expenditures, after 24 months following the end of any such calendar year, unless within said period a Party takes specific detailed written exception thereto requesting review for adjustment.

     B. All adjustments initiated by the billing Parties except those described in (1) through (4) below are limited to the 24-month period following the end of the calendar year in which the original charge appeared or should have appeared on the billing Party's Joint Account statement or payout status statement. Adjustments made beyond the 24-month period are limited to the following:

         (1) a physical inventory of Controllable Material as provided for in
             Section V
         (2) an offsetting entry (whether in whole or in part) that is the direct result of a specific joint interest audit exception granted by the Party relating to another property
         (3) a government/regulatory audit, and
         (4) working interest ownership adjustments

5.   EXPENDITURE AUDITS

     A. A Non-Operator, upon notice in writing to the Operator and other Non-Operators including any non-participating Parties, shall have the right to audit the Operator's accounts and records relating to the Joint Account for any calendar year within the 24-month period following the end of such calendar year; however, conducting an audit shall not extend the time for the taking of written exception to and the adjustment of accounts as provided for in Paragraph 4 of this
         Section I. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. The Operator shall bear no portion of the Non-Operators' audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each

      Copyright (C) 1998 by the Council of Petroleum Accountants Societies.

         year without prior approval of the Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit. The lead audit company's audit report shall be issued within 90 days after completion of the audit testing and analysis but no later than 90 days from the end of the calendar year in which the audit was commenced; however, the 90-day time period shall not extend the 24-month requirement for taking specific detailed written exception as required in Paragraph 4.A above. All claims shall be supported with sufficient documentation. Failure to issue the report within the prescribed time or to take specific written exception within the 24-month period will preclude the Non-Operator from taking exception to any charge billed within the time period audited.

         A timely filed audit report or any timely submitted response thereto shall suspend the running of any applicable statute of limitations regarding claims made in the audit report. While any audit claim is being resolved, the applicable statute of limitations will be suspended; however, the failure to comply with the deadlines provided herein shall cause the statute to commence running again.

     B. The Operator shall allow or deny all exceptions in writing to an audit report within 180 days after receipt of such report. Denied exceptions shall be accompanied by a substantive response. Failure to respond to an exception with substantive information on denials within the time provided will result in the Operator paying interest on that exception, if ultimately granted, from the date of the audit report. The interest charged shall be calculated in the same manner as used in Section I, Paragraph 3.B.

     C. The lead audit company shall reply to the Operator's response to an audit report within 90 days of receipt, and the Operator shall reply to the lead audit company's follow-up response within 90 days of receipt. If the lead audit company does not provide a substantive response to an exception within 90 days, that unresolved audit exception will be disallowed. If the Operator does not provide a substantive response to lead auditor's follow-up response within 90 days, that unresolved audit exception will be allowed and adjustments made to the Joint Account.

     D. The Operator or any audit participant may call an audit resolution meeting for the purpose of resolving audit issues/exceptions that are outstanding at least 15 months after the date of the audit report. The meeting will require one month's written notice to the Operator and all audit participants, a mutually agreed upon time and location, and attendance by representatives of the Operator and audit participants with authority to resolve such outstanding audit issues. Any Party who fails to attend the resolution meeting shall be bound by any resolution reached at the meeting. The lead audit company will coordinate the responses and

      Copyright (C) 1998 by the Council of Petroleum Accountants Societies.

         positions of the Non-Operators and continue to maintain its traditional role throughout the audit resolution process. Attendees will make good faith efforts to resolve outstanding issues, and each Party will be required to present substantive information supporting its position. An audit resolution conference may be held as often as approved to by the Parties. Issues that remain unresolved sixty (60) days after an audit resolution conference shall be submitted to arbitration in accordance with Exhibit "H" (Dispute Resolution Procedure) of the Joint Operating Agreement.

     E This Accounting Procedure contemplates Non-Operators may incur Project Team expenditures that are subsequently billed to the Operator and charged to the Joint Account pursuant to Section I, Paragraph 2.B. Accordingly, such Non-Operators are required to maintain auditable records supporting such charges. Regarding such charges, the Operator and/or any other Non-Operators are hereby provided the same rights and obligations of the Operator as set forth in Section I, Paragraphs 5.A. through 5.D., as pertain to the Non-Operators in audit of the Joint Account. Conversely in such situation, the Non-Operator being audited is hereby provided the same rights and obligations of the Operator as set forth in Section I, Paragraphs 5.A. through 5.D.

6.   APPROVAL BY PARTIES

     Where an approval or other agreement is required the Parties shall use the voting procedures provided in the Joint Operating Agreement.

                               II. DIRECT CHARGES

The Operator shall charge the Joint Account with the following items:

1.   RENTALS AND ROYALTIES

     Lease rentals and royalties paid by the Operator, on behalf of all Parties, for the Joint Operations.

      Copyright (C) 1998 by the Council of Petroleum Accountants Societies.

2.   LABOR

     A. Salaries and Wages including Incentive Compensation Programs, as set forth in COPAS Interpretation 30, for personnel serving the Joint Property shall be chargeable in accordance with the following provisions.

         (1)  Project Team - If formed by the Parties

              All salaries and wages of employees of the Operator and Non-Operator assigned to the Project Team on a full-time basis shall be considered a direct cost and shall be charged to the Joint Account. Such employees shall include personnel who are directly engaged in project management, evaluation, design, construction, and installation activities regardless of location. Part-time Project Team personnel specifically assigned to the Project Team shall be charged to the Joint Account, based on actual days worked, only when such time involves at least one full-day equivalent per month that is devoted to the project. Technical Employees not assigned to the Project Team but working under the direction of the Project Team shall be charged to the Joint Account based on actual days worked, only when such time involves at least one full-day equivalent per month. Contractor and Affiliate charges for personnel assigned to the Project Team are chargeable pursuant to Section II, Paragraphs 5 and 7.

         (2)  Other Operations--Non-Project Team

              The following salaries and wages shall be charged for employees:

              (a) Salaries and wages of the Operator's field employees directly employed on the Joint Property in the conduct of Joint Operations

              (b) Salaries and wages of the Operator's employees directly employed on Shore Base Facilities or other Offshore Facilities serving the Joint Property if such costs are not charged under Paragraph 6 of this Section II

              (c) Salaries of First Level Supervisors

              (d) Salaries and wages of Technical Employees directly employed on the Joint Property in the conduct of Joint Operations, or on Offshore Facilities serving the Joint Property, if such charges are excluded from the Overhead rates

              (e) Salaries and wages of Technical Employees either temporarily or permanently assigned to and directly employed in the operation of

      Copyright (C) 1998 by the Council of Petroleum Accountants Societies.

              the Joint Property if such charges are excluded from the overhead rates

     B. Cost of holiday, vacation, sickness and disability benefits, and other customary allowances paid to personnel to the extent their salaries and wages are chargeable to the Joint Account under Paragraph 2.A of this
         Section II, excluding severance payments or other termination allowances. Such costs under this Paragraph 2.B may be charged on a "when and as-paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under Paragraph 2.A of this Section II. If percentage assessment is used, the rate shall be based on the Operator's or Non-Operators' cost experience, as appropriate.

     C. Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to costs chargeable to the Joint Account under Paragraphs 2.A and 2.B of this Section II.

     D. Personal Expenses, other than relocation costs, of personnel whose salaries and wages are chargeable to the Joint Account under Paragraph 2.A of this Section II.

     E. Relocation costs, consistent with the employer's established policy, are chargeable to the extent their salaries and wages are chargeable, in accordance with the following:

         (1) For personnel transferred and assigned full-time to a Project Team for a minimum of 12 consecutive months shall be charged to the Joint Account
              X  shall not be charged to the Joint Account
              -

              For those assigned for less than 12 consecutive months shall not be chargeable unless agreed to by the Parties.

         (2)  For Operator's field employees and/or First Level Supervisors

              X  shall be charged to the Joint Account
              -
              _ shall be chargeable for the initial staffing upon commencement of Joint Operations for a given platform, facility, or production system
              _  shall be chargeable for First Level Supervisors
              _  shall not be chargeable to the Joint Account

              Notwithstanding the foregoing, relocation costs that result from reorganization or merger of a Party shall not be chargeable to the Joint Account. Extraordinary relocation costs, such as those incurred as a result of transfers from remote locations such as Alaska or overseas,

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              shall be approved by the Parties pursuant to the provisions in
              Section I, Paragraph 6.

     F. Training costs shall be chargeable as specified in COPAS Interpretation 27 and as provided in Section II, Paragraph 13. This training charge shall include the wages, salaries, training course cost, and Personal Expenses incurred during the training session for personnel to the extent their salaries and wages are chargeable under Paragraph 2.A of this Section II. In addition, any third party fees for instructors, books, tuition, and training facility costs are chargeable to the Joint Account. Operator-developed comparable training shall be charged at Operator's cost not to exceed prevailing commercial rates in the area.

     G. Actual cost of established plans for employees' benefits not to exceed the employee benefits limitation percentage most recently recommended by COPAS to the chargeable salaries and wages.

3.   MATERIAL

     Materials purchased or furnished by the Operator for use on the Joint Property in the conduct of Joint Operations as provided under Section IV. Only such Materials shall be purchased for or transferred to the Joint Property as may be required for immediate use or is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

4.   TRANSPORTATION

     Transportation of Operator's, Non-Operator's, Affiliate's or contractor's personnel, and Material necessary for the Joint Operations but subject to the following limitations:

     A. If Material is moved to the Joint Property from the Operator's warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest supply store where like Material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.

     B. If surplus Material is moved to the Operator's warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest supply store where like Material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties. No charge shall be made to the Joint Account for moving Material to other properties unless agreed to by the Parties.

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     C.  In the application of Paragraphs 4.A. and 4.B. above, the option to equalize or charge actual trucking cost is available when the actual charge is less than the amount most recently recommended by COPAS, excluding accessorial charges, as set forth in COPAS Bulletin 21.

5.   SERVICES

     The cost of contract services, equipment, and utilities used in the conduct of Joint Operations and provided by sources other than the Parties, except for contract services, equipment, and utilities covered by the Section III overhead provisions, Paragraph 7 of this Section II, or excluded under Paragraph 9 of this Section II. Notwithstanding anything herein to the contrary, the cost of contract personnel assigned to the Project Team are directly chargeable to the Joint Account (if excluded from overhead rates).

6.   EQUIPMENT AND FACILITIES FURNISHED BY OPERATOR

     In the absence of a separately negotiated agreement, equipment and facilities furnished by the Operator will be charged as follows:

     A. Equipment and facilities owned by the Operator shall be charged to the Joint Account at the average prevailing commercial rate for such equipment. If an average commercial rate is used to bill the Joint Account, the Operator shall adequately document and support such rate and shall periodically review and update the rate and the supporting documentation.

     B. In lieu of charges in Paragraph 6.A. above, or if a prevailing commercial rate is not available, equipment and facilities owned by the Operator will be charged to the Joint Account at the Operator's actual cost. Such costs shall be limited to expenses that would be chargeable pursuant to this Section II if such equipment and facilities were jointly owned, depreciation using straight line depreciation method, and interest on investment (less gross accumulated depreciation) not to exceed 10% per annum. In addition, for platforms, subsea production systems, and production handling facilities, the rate may include an element of the estimated cost of abandonment, reclamation, and dismantlement. Depreciation shall not be charged when the equipment and facilities investment have been fully depreciated. Charges shall not exceed the average prevailing commercial rate, if available.

     C. When applicable for Operator-owned or leased motor vehicles, the Operator shall use rates published by the Petroleum Motor Transport Association or such other organization recognized by COPAS as the

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     official source of such rates. When such rates are not available, the
     Operator shall comply with the provisions of Paragraph 6.A. or 6.B. above.

7.   AFFILIATES

     Affiliate Materials, facilities, and services provided for the Joint Operations shall be chargeable to the Joint Account as herein provided.

     A. If any Operator Affiliate provides Materials, facilities, or services for operations not under the direction of a Project Team that are expected to exceed two hundred fifty thousand dollars ($250,000.00) per annum, per Affiliate, or if such expenditures exceeded said amount during the preceding 12-month period, such charges to the Joint Account for such Materials, facilities or services shall be pursuant to written agreement between the Parties.

     B. If a Non-Operator's Affiliate provides Materials, facilities, or services for operations not under the direction of a Project Team, charges shall be considered third-party services as provided in Paragraph 5 of this Section II.

     C. An Affiliate of the Operator or Non-Operator working at the request of a Project Team shall be chargeable to the Joint Account using the methods indicated below. If more than one option is selected below, notification of the method to be used shall be required prior to commencement of the activity utilizing the Affiliate.

     XX    Fixed Rate Basis

         Affiliate equipment, facilities and services, exclusive of reasonable personal expenses, shall be charged on an all inclusive standard rate of nine hundred dollars per day ($900/day) for senior consultants, seven hundred dollars per day ($700/day) for engineers and six hundred dollars per day ($600/day) for technicians. Reasonable personal expenses of such senior consultants, engineers and technicians of Affiliates providing services for the joint account, for which expenses such senior consultants, engineers and technicians of Affiliates are reimbursed under the Operator's usual practice, shall be charged to the Joint Account in addition to the standard rate. The rates shall be subject to annual adjustment as of the first day of April each year beginning in 2002. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease recommended by COPAS each year. The adjusted rate shall be the rates currently in use, plus or minus the computed adjustment. Any Party may request adjustments to Affiliate costs or rates at any time it deems appropriate but no more than once per year, and

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         such adjustments shall require the approval of the Parties. The Parties shall respond to proposals for revised Affiliate costs or rates within thirty (30) days of receipt of the request. Approval of proposed Affiliate costs or rates shall not be unreasonably withheld by the Parties.

     D. Each Party will make a good faith effort to obtain sufficient evidentiary supporting documentation from its Affiliate and shall maintain auditable records to support all Affiliate charges to the Joint Account. Unless otherwise provided below, such documentation shall be subject to audit in accordance with Section I, Paragraph 5. Since Affiliate charges are based on rates established using a fixed rate basis, the audit of the Affiliate charges shall be limited to verification that the rates charged were as agreed to by the Parties, and that the units or basis to which the rates were applied are correct.

8.   DAMAGES AND LOSSES TO JOINT PROPERTY

     All costs or expenses necessary for the repair or replacement of Joint Property resulting because of damages or losses incurred, except to the extent such damages or losses result from a Party's gross negligence or willful misconduct, in which case such Party shall be solely liable.

9.   LEGAL EXPENSE

     The Operator may not charge for services of the Operator's legal staff or fees and expenses of outside attorneys unless approved by the Parties in writing, except that title examinations and curative work shall be chargeable, unless otherwise provided for in the Agreement. Other types of legal expense, other than attorney fees, such as recording fees and handling, settling, or otherwise discharging litigation, claims, and liens necessary to protect or recover the Joint Property shall be chargeable.

10.  TAXES AND PERMITS

     All taxes and permits of every kind and nature, assessed or levied upon or in connection with the Joint Property, or the production therefrom, and which have been paid by the Operator for the benefit of the Parties, including penalties and interest, except to the extent the penalties and interest result from the Operator's gross negligence or willful misconduct

     If ad valorem taxes paid by the Operator are based in whole or in part upon separate valuations of each Party's working interest, then notwithstanding any

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     contrary provisions, the charges to Parties will be made in accordance with the tax value generated by each Party's working interest.

11.  INSURANCE

     Net premiums paid for insurance required to be carried for Joint Operations for the protection of the Parties. If Joint Operations are conducted at locations where the Operator acts as self-insurer in regard to its workers' compensation and employer's liability insurance obligation, the Operator shall charge the Joint Account manual rates for the risk assumed in its self-insurance program as regulated by the jurisdiction governing the Joint Property. Such rates shall be adjusted for offshore operations by the U.S. Longshoreman and Harbor Workers (USL&H) or Jones Act surcharge, as appropriate.

12.  COMMUNICATIONS

     Costs of acquiring, leasing, installing, operating, repairing, and maintaining communication systems, including radio and microwave facilities, between the Joint Property and the Operator's offices directly responsible for field operations. In the event communication systems serving the Joint Property are Operator or Affiliate-owned, charges to the Joint Account shall be made as provided in Section II, Paragraph 6 or 7 as applicable.

13.  ECOLOGICAL, ENVIRONMENTAL, AND SAFETY

     A.  Ecological and Environmental costs incurred

         XX  for the benefit of the Joint Property
         --
         __  on the Joint Property

         resulting from laws, rules, regulations, or orders for archaeological and geophysical surveys relative to identification and protection of cultural resources and/or other environmental or ecological surveys as may be required by the Minerals Management Service or other regulatory authority. Also, costs to provide or have available pollution containment and removal equipment plus actual costs of control and cleanup and resulting responsibilities of oil and other spills as well as discharges from permitted outfalls as required by applicable laws and regulations are chargeable. Ecological and environmental costs incurred by the Operator as deemed by the Operator to be appropriate for prudent operations are also chargeable to the extent such costs directly benefit Joint Operations.

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     B.  Safety costs incurred

         XX  for the benefit of the Joint Property
         --
         __  on the Joint Property

         to conduct and/or implement safe operational practices/guidelines as a result of laws, rules, regulations, or orders or as recommended for voluntary compliance. Examples are the requirements mandated by the Occupational Safety and Hazards Act (OSHA), Safety and Environmental Management Program (SEMP), Process Safety Management (PSM), and/or requirements which may be mandated/recommended by similar programs or by other current or successor regulatory agencies. Safety costs incurred by the Operator as deemed by the Operator to be appropriate for prudent operations are also chargeable to the extent such costs directly benefit Joint Operations.

     C. Environmental, ecological, and safety training costs for personnel whose time would otherwise be chargeable under Paragraph 13.A or B above, regardless of whether training is mandated by statute or regulatory agency, is chargeable to the Joint Account.

     D. Safety and other team accomplishment awards for personnel chargeable to the Joint Account

         XX  shall be chargeable to the Joint Account
         --
         __  shall not be chargeable to the Joint Account

         In the event of a conflict between the provisions of this Paragraph 13 and Section III, Paragraphs i. and ii., the following election shall prevail:

         XX  Section II, Paragraph 13
         --
         __  Section III, Paragraphs i. and ii.

14.  ABANDONMENT AND RECLAMATION

     Costs incurred for abandonment and reclamation of the Joint Property, including costs required by governmental, regulatory, or judicial authority

                                  III. OVERHEAD

     As compensation for administrative, supervision, office services and warehousing costs, or other costs not specifically identified as being chargeable to the Joint Account pursuant to Section II of this Accounting

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     Procedure, the Operator shall charge the Joint Account in accordance with this Section III.

     Unless otherwise agreed to by the Parties, such charge shall be in lieu of costs and expenses of offices and salaries or wages plus applicable burdens and expenses of personnel, except those costs identified as directly chargeable under Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, purchasing, accounting, administrative or clerical duties, or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in this Section III unless directly chargeable under Section II or such costs are agreed to by the Parties as a direct charge to the Joint Account. Costs of functions which solely benefit the Operator are not recoverable from the Joint Account.

         i. Except as otherwise provided in Paragraphs 1 and 3 of this Section III, the salaries, wages, related payroll burden and Personal Expenses of Technical Employees, and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property in the conduct of Joint Operations

                  __  shall be covered by the overhead rates
                  XX  shall not be covered by the overhead rates
                  --

         ii. Except as otherwise provided in Paragraphs 1 and 3 of this Section III, the salaries, wages, related payroll burden and Personal Expenses of Technical Employees, and/or costs of professional consultant services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in the operation of the Joint Property

                  XX  shall be covered by the overhead rates
                  --
                  __  shall not be covered by the overhead rates

1.   OVERHEAD--PROJECT TEAM

     To compensate the Parties for overhead costs incurred to support a Project Team, the Parties shall charge Project Team Overhead. Such overhead costs may include, but shall not be limited to the following: all personnel not directly chargeable to the Project Team, all computer equipment and supplies, office space, utilities, office furniture and equipment, cleaning and general housekeeping, office supplies, conference room facilities, facsimile machines, copy machines, telephones, and other general costs of supporting the Project Team.:

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       The overhead recovery shall be made pursuant to the following:

       X  The Operator shall charge a rate of two and one half percent (2.5%) of
       -
          the total cost of the Project Team.

2.     OVERHEAD--DEVELOPMENT AND OPERATING

       As compensation for overhead in connection with drilling and producing operations not covered by other provisions of this Section III, Operator shall charge on either

       __  Fixed Rate Basis, Paragraph 2.A.
       X   Percentage Basis, Paragraph 2.B.
       -

       A.  OVERHEAD--FIXED RATE BASIS

           (1) The Operator shall charge the Joint Account at the following rates per well per month:

               Drilling Well Rate per month $___________________________
               (Prorated for less than a full month)

               Producing Well Rate per month $___________________________

           (2) Application of Overhead--Drilling Well Rate shall be as follows:

               (a) Charges for onshore drilling wells shall begin on spud date and terminate on the date the drilling or completion equipment is released, whichever occurs later. Charges for offshore drilling wells shall begin on the date the drilling or completion equipment arrives on location and terminate on the date the drilling or completion equipment moves off location or rig is released, whichever occurs first. No charge shall be made during suspension of drilling or completion operations for 15 or more consecutive calendar days.

               (b) Charges for wells undergoing any type of workover,
                   recompletion, or abandonment for a period of five consecutive work days or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig or other units used in workover, and commence through date of rig or other unit release, except that no charges shall be made during suspension of operations for 15 or more consecutive calendar days.

           (3) Application of Overhead--Producing Well Rate shall be as follows:

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       (a) An active well completion for any portion of the month shall qualify for a one-well charge for the entire month. An active completion is one that is

           [1] produced
           [2] injected into for recovery or disposal
           [3] used to obtain water supply to support production operations

       (b) Each active completion in a multi-completed well shall qualify for a one-well charge providing each completion is considered a separate well by the governing regulatory authority.

       (c) A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well. This one-well charge shall be made whether or not the well has produced except when the drilling well rate applies.

       (d) An active gas well shut in because of overproduction or failure of a purchaser to take production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.

       (e) All wells not meeting the criteria set forth in this Paragraph 2.A.(3) (a), (b), (c), or (d) shall not qualify for a producing overhead charge.

   (4) The well rates shall be adjusted on the first day of the production month of April each year following the effective date of the Agreement to which this Accounting Procedure is attached or the effective date of any overhead rate amendment. The adjusted rates shall be the rates on the effective date of the overhead rate, increased or decreased by the COPAS percentage wage index adjustment for each year from such effective date to the date of the adjustment.

B. OVERHEAD--PERCENTAGE BASIS

   (1) Operator shall charge the Joint Account at the following rates:

       (a) Development rate two and one half Percent (2.5%) of the cost of development of the Joint Property exclusive of costs provided under
           Section II, Paragraph 9, all salvage credits, and all Project Team expenses and overhead.
       (b) Operating rate thirteen Percent (13%) of the cost of operating the Joint Property exclusive of costs provided under Section II, Paragraphs 1 and 9; all salvage credits; the value of substances purchased for enhanced recovery; all property and ad valorem

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           taxes and any other taxes and assessments that are levied, assessed, and paid upon the mineral interest in and to the Joint Property.

   (2) Application of Overhead--Percentage Basis shall be as follows:

       (a) Development rate shall be applied to all costs in connection with

           [1] drilling, redrilling, plugging back, sidetracking, or
               deepening of a well
           [2] workover operations requiring a period of 15 consecutive work days or more on a well
           [3] preliminary expenditures necessary in preparation for drilling [4] expenditures incurred in abandoning when the well is not completed as a producer
           [5] original construction or installation of fixed assets, expansion of fixed assets, and any other project clearly discernible as a fixed asset except Major Construction as defined in Section III, Paragraph 3 or any Project Team expenses and overhead.

       (b) Operating rate shall be applied to all other costs in connection with Joint Operations except those subject to Section III Paragraphs 1 and 3.

3. OVERHEAD--MAJOR CONSTRUCTION AND CATASTROPHE

   Major Construction is defined as any project requiring an AFE, under the terms of the Agreement to which this Accounting Procedure is attached, for the construction and installation of fixed assets; the expansion of fixed assets; or in the abandonment of fixed assets and any associated reclamation required for the exploration, development, and operation of the Joint Property.

   Catastrophe is defined as a calamitous event bringing damage, loss, or destruction resulting from a single occurrence requiring an AFE to restore the Joint Property to the equivalent condition that existed prior to the event causing the damage.

   To compensate the Operator for overhead costs incurred in connection with Major Construction and Catastrophes, the Operator shall charge the Joint Account for overhead based on the following rates:

   A. If the Parties form a Project Team, the overhead assessment shall be two percent (2 %) of total costs for the engineering, design and drafting costs associated with a Major Construction or Catastrophe project AFE, excluding the costs of the Project Team. Third Party costs for the engineering, design and drafting costs associated with a Major

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       Construction or Catastrophe project AFE shall be treated as direct charge under Section II, Paragraph 5.

       B. If the Parties do not form a Project Team , the overhead assessment shall be five percent (5%) of total costs for the engineering, design and drafting costs associated with a Major Construction or Catastrophe project AFE.

       For calculating Major Construction overhead, the cost of drilling and workover wells shall be excluded. For calculating Catastrophe overhead the cost of drilling relief wells, substitute wells, or conducting other well operations resulting from the catastrophic event shall be included. Expenditures to which these rates apply shall not be reduced by insurance recoveries. Overhead assessed under the Major Construction and Catastrophe provisions shall be in lieu of all other overhead provisions. In the event of any conflict between the provisions of this paragraph and the provisions of Section II, Paragraphs 2 and 5, the provisions of this paragraph shall govern.

4. AMENDMENT OF RATES

   The Overhead rates provided for in this Section III may be amended from time to time if, in practice, the rates are found to be insufficient or excessive and shall require the unanimous consent of the Parties.

                     IV. MATERIAL PURCHASES, TRANSFERS, AND
                                  DISPOSITIONS

The Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for direct purchases, transfers, and dispositions. The Operator normally provides all Material for use in the conduct of Joint Operations but does not warrant the Material furnished. Except as otherwise provided in Section IV, Paragraph 4.A., Material may be supplied by Non-Operators at the Operator's option.

1. DIRECT PURCHASES

   Direct purchases shall be charged to the Joint Account at the price paid by the Operator after deduction of all discounts received. A direct purchase is determined to occur when an agreement is made between an Operator and a third party for the acquisition of Materials for a specific well site or location. Material provided by the Operator under "vendor stocking programs," where

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   the initial use is for a Joint Property and title of the Material does not pass from the vendor until usage, is considered a direct purchase. If Material is found to be defective or is returned to the vendor for any other reason, credit shall be passed to the Joint Account when adjustments have been received by the Operator from the manufacturer, distributor, or agent.

2. TRANSFERS

   A transfer is determined to occur when the Operator furnishes Material from its storage facility or from another operated property. Additionally, the Operator has assumed liability for the storage costs and changes in value and has previously secured and held title to the transferred Material. Similarly, the removal of Material from a Joint Property to the Operator's facility or to another operated property is also considered a transfer. Material that is moved from the Joint Property to a temporary storage location pending disposition may remain charged to the Joint Account and is not considered a transfer.

   A. PRICING

      The value of Material transferred to/from the Joint Property should generally reflect the market value on the date of transfer. Transfers of new Material will be priced using one of the following new Material bases:

      (1) Published prices in effect on date of movement as adjusted by the appropriate COPAS Historical Price Multiplier (HPM) or prices provided by the COPAS Computerized Equipment Pricing System (CEPS)

          The HPMs and the associated date of published price to which they should be applied will be published by COPAS periodically.

          (a) For oil country tubulars and line pipe, the published price shall be based upon eastern mill (Houston for special end) carload base prices effective as of date of movement, plus transportation cost as defined in Section IV, Paragraph 2.B.

          (b) For other Material, the published price shall be the published list price in effect at date of movement, as listed by a supply store nearest the Joint Property (where like Material is normally available) or point of manufacture, plus transportation costs as defined in Section IV, Paragraph 2.B.

      (2) A price quotation that reflects a current realistic acquisition cost may be obtained from a supplier/manufacturer.

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          (3) Historical purchase price may be used, providing it reflects a current realistic acquisition cost on date of movement. Sufficient documentation should be available to Non-Operators for purposes of verifying Material transfer valuation.

          (4) As agreed to by the Parties

          When higher than specification grade or size tubulars from the Operator's inventory are used on the Joint Property in the conduct of Joint Operations, the Operator shall charge the Joint Account at the equivalent price for well design specification tubulars.

      B.  FREIGHT

      Transportation costs should be added to the Material transfer price based on one of the following:

          (1) Transportation costs for oil country tubulars and line pipe shall be calculated using the distance from eastern mill to the railway receiving point nearest the Joint Property based on the carload weight basis as recommended by COPAS in Bulletin 21 and COPAS Interpretations in effect at the time of the transfer.

          (2) Transportation costs for special mill items shall be calculated from that mill's shipping point to the railway receiving point nearest the Joint Property. For transportation costs from other than eastern mills, the 30,000-pound Specialized Motor Carriers interstate truck rate shall be used. Transportation costs for macaroni tubing shall be calculated based on the Specialized Motor Carriers rate per weight of tubing transferred to the railway receiving point nearest the Joint Property.

          (3) Transportation costs for special end tubular goods shall be calculated using the 30,000-pound Specialized Motor Carriers interstate truck rate from Houston, Texas to the railway receiving point nearest the Joint Property.

          (4) Transportation costs for Material other than that described in
              Section IV, Paragraphs 2.B (1) through (3), if applicable, shall be calculated from the supply store or point of manufacture, whichever is appropriate, to the railway receiving point nearest the Joint Property.

      C.  CONDITION

          (1) Condition "A"--New and unused Material in sound and serviceable condition shall be charged at 100% of the price as determined in
              Section IV, Paragraphs 2.A. and 2.B. Material transferred from the Joint Property that was not placed in service shall be credited as charged without gain or loss. Any unused Material that was charged to the Joint Account through a direct purchase will be credited to the Joint

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              Account at the original cost paid less restocking charges. All refurbishing costs required or necessary to return the Material to original condition or to correct handling or transportation damages and other related costs will be borne by the divesting property. The Joint Account is responsible for Material preparation, handling, and transportation costs for new and unused Material charged to the Joint Property either through a direct purchase or transfer. Any preparation costs incurred, including any internal or external coating and wrapping, will be credited on new Material provided these services were not repeated for such Material for the receiving property.

          (2) Condition "B"--Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced by multiplying the price determined in Section IV, Paragraphs 2.A. and 2.B. by

              XX  75%
              --
              __  the condition percentage most recently recommended by COPAS

              All refurbishing cost or reconditioning required to return the Material to Condition "B" or to correct handling or transportation damages and other related costs will be borne by the divesting property.

              If the Material was originally charged to the Joint Account as used Material and placed in service for the Joint Property, the Material will be credited at the price determined in Section IV, Paragraphs 2.A. and 2.B. multiplied by

              XX  65%
              --
              __  the condition percentage most recently recommended by COPAS

              Used Material transferred from the Joint Property that was not placed in service on the property shall be credited as charged without gain or loss.

          (3) Condition "C"--Material that is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced by multiplying the price determined in Section IV, Paragraphs 2.A. and 2.B. by

              XX  50%
              --
              __  the condition percentage most recently recommended by COPAS

              The cost of reconditioning shall be charged to the receiving property to the extent Condition "C" value, plus cost of reconditioning, does not exceed Condition "B" value.

     Copyright (C) 1998 by the Council of Petroleum Accountants Societies.

         (4) Condition "D"--Other Material that is no longer suitable for its original purpose but useable for some other purpose is considered Condition "D" Material. Included under Condition "D" is also obsolete items or Material that does not meet original specifications but still has value and can be used in other services as a substitute for items with different specifications. Due to the condition or value of other used and obsolete items, it is not possible to price these items under Section IV, Paragraph 2.A. The price used should result in the Joint Account being charged or credited with the value of the service rendered or use of the Material. In some instances, it may be necessary or desirable to have the Material specially priced as agreed to by the Parties.

         (5) Condition "E"--Junk shall be priced at prevailing scrap value prices.

     D.  OTHER PRICING PROVISIONS

         (1)  Preparation Costs

              Costs incurred by the Operator in making Material serviceable including inspection, third party surveillance services, and other similar services will be charged to the Joint Account at prices which reflect the Operator's actual costs of the services. Documentation must be retained to support the cost of service. New coating and/or wrapping may be charged in accordance with Section IV, Paragraph 2.A.

         (2)  Loading and Unloading Costs

              Loading and unloading costs related to the movement of the Material to the Joint Property shall be charged at the rate most recently recommended by COPAS in accordance with the methods specified in COPAS Bulletin 21.

3.   DISPOSITION OF SURPLUS

     Surplus Material is that Material, whether new or used, that is no longer required for Joint Operations. The Operator may purchase, but shall be under no obligation to purchase, the interest of the Non-Operator in surplus Material.

     Dispositions for the purpose of this procedure are considered to be the relinquishment of title of the Material from the Joint Property to either a third party, a Non-Operator, or to the Operator. To avoid the accumulation of surplus Materials, the Operator should make good faith efforts to dispose of surplus within 12 months through buy/sale agreements, trade, sale to a third party, division in-kind, or other dispositions as agreed to by the Parties.

     Copyright (C) 1998 by the Council of Petroleum Accountants Societies.

     The Operator may, through a sale to an unrelated third party or entity, dispose of surplus Material having a gross sale value that is less than or equal to the Operator's expenditure limit as set forth in the Agreement to which this Accounting Procedure is attached without the prior approval of the Non-Operator. If the gross sale value exceeds the Agreement expenditure limit, the disposal must be agreed to by the Parties owning such Materials.

     The Operator may dispose of Condition "D" and "E" Material under procedures normally utilized by the Operator without prior approval.

4.   SPECIAL PRICING PROVISIONS

     A.  PREMIUM PRICING

         Whenever Material is not readily replaceable due to national emergencies, strikes, or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator's actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property provided notice in writing is furnished to Non-Operators of the proposed charge prior to use and to billing Non-Operators for such Material. During premium pricing periods, each Non-Operator shall have the right to furnish in-kind all or part of its share of such Material suitable for use and acceptable to the Operator by so electing and notifying the Operator within 10 days after receiving notice from the Operator.

     B.  SHOP-MADE ITEMS

         Shop-made items shall be priced using the value of the Material used to construct the item plus the cost of labor to fabricate the item. If the Material is from the Operator's scrap or junk account, the Material shall be priced at either 25% of the current price as determined in
         Section IV, Paragraph 2.A. or scrap value, whichever is higher, plus the cost of labor to fabricate the item.

     C.  MILL REJECTS

         Mill rejects purchased as "limited service" casing or tubing shall be priced at 80% of K-55/J-55 price as determined in Section IV, Paragraphs 2.A. and 2.B. Line pipe converted to casing or tubing with casing or tubing couplings attached shall be priced as K-55/J-55 casing or tubing at the nearest size and weight.

         V. INVENTORIES OF CONTROLLABLE MATERIAL

      Copyright (C) 1998 by the Council of Petroleum Accountants Societies.

The Operator shall maintain records of Controllable Material charged to the Joint Account as defined in the most recent COPAS Material Classification Manual, with sufficient detail to perform the physical inventories requested unless directed otherwise by the Non-Operators.

Adjustments to the Joint Account by the Operator resulting from a physical inventory of jointly owned Controllable Material shall be made within six months following the taking of the inventory or receipt of Non-Operator inventory. Charges and credits for overages or shortages will be valued for the Joint Account based on the Condition "B" prices in effect on the date of physical inventory as determined in accordance with Section IV, Paragraph 2.A. and 2.B. unless the inventorying Parties can prove another Material condition applies.

1.   DIRECTED INVENTORIES

     With an interval of not less than five years, physical inventories shall be performed by the Operator upon written request of a majority in working interests of the Non-Operators.

     Expenses of directed inventories will be borne by the Joint Account and may include the following:

     A. Audit per diem rate for each inventory person in accordance with the auditor rates recommended by COPAS at the time the inventory is conducted.

         The per diem should also be applied to a reasonable number of days for pre-inventory work and for report preparation. The amount of time required for this additional work may vary from inventory to inventory.

     B. Actual travel including Operator-provided transportation and Personal Expenses for the inventory team.

     C.  Reasonable charges for report typing and processing.

         The Operator is expected to exercise judgment in keeping expenses within reasonable limits. Unless otherwise agreed, costs associated with any post-report follow-up work in settling the inventory will be absorbed by the Party incurring such costs. Any anticipated disproportionate costs should be discussed and agreed upon prior to commencement of the inventory.

         When directed inventories are performed, all Parties shall be governed by the results of such inventory.

     Copyright (C) 1998 by the Council of Petroleum Accountants Societies.

2.   NON-DIRECTED INVENTORIES

     A.  OPERATOR INVENTORIES

         Periodic physical inventories that are not requested by the Non-Operator may be performed by the Operator at the Operator's discretion. The expenses of conducting such Operator inventories shall not be charged to the Joint Account.

     B.  NON-OPERATOR INVENTORIES

         Any Non-Operators may conduct a physical inventory at reasonable times at their sole cost and risk with prior notification to the Operator of at least 90 days. Non-Operator inventory findings shall be furnished to the Operator in writing within 90 days of completing the inventory field work.

     C.  OTHER INVENTORIES

         Other inventories may be taken whenever there is any sale or change of interest. When possible, the selling Party shall notify all other owners at least 30 days prior to the anticipated closing date. When there is a change in Operator of the Joint Property, an inventory by the former and new Operator shall be taken. The expenses of conducting other inventories shall be charged to the Joint Account in accordance with Section V, Paragraph 1.

     Copyright (C) 1998 by the Council of Petroleum Accountants Societies.

                                   EXHIBIT "D"

   Attached to and made a part of that certain Joint Operating Agreement dated March 1, 2002, between BP Exploration and Production Inc. and EEX Corporation.

                      GAS BALANCING AGREEMENT ("AGREEMENT")

1.   DEFINITIONS: The following definitions shall apply to this Agreement:

     1.01 "Arms Length Agreement" shall mean any gas sales agreement with an unaffiliated purchaser or any gas sales agreement with an affiliated purchaser where the sales price represents market value in the Balancing Area.

     1.02 "Balancing Area" shall mean all of the acreage and depths subject to the Operating Agreement.

     1.03 "Full Share of Current Production" shall mean the Percentage Interest of each Party in the Gas actually produced from the Balancing Area during each month.

     1.04 "Gas" shall mean all hydrocarbons produced or producible from the Balancing Area, whether from a well classified as an oil well or gas well by the regulatory agency having jurisdiction in such matters, which are or may be made available for sale or separate disposition by the Parties, excluding oil, condensate and other liquids recovered by field equipment operated for the joint account. "Gas" does not include gas used in joint operations, such as for fuel, recycling or reinjection, or which is vented or lost prior to its sale or delivery from the Balancing Area.

     1.05 "Makeup Gas" shall mean any Gas taken by an Underproduced Party from the Balancing Area in excess of its Full Share of Current Production, whether pursuant to Section 3.3 or Section 4.1 hereof.

     1.06 "Mcf" shall mean one thousand cubic feet. A cubic foot of Gas shall mean

JOA                                  Page 1                          Exhibit "D"
March 1, 2002
            the volume of gas contained in one cubic foot of space at sixty degrees Fahrenheit, 14.73 pounds per square inch absolute (PSIA) and having a specific gravity of 1.00.

     1.07 "MMBtu" shall mean one million British Thermal Units. A British Thermal Unit shall mean the quantity of heat required to raise one pound avoirdupois of pure water from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.

     1.08 "Operator" shall mean the individual or entity designated under the terms of the Operating Agreement or, in the event this Agreement is not employed in connection with an operating agreement, the individual or entity designated as the operator of the well(s) located in the Balancing Area.

     1.09 "Overproduced Party" shall mean any Party having taken a greater quantity of Gas from the Balancing Area than the Percentage Interest of such Party in the cumulative quantity of all Gas produced from the Balancing Area.

     1.10 "Overproduction" shall mean the cumulative quantity of Gas taken by a Party in excess of its Percentage Interest in the cumulative quantity of Gas produced from the Balancing Area.

     1.11 "Party" shall mean those individuals or entities subject to this Agreement, and their respective heirs, successors, transferees and assigns.

     1.12 "Percentage Interest" shall mean the percentage or decimal interest of each Party in the Gas produced from the Balancing Area pursuant to the Operating Agreement covering the Balancing Area.

     1.13 "Royalty" shall mean payments on production of Gas from the balancing Area to all owners of royalties, overriding royalties, production payments or similar interests.

JOA                                  Page 2                          Exhibit "D"
March 1, 2002

         1.14 "Underproduced Party" shall mean any Party having taken a lesser quantity of Gas from the Balancing Area than the Percentage Interest of such Party in the cumulative quantity of all Gas produced from the Balancing Area.

         1.15 "Underproduction" shall mean the deficiency between the cumulative quantity of Gas taken by a Party and its Percentage Interest in the cumulative quantity of all Gas produced from the Balancing Area.

         1.16 "Winter Period" shall mean the months October, November and December in one calendar year and the month of January, February and March in the succeeding calendar year.

2.       BALANCING AREA

         2.1 If this Agreement covers more than one Balancing Area, it shall be applied as if each Balancing Area were covered by separate but identical agreements. All balancing hereunder shall be on the basis of Gas taken from the Balancing Area measured in MMBtus.

         2.2 In the event that all or part of the Gas deliverable from a Balancing Area is or becomes subject to one or more maximum lawful prices, any Gas not subject to price controls shall be considered as produced from a single Balancing Area and Gas subject to each maximum lawful price category shall be considered produced from a separate Balancing Area.

3.       RIGHT OF PARTIES TO TAKE GAS

         3.1 Each Party desiring to take Gas will notify the Operator of the volumes nominated, the name of the transporting pipeline and the pipeline contract number (if available) and meter station relating to such delivery, sufficiently in advance for the Operator, acting with reasonable diligence, to meet all nomination and other requirements. Operator is authorized to deliver the volumes so nominated and confirmed (if confirmation is

JOA                                  Page 3                          Exhibit "D"
March 1, 2002
                  required) to the transporting pipeline in accordance with the terms of this Agreement.

         3.2 Each Party shall make a reasonable, good faith effort to take its Full Share of Current Production each month to the extent that such production is required to maintain leases in effect, to protect the producing capacity of a well or reservoir, to preserve correlative rights, or to maintain oil production.

         3.3 When a Party fails for any reason to take its Full Share of Current Production (as such Share may be reduced by the right of the other Parties to make up for Underproduction as provided herein), the other Parties shall be entitled to take any Gas which such Party fails to take. To the extent practicable, such Gas shall be made available initially to each Underproduced Party in the proportion that its Percentage Interest in the Balancing Area bears to the total Percentage Interest of all Underproduced Parties desiring to take such Gas. If all such Gas is not taken by the Underproduced Parties, the portion not taken shall then be made available to the other Parties in the proportion that their respective Percentage Interest in the Balancing Area bears to the total Percentage Interest of such Parties.

         3.4 All Gas taken by a Party in accordance with the provisions of this Agreement, regardless of whether such Party is underproduced or overproduced, shall be regarded as Gas taken for its own account with title thereto being in such taking Party.

         3.5 Notwithstanding the provisions of Section 3.3 hereof, no Overproduced Party shall be entitled in any month to take any Gas in excess of three hundred percent (300%) of its Percentage Interest of the Balancing Area's then current Maximum Monthly Availability; provided, however, that this limitation shall not apply to the extent that it would preclude production that is required to maintain leases in effect, to protect the producing capacity of a well or reservoir, to preserve correlative rights, or to maintain oil production. "Maximum Monthly Availability" shall mean

JOA                                  Page 4                          Exhibit "D"
March 1, 2002
                  the maximum average monthly rate of production at which Gas can be delivered from the Balancing Area, as determined by the Operator, considering the maximum efficient well rate for each well within the Balancing Area, the maximum allowable(s) set by the appropriate regulatory agency, mode of operation, production facility capabilities and pipeline pressures.

         3.6 In the event that a Party fails to make arrangements to take its Full Share of Current Production required to be produced to maintain leases in effect, to protect the producing capacity of a well or reservoir, to preserve correlative rights, or to maintain oil production, the Operator may sell any part of such Party's full share of Current Production that such Party fails to take for the account of such Party and render to such Party, on a current basis, the full proceeds of the sale less any reasonable marketing, compression, treating, gathering or transportation costs incurred directly in connection with the sale of such Full Share of Current Production. In making the sale contemplated herein, the Operator shall be obligated only to obtain such price and conditions for the sale as are reasonable under the circumstances and shall not be obligated to share any of its markets. Any such sale by Operator under the terms hereof shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one year. Notwithstanding the provisions of Article
                  3.4 hereof, Gas sold by Operator for a Party under the provisions hereof shall be deemed to be Gas taken for the account of such Party.

 4.      IN-KIND BALANCING

         4.1 Effective the first day of any calendar month following at least thirty (30) days' prior written notice to the Operator, any Underproduced Party may begin taking, in addition to its Full Share of Current Production and any Makeup Gas taken pursuant to Section 3.3 of this Agreement, a share of current production determined by multiplying fifty percent (50%) of the Full Shares of Current Production of all Overproduced Parties by a fraction, the numerator of which is the Percentage Interest of such

JOA                                  Page 5                        Exhibit "D"
March 1, 2002

                  Underproduced Party and the denominator of which is the total of the Percentage Interests of all Underproduced Parties desiring to take Makeup Gas. In no event will an Overproduced Party be required to provide more than fifty percent (50%) of its Full Share of Current Production for Makeup Gas. The Operator will promptly notify all Overproduced Parties of the election of an Underproduced Party to begin taking Makeup Gas.

         4.2 Notwithstanding the provisions of Section 4.1, no Overproduced Party will be required to provide more than twenty-five percent (25%) of its Full Share of Current Production for Makeup Gas during the Winter Period.

         4.3 Notwithstanding any other provision of this Agreement, at such time and for so long as Operator, or (insofar as concerns production by the Operator) any Underproduced Party, determines in good faith that an Overproduced Party has produced all of its share of the ultimately recoverable reserves in the Balancing Area, such Overproduced Party may be required to make available for Makeup Gas, upon the demand of the Operator or any Underproduced Party, up to one hundred percent (100%) of such Overproduced Party's Full Share of Current Production.

 5.      STATEMENT OF GAS BALANCES

         5.1 The Operator will maintain appropriate accounting on a monthly and cumulative basis of the volumes of Gas that each Party is entitled to receive and the volumes of Gas actually taken or sold for each Party's account. Within forty-five (45) days after the month of production, the Operator will furnish a statement for such month showing (1) each Party's Full Share of Current Production, (2) the total volume of Gas actually taken or sold for each Party's account, (3) the difference between the volume taken by each and that Party's Full Share of Current Production, (4) the Overproduction or Underproduction of each Party, and (5) other data as recommended by the provisions of the Council of Petroleum Accountants Societies Bulletin No. 24, as amended or supplemented

JOA                                  Page 6                          Exhibit "D"
March 1, 2002
                  hereafter. Each Party taking Gas will promptly provide to the Operator any data required by the Operator for preparation of the statements required hereunder.

         5.2 If any Party fails to provide the data required herein for four (4) consecutive production months, the Operator, or where the Operator has failed to provide data, another Party, may audit the production and Gas sales and transportation volumes of the non-reporting Party to provide the required data. Such audit shall be conducted only after reasonable notice and during normal business hours in the office of the Party whose records are being audited. All costs associated with such audit will be charged to the account of the Party failing to provide the required data.

 6.      PAYMENTS ON PRODUCTION

         6.1 Each Party taking Gas shall pay or cause to be paid all production and severance taxes due on all volumes of Gas actually taken by such Party.

         6.2 Each Party shall pay or cause to be paid Royalty due with respect to Royalty owners to whom it is accountable based on the volume of Gas actually taken for its account.

         6.3 In the event that any governmental authority requires that Royalty payments be made on any other basis than that provided for in this Section 6, each Party agrees to make such Royalty payments accordingly, commencing on the effective date required by such governmental authority, and the method provided for herein shall be thereby superseded.

7.       CASH  SETTLEMENTS

         7.1 Upon the earlier of the plugging and abandonment of the last producing interval in the Balancing Area, the termination of the Operating Agreement or any pooling or unit agreement covering the Balancing Area, or at any time no Gas is taken from the Balancing Area for a period of

JOA                                  Page 7                          Exhibit "D"
March 1, 2002
                  twelve (12) consecutive months, any Party may give written notice calling for cash settlement of the Gas production imbalances among the Parties. Such notice shall be given to all Parties in the Balancing Area.

         7.2 Within sixty (60) days after the notice calling for cash settlement under Section 7.1, the Operator will distribute to each Party a Final Gas Settlement Statement detailing the quantity of Overproduction owed by each Overproduced Party to each Underproduced Party and identifying the month to which such Overproduction is attributed, pursuant to the methodology set out in Section 7.4.

         7.3 Within sixty (60) days after receipt of the Final Gas Settlement Statement, each Overproduced Party will pay to each Underproduced Party entitled to settlement the appropriate cash settlement, accompanied by appropriate accounting detail. At the time of payment, the Overproduced Party will notify the Operator of the Gas imbalance settled by the Overproduced Party's payment.

         7.4 The amount of the cash settlement will be based on the proceeds received by the Overproduced Party under an Arm's Length Agreement for the Gas taken from time to time by the Overproduced Party in excess of the Overproduced Party's Share of Current Production. Any Makeup Gas taken by the Underproduced Party prior to monetary settlement hereunder will be applied to offset Overproduction chronologically in the order of accrual.

         7.5      The values used for calculating the cash settlement under
                  Section 7.1 will be based on the proceeds received for the sale of the Gas by the Overproduced Party calculated at the Balancing Area, under an Arm's Length Agreement, after deducting any production or severance taxes paid and any Royalty actually paid by the Overproduced Party to an Underproduced Party's Royalty owner(s), to the extent said payment amounted to a discharge of said Underproduced Party's Royalty obligation, as well as any reasonable marketing, compression, treating, gathering or transportation costs incurred directly in connection with the

JOA                                  Page 8                          Exhibit "D"
March 1, 2002
                  sale of the Overproduction.

         7.6 To the extent the Overproduced Party did not sell Overproduction under an Arm's Length Agreement, the cash settlement will be based on the weighted average price received by the Overproduced Party for any gas sold from the Balancing Area under Arm's Length Agreements during the months to which such Overproduction is attributed. In the event that no sales under Arm's Length Agreements were made during any such month, the cash settlement for such month will be based on the spot sales price published for the applicable geographic area during such month in a mutually acceptable pricing bulletin.

         7.7 Interest compounded at the rate specified in Exhibit "C" of the Operating Agreement to which this Gas Balancing Agreement is attached or the maximum lawful rate of interest applicable to the Balancing Area, whichever is less, will accrue for all amounts due under Section 7.1, beginning the first day following the date payment is due pursuant to Section 7.3. Such interest shall be borne by the Operator or any Overproduced Party in the proportion that their respective delays beyond the deadlines set out in Sections 7.2 and 7.3 contributed to the accrual of the interest.

         7.8 In lieu of the cash settlement required by Section 7.3, an Overproduced Party may deliver to the Underproduced Party an offer to settle its Overproduction in-kind and at such rates, quantities, time and sources as may be agreed upon by the Underproduced Party. If the Parties are unable to agree upon the manner in which such in-kind settlement gas will be furnished within sixty (60) days after the Overproduced Party's offer to settle in-kind, which period may be extended by agreement of said Parties, the Overproduced Party shall make a cash settlement as provided in Section 7.3. The making of an in-kind settlement offer under this Section will not delay the accrual of interest on the cash settlement should the Parties fail to reach agreement on an in-kind settlement.

         7.9 At any time during the term of this Agreement, any Overproduced Party

JOA                                  Page 9                          Exhibit "D"
March 1, 2002
                  may, in its sole discretion, make cash settlement(s) with the Underproduced Parties covering all or part of its outstanding Gas imbalance, provided that such settlements must be made with all Underproduced Parties proportionately based on the relative imbalances of the Underproduced Parties, and provided further that such settlements may not be made more often than once every twenty-four (24) months. Such settlements will be calculated in the same manner provided above for final cash settlements. The Overproduced Party will provide Operator a detailed accounting of any such cash settlement within thirty
                  (30) days after the settlement is made.

 8.      TESTING

         8.1      NOT APPLICABLE

 9.      OPERATING COSTS

         Nothing in this Agreement shall change or affect any Party's obligation to pay its proportionate share of all costs and liabilities incurred in operations on or in connection with the Balancing Area, as its share thereof is set forth in the Operating Agreement, irrespective of whether any Party is at any time selling and using Gas or whether such sales or use are in proportion to its Percentage Interest in the Balancing Area.

10.      LIQUIDS

         The Parties shall share proportionately in and own all liquid hydrocarbons recovered with Gas by field equipment operated for the joint account in accordance with their Percentage Interests in the Balancing Area.

11.      AUDIT RIGHTS

         Notwithstanding any provision in this Agreement or any other agreement between the Parties hereto, and further notwithstanding any termination or cancellation of this Agreement, for a period of two (2) years from the end of the

JOA                                  Page 10                         Exhibit "D"
March 1, 2002
         calendar year in which any information to be furnished under Section 5 or 7 hereof is supplied, any Party shall have the right to audit the records of any other Party regarding quantity, including but not limited to information regarding Btu-content. Any Underproduced Party shall have the right for a period of two (2) years from the end of the calendar year in which any cash settlement is received pursuant to
         Section 7 to audit the records of any Overproduced Party as to all matters concerning values, including but not limited to information regarding prices and disposition of Gas from the Balancing Area. Any such audit shall be conducted at the expense of the Party or Parties desiring such audit, and shall be conducted, after reasonable notice, during normal business hours in the office of the Party whose records are being audited. Each Party hereto agrees to maintain records as to the volumes and prices of Gas sold each month and the volumes of Gas used in its own operations, along with the Royalty paid on any such Gas used by a Party in its own operations. The audit rights provided for in this Section 11 shall be in addition to those provided for in Section
         5.2 of this Agreement.

12.      MISCELLANEOUS

         12.1 As between the Parties, in the event of any conflict between the provisions of this Agreement and the provisions of any gas sales contract, or in the event of any conflict between the provisions of this Agreement and the provisions of the Operating Agreement, the provisions of this Agreement shall govern.

         12.2 Each Party agrees to defend, indemnify and hold harmless all other Parties from and against any and all liability for any claims, which may be asserted by any third party which now or hereafter stands in a contractual relationship with such indemnifying Party and which arise out of the operation of this Agreement or any activities of such indemnifying Party under the provisions of this Agreement, and does further agree to save the other Parties harmless from all judgments or damages sustained and costs incurred in connection therewith.

         12.3 Except as otherwise provided in this Agreement, Operator is authorized

JOA                                  Page 11                         Exhibit "D"
March 1, 2002
                  to administer the provisions of this Agreement, but shall have no liability to the other Parties for losses sustained or liability incurred which arise out of or in connection with the performance of Operator's duties hereunder, except such as may result from Operator's gross negligence or willful misconduct. Operator shall not be liable to any Underproduced Party for the failure of any Overproduced Party (other than Operator) to pay any amounts owed pursuant to the terms hereof.

         12.4 This Agreement shall remain in full force and effect for as long as the Operating Agreement shall remain in force and effect as to the Balancing Area, and thereafter until the Gas accounts between the Parties are settled in full, and shall inure to the benefit of and be binding upon the Parties hereto, and their respective heirs, successors, legal representatives and assigns, if any. The Parties hereto agree to give notice of the existence of this Agreement to any successor in interest of any such Party and to provide that any such successor shall be bound by this Agreement, and shall further make any transfer of any interest subject to the Operating Agreement, or any part thereof, also subject to the terms of this Agreement.

         12.5 Unless the context clearly indicates otherwise, words used in the singular include the plural, the plural includes the singular, and the neuter gender includes the masculine and the feminine.

         12.6 This Agreement shall bind the Parties in accordance with the provisions hereof, and nothing herein shall be construed or interpreted as creating any rights in any person or entity not a signatory hereto, or as being a stipulation in favor of any such person or entity.

         12.7 If contemporaneously with this Agreement becoming effective, or thereafter, any Party requests that any other Party execute an appropriate memorandum or notice of this Agreement in order to give third parties notice of record of same and submits same for execution in recordable form, such memorandum or notice shall be duly executed by the Party to which such request is made and delivered promptly thereafter to the

JOA                                  Page 12                         Exhibit "D"
March 1, 2002

                  Party making the request. Upon receipt, the Party making the request shall cause the memorandum or notice to be duly recorded in the appropriate real property or other records affecting the Balancing Area.

         12.8 In the event Internal Revenue Service regulations require a uniform method of computing taxable income by all Parties, each Party agrees to compute and report income to the Internal Revenue Service based on the quantity of Gas taken for its account in accordance with such regulations, insofar as same relate to sales method tax computations.

13.      ASSIGNMENT AND RIGHTS UPON ASSIGNMENT

         13.1     Subject to the provisions of Sections 13.2 (if elected) and
                  13.3 hereof, and notwithstanding anything in this Agreement or in the Operating Agreement to the contrary, if any Party assigns (including any sale, exchange or other transfer) any of its working interest in the Balancing Area when such Party is an Underproduced or Overproduced Party, the assignment or other act of transfer shall, insofar as the Parties hereto are concerned, include all interest of the assigning or transferring Party in the Gas, all rights to receive or obligations to provide or take Makeup Gas and all rights to receive or obligations to make any monetary payment which may ultimately be due hereunder, as applicable. Operator and each of the other parties hereto shall thereafter treat the assignment accordingly, and the assigning or transferring Party shall look solely to its assignee or other transferee for any interest in the Gas or monetary payment that such Party may have or to which it may be entitled, and shall cause its assignee or other transferee to assume its obligations hereunder.

         13.2 Notwithstanding anything in this Agreement (including but not limited to the provisions of Section 13.1 hereof) or in the Operating Agreement to the contrary, and subject to the provisions of Section 13.3 hereof, in the event an Overproduced Party intends to sell, assign, exchange or otherwise transfer any of its interest in a Balancing Area, such Overproduced Party shall notify in writing the other working interest owners who are Parties hereto in such Balancing Area of such fact at least

JOA                                  Page 13                         Exhibit "D"
March 1, 2002
                  sixty (60) days prior to closing the transaction. Thereafter, any Underproduced Party may demand from such Overproduced Party in writing, within thirty (30) days after receipt of the Overproduced Party's notice, a cash settlement of its Underproduction from the Balancing Area. The Operator shall be notified of any such demand and of any cash settlement pursuant to this Section 13, and the Overproduction and Underproduction of each Party shall be adjusted accordingly. Any cash settlement pursuant to this Section 13 shall be paid by the Overproduced Party on or before the earlier to occur
                  (i) of sixty (60) days after receipt of the Underproduced Party's demand or (ii) at the closing of the transaction in which the Overproduced Party sells, assigns, exchanges or otherwise transfers its interest in a Balancing Area on the same basis as otherwise set forth in Sections 7.3 through 7.6 hereof, and shall bear interest at the rate set forth in
                  Section 7.7 hereof, beginning sixty (60) days after the Overproduced Party's sale, assignment, exchange or transfer of its interest in the Balancing Area for any amounts not paid. Provided, however, if any Underproduced Party does not so demand such cash settlement of its Underproduction from the Balancing Area, such Underproduced Party shall look exclusively to the assignee or other successor in interest of the Overproduced Party giving notice hereunder for the satisfaction of such Underproduced Party's Underproduction in accordance with the provision of Section 13.1 hereof.

         13.3 The provisions of this Section 13 shall not be applicable in the event any Party mortgages its interest or disposes of its interest by merger, reorganization, consolidation or sale of substantially all of its assets to a subsidiary or parent company, or to any company in which any parent or subsidiary of such Party owns a majority of the stock of such company.

JOA                                  Page 14                         Exhibit "D"
March 1, 2002

                                   EXHIBIT "E"
   Attached to and made a part of that certain Joint Operating Agreement dated effective March 1, 2002, by and between BP Exploration & Production Inc. and EEX
                                  Corporation.

                    CERTIFICATION OF NONSEGREGATED FACILITIES

Contractor certifies that it does not maintain or provide for its employees any segregated facilities at any of its establishments and that it does not permit its employees to perform their services at any location under its control, where segregated facilities are maintained. Contractor certifies further that it will not maintain or provide for its employees any segregated facilities at any of its establishments and that it will not permit its employees to perform their services at any location, under its control, where segregated facilities are maintained. Contractor agrees that a breach of this certification is a violation of the Equal Opportunity Clause in any Government contract between Contractor and Operator. As used in this certification, the term "segregated facilities" means any waiting rooms, work areas, rest rooms and other storage or dressing areas, parking lots, drinking fountains, recreation or entertainment areas, transportation, and housing facilities provided for employees which are segregated by explicit directive or are in fact segregated on the basis of race, color, religion, or national origin because of habit, local custom or otherwise. Contractor further agrees that (except where it has obtained identical certifications from proposed subcontractors) prior to the award of subcontracts exceeding $10,000 which are not exempt from the provisions of the Equal Opportunity Clause; that it will retain such certifications in its files; and that it will forward the following notice to such proposed subcontractors (except where the proposed subcontractors have submitted identical certifications for specific time periods):

NOTICE TO PROSPECTIVE SUBCONTRACTORS OF REQUIREMENT FOR CERTIFICATIONS OF NONSEGREGATED FACILITIES. A Certification of Non-segregated Facilities, as required by the May 9, 1967 order on Elimination of Segregated Facilities, by the Secretary of Labor (32 Fed. Reg. 7439, May 19, 1967), must be submitted prior to the award of a subcontract exceeding $10,000 which is not exempt from the provisions of the Equal Opportunity Clause. The certification may be submitted either for each subcontract or for all subcontracts during a period (i. e., quarterly, semi-annually or annually). (1968 MAR.) (Note: The penalty for making false statements in offers is prescribed in 18. U.S.C. 1001.) Whenever used in the foregoing Section, the term "contractor" refers to each party to this agreement.


March 1, 2002 - JOA                    1                             Exhibit "E"

                                   EXHIBIT "F"

   Attached to and made a part of that certain Joint Operating Agreement dated March 1, 2002, between BP Exploration & Production Inc. and EEX Corporation.

                           TAX PARTNERSHIP PROVISIONS
                           TREASURE ISLAND PARTNERSHIP

  (For Name of Tax Reporting Partner and Special Elections, See Secs. 8 and 9)

Table of Contents

1. General Provisions.................................................................     1
   1.1 Designation of Documents.......................................................     1
   1.2 Relationship of the Parties....................................................     2
   1.3 Priority of Provisions of This Exhibit.........................................     2
   1.4 Survivorship...................................................................     2

2. Tax Reporting Partner and Tax Matters Partner......................................     2
   2.1 Tax Reporting Partner..........................................................     2
   2.2 If Small Partnership Exception From Tefra Not Applicable.......................     2

3. Income Tax Compliance and Capital Accounts.........................................     3
   3.1 Tax Returns....................................................................     3
   3.2 Fair Market Value Capital Accounts.............................................     3
   3.3 Information Requests...........................................................     3
   3.4 Best Efforts Without Liability.................................................     3

4. Tax and FMV Capital Account Elections..............................................     3
   4.1 General Elections..............................................................     3
   4.2 Depletion......................................................................     3
   4.3 Election Out Under Code (S)761(A)..............................................     4
   4.4 Consent Requirements for Subsequent Tax or FMV Capital Account Elections.......     4

5. Capital Contributions and FMV Capital Accounts.....................................     4
   5.1 Capital Contributions..........................................................     4
   5.2 FMV Capital Accounts...........................................................     4

6. Partnership Allocations............................................................     5
   6.1 FMV Capital Account Allocations................................................     5
   6.2 Tax Return and Tax Basis Capital Account Allocations...........................     5

7. Termination and Liquidating Distribution...........................................     6
   7.1 Termination of the Partnership.................................................     6
   7.2 Balancing of FMV Capital Accounts..............................................     6
   7.3 Deemed Sale Gain/loss Charge Back..............................................     6
   7.4 Deficit Make-up Obligation and Balancing Cash Contributions....................     6
   7.5 Distribution to Balance Capital Accounts.......................................     6
   7.6 FMV Determination..............................................................     6
   7.7 Final Distribution.............................................................     6

8. Transfers, Indemnification, and Correspondence.....................................     6
   8.1 Transfer of Partnership Interests..............................................     6
   8.2 Correspondence.................................................................     7

9. Elections and Changes to Above Provisions..........................................     7
   9.1 Operator Not the TRP...........................................................     7
   9.2 Special Tax Elections..........................................................     7
   9.3 Change of Majority for Other Tax Elections.....................................     7

1. General Provisions

1.1    Designation of Documents.

This exhibit is referred to in, and is part of, that Agreement identified above and, if so provided, a part of any agreement to which the Agreement is an exhibit. Such agreement(s) (including all exhibits thereto, other than this exhibit) shall be hereinafter referred to as the "Agreement;" and this exhibit is hereinafter referred to as the "Exhibit" or the "Tax Partnership Provisions" (the "TPPs"). Except as may be otherwise provided in this Exhibit, terms defined and used in the Agreement shall have the same meaning when used herein.

1.2   Relationship of the Parties.

The parties to the Agreement shall be hereinafter referred to as "Party" or "Parties." The Parties understand and agree that the arrangement and undertakings evidenced by the Agreement result in a partnership for purposes of Federal income taxation and certain State income tax laws which incorporate or follow Federal income tax principles as to tax partnerships. Such partnership for tax purposes is hereinafter referred to as the "Partnership." For every other purpose of the Agreement the Parties understand and agree that their legal relationship to each other under applicable State law with respect to all property subject to the Agreement is one of tenants in common, or undivided interest owners, or lessee(s)-sublessee(s) and not a partnership; that the liabilities of the Parties shall be several and not joint or collective; and that each Party shall be responsible solely for its own obligations.

1.3   Priority of Provisions of This Exhibit.

If there is a conflict or inconsistency, whether direct or indirect, actual or apparent, between the terms and conditions of this Exhibit and the terms and conditions of the Agreement, or any other exhibit or any part thereof, the terms and conditions of this Exhibit shall govern and control.

1.4   Survivorship.

1.4.1 Any termination of the Agreement shall not affect the continuing application of the TPPs for the termination and liquidation.

1.4.2 Any termination of the Agreement shall not affect the continuing application of the TPPs for the resolution of all matters regarding Federal and State income reporting.

1.4.3 These TPPs shall inure to the benefit of, and be binding upon, the Parties hereto and their successors and assigns.

1.4.4 The effective date of the Agreement shall be the effective date of these TPPs. The Partnership shall continue in full force and effect from, and after such date, until termination and liquidation.

2.    Tax Reporting Partner and Tax Matters Partner

2.1   Tax Reporting Partner.

The Operator (or the Party listed in Sec.9.1) as the Tax Reporting Partner ("TRP") is responsible for compliance with all tax reporting obligations of the Partnership, see Sec. 3.1, below. In the event of any change in the TRP, the Party serving as TRP at the beginning of a given taxable year shall continue as TRP with respect to all matters concerning such year.

2.2   If Small Partnership Exception From Tefra Not Applicable.

If the Partnership does not qualify for the "small partnership exception" from, or if the Partnership elects (see infra Elections at Secs. 4.1 and 9.2) to be subject to, (S)(S)6221 et seq., Subchapter C of Chapter 53 of Subtitle A (the "TEFRA rules") of the Internal Revenue Code (the "Code") the TRP shall also be the Tax Matters Partner as defined in Code (S)6231(a) (the "TMP") and references to the TRP shall then include references to the TMP and vice versa.

2.2.1 The TMP shall not be required to incur any expenses for the preparation for, or pursuance of, administrative or judicial proceedings, unless the Parties agree on a method for sharing such expenses.

2.2.2 The Parties shall furnish the TMP, within two weeks from the receipt of the request, the information the TMP may reasonably request to comply with the requirements on furnishing information to the Internal Revenue Service.

2.2.3 The TMP shall not agree to any extension of the statute of limitations for making assessments on behalf of the Partnership without first obtaining the written consent of all Parties. The TMP shall not bind any other Party to a settlement agreement in tax audits without obtaining the written concurrence of any such Party.

2.2.4 Any other Party who enters in a settlement agreement with the Secretary of the Treasury with respect to any partnership items, as defined in Code (S)6231(a)(3), shall notify the other Parties of the terms within ninety
(90) days from the date of such settlement.

2.2.5 If any Party intends to file a notice of inconsistent treatment under Code (S)6222(b), such Party shall, prior to the filing of such notice, notify the TMP of the (actual or potential) inconsistency of the

Party's intended treatment of a partnership item with the treatment of that item by the Partnership. Within one week of receipt the TMP shall remit copies of such notification to the other Parties. If an inconsistency notice is filed solely because a Party has not received a Schedule K-1 in time for filing of its income tax return, the TMP need not be notified.

2.2.6 No Party shall file pursuant to Code (S)6227 a request for an administrative adjustment of partnership items (the "RFAA") without first notifying all other Parties. If all other Parties agree with the requested adjustment, the TMP shall file the RFAA on behalf of the Partnership. If unanimous consent is not obtained within thirty (30) days from such notice, or within the period required to timely file the RFAA, if shorter, any Party, including the TMP, may file a RFAA on its own behalf.

2.2.7 Any Party intending to file with respect to any partnership item, or any other tax matter involving the Partnership, a petition under Code
(S)(S)6226, 6228, or any other provision, shall notify the other Parties prior to such filing of the nature of the contemplated proceeding. In the case where the TMP is the Party intending to file such petition, such notice shall be given within a reasonable time to allow the other Parties to participate in the choice of the forum for such petition. If the Parties do not agree on the appropriate forum, then the forum shall be chosen by majority vote. Each Party shall have a vote in accordance with its percentage interest in the Partnership for the year under audit. If a majority cannot agree, the TMP shall choose the forum. If a Party intends to seek review of any court decision rendered as a result of such proceeding, the Party shall notify the other Parties prior to seeking such review.

3.    Income Tax Compliance and Capital Accounts

3.1   Tax Returns.

The TRP shall prepare and file all required Federal and State partnership income tax returns. Not less than thirty (30) days prior to the return due date (including extensions), the TRP shall submit to each Party for review a copy of the return as proposed. 3.2 FAIR MARKET VALUE CAPITAL ACCOUNTS.

The TRP shall establish and maintain for each Party fair market value ("FMV") capital accounts and tax basis capital accounts. Upon request, the TRP shall submit to each Party along with a copy of any proposed partnership income tax return an accounting of such Party's FMV capital accounts as of the end of the return period.

3.3   Information Requests.

In addition to any obligation under Sec. 2.2.2, each Party agrees to furnish to the TRP not later than sixty (60) days before the return due date (including extensions) such information relating to the operations conducted under the Agreement as may be required for the proper preparation of such returns. Similarly, each Party agrees to furnish timely to the TRP, as requested, any the information and data necessary for the preparation and/or filing of other required reports and notifications, and for the computation of the capital accounts. As provided in Code (S)6050K(c), a Party transferring its interest must notify the TRP to allow compliance with Code (S)6050K(a) (see also Sec. 8.1).

3.4   Best Efforts Without Liability.

The TRP and the other Party(ies) shall use its/their best efforts to comply with responsibilities outlined in this Section, and with respect to the service as TMP as outlined Sec. 2.2 and in doing so shall incur no liability to any other Party.

4.    Tax and FMV Capital Account Elections

4.1   General Elections.

For both income tax return and capital account purposes, the Partnership shall elect:
a) to deduct when incurred intangible drilling and development costs ("IDC");
b) to use the maximum allowable accelerated tax method and the shortest permissible tax life for depreciation;
c) the accrual method of accounting;
d) to report income on a calendar year basis; and the Partnership shall also make any elections as specially noted in Sec. 9.2, below.

4.2   Depletion.

Solely for FMV capital account purposes, depletion shall be calculated by using simulated cost depletion within the meaning of Treas. Reg.
(S)1.704-1(b)(2)(iv)(k)(2), unless the use of simulated percentage depletion is elected in Sec. 9.2, below. The simulated cost depletion allowance shall be determined under the principles of Code (S)612 and be based on the FMV capital account basis of each Lease. Solely for purposes of this calculation, remaining reserves shall be determined consistently by the TRP.

4.3   Election Out Under Code (S)761(a).

4.3.1 The TRP shall notify all Parties of an intended election to be excluded from the application of Subchapter K of Chapter 1 of the Code not later than sixty (60) days prior to the filing date or the due date (including extensions) for the Federal partnership income tax return, whichever comes earlier. Any Party that does not consent must provide the TRP with written objection within thirty (30) days of such notice. Even after an effective election-out the TRP's rights and obligations, other than the relief from tax return filing obligations of the partnership, continue.

4.3.2 After an election-out, to avoid an unintended impairment of the election-out: The Parties will avoid, without prior coordination, any operational changes which would terminate the qualification for the election-out status; all Parties will monitor the continuing qualification of the Partnership for the election-out status and will notify the other Parties if, in their opinion, a change in operations will jeopardize the election-out; and, all Parties will use, unless agreed to by them otherwise, the cumulative gas balancing method as described in Treas. Reg. (S)1.761-2(d)(2).

4.4   Consent Requirements for Subsequent Tax or Fmv Capital Account Elections.

Unless stipulated differently in Sec. 9.3, future elections, in addition to or in amendment of those in this agreement, must be approved by the affirmative vote of two (2) or more Parties owning a majority of the working interest based upon post-Payout ownership.

5.    Capital Contributions and FMV Capital Accounts

The provisions of this Sec. 5 and any other provisions of the TPPs relating to the maintenance of the capital accounts are intended to comply with Treas. Reg.
(S)1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations.

5.1 Capital Contributions.

The respective capital contributions of each Party to the Partnership shall be
(a) each Party's interest in the oil and gas lease(s), including all associated lease and well equipment, committed to the Partnership, and (b) all amounts of money paid by each Party in connection with the acquisition, exploration, development, and operation of the lease(s), and all other costs characterized as contributions or expenses borne by such Party under the Agreement. The contribution of the leases and any other properties committed to the Partnership shall be made by each Party's agreement to hold legal title to its interest in such leases or other property as nominee of the Partnership.

5.2 FMV Capital Accounts.

The FMV capital accounts shall be increased and decreased as follows:

5.2.1     The FMV capital account of a Party shall be increased by:

(i) the amount of money and the FMV (as of the date of contribution) of any property contributed by such Party to the Partnership (net of liabilities assumed by the Partnership or to which the contributed property is subject);

(ii) that Party's share of Partnership items of income or gain, allocated in accordance with Sec.6.1; and

(iii) that Party's share of any Code(S)705(a)(1)(B)item.

5.2.2     The FMV capital account of a Party shall be decreased by:
(i) the amount of money and the FMV of property distributed to a Party (net of liabilities assumed by such Party or to which the property is subject); (ii) that Party's Sec. 6.1 allocated share of Partnership loss and deductions, or items thereof; and, (iii) that Party's share of any Code (S)705(a)(2)(B)
item.

5.2.3 "FMV" when it applies to property contributed by a Party to the Partnership shall be assumed, for purposes of Sec.5.2.1, to equal the adjusted tax basis, as defined in Code (S)1011, of that property unless the Parties agree otherwise as indicated in Sec. 9.2.

5.2.4 As provided in Treas. Reg. (S)1.704-1(b)(2)(iv)(e), upon distribution of Partnership property to a Party the capital accounts will be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in distributed property (not previously reflected in the capital accounts) would be allocated among the Parties if there were a disposition of such property at its FMV as of the time of distribution. Furthermore, if so agreed to in Sec. 9.2, under the rules of Treas. Reg. (S)1.704-1(b)(2)(iv)(f), the FMV capital accounts shall be revalued at certain times to reflect value changes of the Partnership property.

6. Partnership Allocations

6.1   FMV Capital Account Allocations.

Each item of income, gain, loss, or deduction shall be allocated to each Party as follows:

6.1.1 Actual or deemed income from the sale, exchange, distribution or other disposition of production shall be allocated to the Party entitled to such production or the proceeds from the sale of such production. The amount received from the sale of production and the amount of the FMV of production taken in kind by the Parties are deemed to be identical; accordingly, such items may be omitted from the adjustments made to the Parties' FMV capital accounts.

6.1.2 Exploration cost, IDC, operating and maintenance cost shall be allocated to each Party in accordance with its respective contribution, or obligation to contribute, to such cost.

6.1.3 Depreciation shall be allocated to each Party in accordance with its contribution, or obligation to contribute, to the cost of the underlying asset.

6.1.4 Simulated depletion shall be allocated to each Party in accordance with its FMV capital account adjusted basis in each oil and gas property of the Partnership.

6.1.5 Loss (or simulated loss) upon the sale, exchange, distribution, abandonment or other disposition of depreciable or depletable property shall be allocated to the Parties in the ratio of their respective FMV capital account adjusted bases in the depreciable or depletable property.

6.1.6 Gain (or simulated gain) upon the sale, exchange, distribution, or other disposition of depreciable or depletable property shall be allocated to the Parties so that the FMV capital account balances of the Parties will most closely reflect their respective percentage or fractional interests under the Agreement.

6.1.7 Costs or expenses of any other kind shall be allocated to each Party in accordance with its respective contribution, or obligation to contribute, to such costs or expense.

6.1.8 Any other income item shall be allocated to the Parties in accordance with the manner in which such income is realized by each Party.

6.2   Tax Return and Tax Basis Capital Account Allocations.

6.2.1 Unless otherwise expressly provided in this Sec. 6.2, the allocations of the Partnership's items of income, gain, loss, or deduction for tax return and tax basis capital account purposes shall follow the principles of the allocations under Sec. 6.1. However, the Partnership's gain or loss on the taxable disposition of a Partnership property in excess of the gain or loss under Sec. 6.1, if any, is allocated to the contributing Party to the extent of such Party's pre-contribution gain or loss.

6.2.2 The Parties recognize that under Code (S)613A(c)(7)(D) the depletion allowance is to be computed separately by each Party. For this purpose, each Party's share of the adjusted tax basis in each oil and gas property shall be equal to its contribution to the adjusted tax basis of such property.

6.2.3 Under Code (S)613A(c)(7)(D) gain or loss on the disposition of an oil and gas property is to be computed separately by each Party. According to Treas. Reg. (S)1.704-1(b)(4)(v), the amount realized shall be allocated as follows: (i) An amount that represents recovery of adjusted simulated depletion basis is allocated (without being credited to the capital accounts) to the Parties in the same proportion as the aggregate simulated depletion basis was allocated to such Parties under Sec. 5.2; and (ii) any remaining realization is allocated in accordance with Sec. 6.1.6.

6.2.4 Depreciation shall be allocated to each Party in accordance with its contribution to the adjusted tax basis of the depreciable asset.

6.2.5 In accordance with Treas. Reg. (S)1.1245-1(e), depreciation recapture shall be allocated, to the extent possible, among the Parties to reflect their prior sharing of the depreciation.

6.2.6 In accordance with the principles of Treas. Reg. (S)1.1254-5, any recapture of IDC is determined and reported by each Party separately. Similarly, any recapture of depletion shall be computed separately by each Party, in accordance with its depletion allowance computed pursuant to

Sec.6.2.2.

6.2.7 For Partnership properties with FMV capital account values different from their adjusted tax bases the Parties intend that the allocations described in this Section 6.2 constitute a "reasonable method" of allocating gain or loss under Treas. Reg. (S)1.704-3(a)(1).

6.2.8   Take-in-kind.

If checked "Yes" in Sec. 9.2, below, each Party has the right to determine the market for its proportionate share of production. All items of income, deductions, and credits arising from such marketing of production shall be recognized by the Partnership and shall be allocated to the Party whose production is so marketed.

7. Termination and Liquidating Distribution

7.1   Termination of the Partnership.

7.1.1 Upon termination, as provided in Code 708(b)(1)(A), the business shall be wound-up and concluded, and the assets shall be distributed to the Parties as described below by the end of such calendar year (or, if later, within ninety
(90) days after the date of such termination). The assets shall be valued and distributed to the Parties in the order provided in Secs. 7.1.2, 7.5 and 7.7.

7.1.2 First, all cash representing unexpended contributions by any Party and any property in which no interest has been earned by any other Party under the Agreement shall be returned to the contributor.

7.2   Balancing of FMV Capital Accounts.

Second, the FMV capital accounts of the Parties shall be determined as described hereafter. The TRP shall take the actions specified under Secs. 7.2 through 7.5 in order to cause the ratios of the Parties' FMV capital accounts to reflect as closely as possible their interests under the Agreement. The ratio of a Party's FMV capital account is represented by a fraction, the numerator of which is the Party's FMV capital account balance and the denominator of which is the sum of all Parties' FMV capital account balances. This is hereafter referred to as the "balancing of the FMV capital accounts" and, when completed, the FMV capital accounts of the Parties shall be referred to as "balanced."

7.3   Deemed Sale Gain/loss Charge Back.

The FMV of all Partnership properties shall be determined and the gain or loss for each property, which would have resulted if sold at such FMV, shall be allocated in accordance with Secs. 6.1.5 and 6.1.6.

7.4   Deficit Make-up Obligation and Balancing Cash Contributions.

If hereafter a Party has a negative FMV capital account balance, that is a balance of less than zero, in accordance with of Treas. Reg.
(S)1.704-1(b)(2)(ii) (b)(3) such Party is obligated to contribute, by the end of the taxable year or, if later, within 90 days from the Partnership's liquidation, an amount of money to the Partnership sufficient to achieve a zero balance FMV capital account (the "Deficit Make-Up Obligation"). Moreover, any Party may contribute an amount of cash to the Partnership to facilitate the balancing of the FMV capital accounts. If after these adjustments the FMV capital accounts are not balanced, Secs. 7.5 shall apply.

7.5   Distribution to Balance Capital Accounts.

7.5.1 If all Parties agree, any cash or an undivided interest in certain selected properties shall be distributed to one or more Parties as necessary for the purpose of balancing the FMV capital accounts.

7.5.2   Distribution of undivided interests.

Unless Sec. 7.5.1 applies, an undivided interest in each and every property shall be distributed to one or more Parties in accordance with the ratios of their FMV capital accounts.

7.6   FMV Determination.

If a property is to be valued for purposes of balancing the capital accounts and making a distributions under this Sec. 7, the Parties must first attempt to agree on the FMV of the property; failing such an agreement, the TRP shall cause a nationally recognized independent engineering firm to prepare an appraisal of the FMV of such property.

7.7   Final Distribution.

After the FMV capital accounts of the Parties have been adjusted pursuant to Secs.7.2 to 7.5, all remaining property and interests then held by the Partnership shall be distributed to the Parties in accordance with their positive FMV capital account balances.

8. Transfers, Indemnification, and Correspondence

8.1     Transfer of Partnership Interests.

Transfers of Partnership interests shall be governed by the Agreement. A Party transferring its interest, or any part thereof, shall notify the TRP in writing within two weeks after such transfer.

8.2 Correspondence.

All correspondence relating to the preparation and filing of the Partnership's income tax returns and capital accounts shall be sent to:
(Attach separate list, if necessary)

--------------------------------------------------------------------------------
TRP                                                     "Att to:" reference
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Other Parties                                           "Att to:" reference
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

9. Elections and Changes to Above Provisions

9.1     Operator Not the TRP.

With respect to Sec. 2.1 BP Exploration & Production Inc. is designated as TRP.

9.2     Special Tax Elections.
With respect to Sec. 4.1, the Parties agree (if not applicable insert "N/A" or strike):

                                                                                 ------
                                                                                  Yes
                                                                                 ------
--------------------------------------------------------------------------------
 e) that the Partnership shall elect to account for dispositions of depreciable assets under the general asset method to the extent permitted by Code
(S)168(i)(4);
-------------------------------------------------------------------------------
 f) that the Partnership shall elect under Code 754 to adjust the basis of
Partnership property, with the adjustments provided in Code 734 for a distribution of property and in Code 743 for a transfer of a partnership interest. In case of distribution of property the TRP shall adjust all tax basis capital accounts. In the case of a transfer of a partnership interest the acquiring party(ies) shall establish and maintain its (their) tax basis capital account(s);
--------------------------------------------------------------------------------
 g) that the Partnership shall elect under Code 6231 to be subject to the TEFRA
rules.                                                                             X
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
With respect to Sec. 4.2, Depletion the Parties agree that the Partnership shall use simulated percentage depletion instead of simulated cost depletion.
--------------------------------------------------------------------------------
With respect to Sec.5.2.4, under the rules of Treas. Reg.
(S)1.704-1(b)(2)(iv)(f) the Parties agree that the FMV capital accounts shall be   X
revalued to reflect value changes of the Partnership property upon the occurrence of the events specified in (5)(i) through (iii) of said
-1(b)(2)(iv)(f) regulations.
--------------------------------------------------------------------------------
With respect to Sec. 6.2.8, the income attributable to take-in-kind production will be reflected on the tax return.
--------------------------------------------------------------------------------
With respect to Sec.5.2.3 the FMV for the listed properties are determined as follows (mark as "N/A" if not applicable; use separate sheet if necessary)
--------------------------------------------------------------------------------
Property Description FMV
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    9.3 Change of Majority for Other Tax Elections.

    Instead of the Sec. 4.4 majority for other tax elections, a majority shall be considered if consisting of (specify or line out blanks).

                                  EXHIBIT "G"

      Attached to and made a part of that certain Joint Operating Agreement dated effective March 1, 2002, by and between
              BP Exploration & Production Inc. and EEX Corporation.


                        MEMORANDUM OF OPERATING AGREEMENT
                             AND FINANCING STATEMENT

1.0 This Memorandum of Operating Agreement and Financing Statement (hereinafter called "Memorandum") is effective as of the 1/st/ day of March, 2002.

2.0 The parties hereto have entered into a Joint Operating Agreement effective March 1, 2002 (hereinafter referred to as the "Operating Agreement") providing for the development and production of crude oil, natural gas and associated substances from the lands and oil and gas leases described in Exhibit "A" of the Operating Agreement attached hereto as Attachment "1" (hereinafter called the "Contract Area"), and designating BP Exploration & Production Inc. or its agent as Operator to conduct such operations for itself and the undersigned Non-Operators.

3.0 The Operating Agreement provides for certain liens, mortgages, pledges and/or security interests to secure payment by the parties of their respective share of costs under the Operating Agreement. The Operating Agreement contains an Accounting Procedure, along with other provisions, which supplement the lien, mortgage, pledge and/or security interest provisions, including non-consent clauses which provide that parties who elect not to participate in certain operations shall be deemed to have relinquished their interest in production until the carrying consenting parties are able to recover their costs of such operations plus a specified amount. Should any person or firm desire additional information regarding the Operating Agreement or wish to inspect a copy of the Operating Agreement, said person or firm should contact the Operator at 501 WestLake Park Blvd., Houston, Texas 77079.

4.0 The purpose of this Memorandum is to more fully describe and implement the liens, mortgages, pledges and/or security interests provided for in the Operating Agreement, and to place third parties on notice thereof. The purpose of this Memorandum is also to place third parties on notice that the Operating Agreement does contain a Preferential Right to Purchase provision.

5.0 In consideration of the mutual rights and obligations of the parties hereunder, the parties hereto agree as follows:

5.1 The Operator shall conduct and direct and have full control of all Operations on the Contract Area as permitted and required by, and within the limits of the Operating Agreement.

March 1, 2002 - JOA                                                 Exhibit "G"

5.2 The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations and shall be liable only for its proportionate share of costs.

5.3 Each Non-Operator grants to Operator a lien and mortgage upon all its rights, title and interests in the oil, gas and mineral leases and other real property, in the Contract Area, and a pledge and security interest in its share of oil and gas when extracted and its interest in all equipment and property whether movable or immovable, corporeal or incorporeal attached thereon, all such property being more fully described in Paragraph 6.0, to secure payment of its share of expense, arising out of the Operating Agreement together with interest thereon at the rate provided in the Accounting Procedure referred to in Paragraph 3.0 above. To the extent that Operator has a security interest under the Uniform Commercial Code of the state, Operator shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgement by Operator for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the rights or security interest for the payment thereof.

5.4 If any Non-Operator fails to pay its share of costs when due, Operator may require other Non-Operators to pay their proportionate part of the unpaid share, whereupon the other Non-Operators shall be subrogated to Operator's lien and security interest.

5.5 The Operator grants to Non-Operators a lien, mortgage, pledge and security interest equivalent to that granted to Operator as described in Paragraph 5.3 above, to secure payment by Operator of its own share of costs when due.

6.0 For purposes of protecting said liens, mortgages, pledges and security interests, the parties hereto agree that the mutual lien, mortgage, pledge, security interest, and this Memorandum shall cover all right, title and interest of the debtor(s) in:

6.1     Property Subject to Liens, Pledges, and Security Interests

        (A) All personal property located upon or used in connection with the Contract Area.

        (B) All equipment, fixtures, and appurtenances upon or used in connection with the Contract Area, whether movable or immovable, corporeal or incorporeal.

        (C) All oil, gas and associated substances of value in, on or under the Contract Area which may be extracted therefrom.

        (D) All accounts and revenues resulting from the sale of the items described in subparagraph (C) at the wellhead of every well located on the Contract Area or on lands pooled or unitized therewith.

        (E) All items used, useful, or purchased for the production, treatment, storage, transportation, manufacture, or sale of the items described in

March 1, 2002 - JOA                                                  Exhibit "G"
            subparagraph (C).

        (F) All accounts, contract rights, rights under any gas balancing agreement, general intangibles, equipment, inventory, farmout rights, option farmout rights, acreage and or cash contributions, and conversion rights, whether now owned or existing or hereafter acquired or arising, including but not limited to all interest in any partnership, tax partnership, limited partnership, association, joint venture, or other entity or enterprise that holds, owns, or controls any interest in the Contract Area or in any property encumbered by this Memorandum.

        (G) All severed and extracted oil, gas, and associated substances now or hereafter produced from or attributable to the Contract Area, including without limitation oil, gas and associated substances in tanks or pipelines or otherwise held for treatment, transportation, manufacture, processing or sale.

        (H) All the proceeds and products of the items described in the foregoing paragraphs now existing or hereafter arising, and all substitutions therefor, replacements thereof, or accessions thereto.

        (I) All personal property and fixtures now and hereafter acquired in furtherance of the purposes of the Operating Agreement. Certain of the above-described items are or are to become fixtures on the Contract Area.

        (J) The proceeds and products of collateral are also covered.

6.2     Property Subject to Liens and Mortgages

        (A) All real property and oil and gas leases within the Contract Area, including all oil, gas and associated substances of value in, on or under the Contract Area which may be extracted therefrom.

        (B) All equipment, fixtures, and appurtenances upon or used in connection with the Contract Area, whether movable or immovable, corporeal or incorporeal.

        (C) All real property and fixtures now and hereafter acquired in furtherance of the purposes of the Operating Agreement, including any easement, right-of-way, surface leases, and fee acreage.

7.0 The property described in Paragraphs 6.1 and 6.2 will be financed at the wellhead of the well or wells located on the Contract Area or on lands pooled or unitized therewith, and this Memorandum is to be filed for record in the real estate records of the county or parish in which the Contract Area is located, or, in the case of offshore leases, in the county or parish adjacent thereto and in the appropriate Uniform Commercial Code records. All parties who have executed the Joint Operating Agreement are identified on Attachment "1". The Uniform Commercial Code form to be filed of record by the Parties shall as shown on Attachment "2".

8.0 Upon default of any covenant or condition of the Operating Agreement, in addition to any other remedy afforded by law, each party to the Operating Agreement and any successor to such party by assignment, operation of law, or

March 1, 2002 - JOA                                                  Exhibit "G"
        otherwise, shall have, and is hereby given and vested with, the power and authority to take possession of and sell any interest which the defaulting party has in the property described in Paragraphs 6.1 and 6.2 and to foreclose this lien, mortgage, pledge, and security interest in the manner provided by law.

9.0 Upon expiration of the subject Operating Agreement and the satisfaction of all debts, the Operator shall file of record a release and termination on behalf of all parties concerned. Upon the filing of such release and termination, all benefits and obligations under this Memorandum shall terminate as to all parties who have executed or ratified this Memorandum. In addition, the Operator shall have the right to file a continuation statement on behalf of all parties who have executed or ratified this Memorandum.

10.0 It is understood and agreed by the parties hereto that if any part, term, or provision of this Memorandum is by the courts held to be illegal or in conflict with any law of the state where made, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Memorandum did not contain the particular part, term or provision held to be invalid.

11.0 This Memorandum shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, devisees, legal representatives, successors and assigns. The failure of one or more persons owning an interest in the Contract Area to execute this Memorandum shall not in any manner affect the validity of the Memorandum as to those persons who have executed this Memorandum.

12.0 A party having an interest in the Contract Area can ratify this Memorandum by execution and delivery of an instrument of ratification, adopting and entering into this Memorandum, and such ratification shall have the same effect as if the ratifying party had executed this Memorandum or a counterpart thereof. By execution or ratification of this Memorandum, such party hereby consents to its ratification and adoption by any party who may have or may acquire any interest in the Contract Area.

13.0 This Memorandum may be executed or ratified in one or more counterparts and all of the executed or ratified counterparts shall together constitute one instrument. For purposes of recording, only one copy of this Memorandum with individual signature pages attached thereto needs to be filed of record.

                                           Non-Operators:

WITNESSES:

                                           ------------------
                                           (Company)
                                           Attorney - in - Fact


                                           Date: _______________


March 1, 2002 - JOA                                                  Exhibit "G"

                                 ACKNOWLEDGMENTS

STATE OF _____________

______ OF _____________:


         On this _______ day of ___________, 20___, before me, appeared ______________, to me personally known, who, being by me duly sworn, did say that he/she is the ____________ of ______________________ and that the foregoing instrument was signed in behalf of that corporation by authority of its Board of Directors and acknowledged the instrument to be the free act and deed of that corporation.

                                             NOTARY PUBLIC in and for


                                             ________________________


My Commission expires:

                                   * * * * *



STATE OF _____________

______ OF _____________:


         On this __________day of ___________, 19___, before me, appeared
______________, to me personally known, who, being by me duly sworn, did say that he/she is the ____________ of ______________________ and that the foregoing instrument was signed in behalf of that corporation by authority of its Board of Directors and acknowledged the instrument to be the free act and deed of that corporation.

                                             NOTARY PUBLIC in and for


                                             ________________________


My Commission expires:

                          ATTACHMENT "1" TO EXHIBIT "G"

     Attached to and made a part of that certain Joint Operating Agreement dated effective March 1, 2002, by and between
              BP Exploration & Production Inc. and EEX Corporation


                        MEMORANDUM OF OPERATING AGREEMENT
                             AND FINANCING STATEMENT



I.   DESCRIPTION OF LEASES



II.  OPERATOR

     BP Exploration & Production Inc.


III. REPRESENTATIVES AND ADDRESSES

     BP Exploration & Production                  E.P. Zseleczky
     501 WestLake Park Blvd.                      (281) 366-0939
     Houston, TX 77079
     Facsimile: (281) 366-7569


     EEX Corporation                              Ben Davis
     2500 CityWest Blvd. Suite 1400               (713) 243-3247
     Houston, TX  77042
     Facsimile: (713) 243-3422




Alta JOA 7

                                   EXHIBIT "H"

      Attached to and made a part of that certain Joint Operating Agreement dated effective March 1, 2002, by and between
              BP Exploration & Production Inc. and EEX Corporation.


                          DISPUTE RESOLUTION PROCEDURE


I.    OVERVIEW


      A. Description and Goals. Arbitration as used in this statement is a procedure whereby an Arbitrator resolves any claim(s), controversy(ies) or dispute(s) (the "Dispute") between EEX Corporation and BP Exploration & Production Inc. (hereinafter referred to singularly as "Party" and collectively as "Parties") arising out of, relating to or in connection with this Joint Operating Agreement (hereinafter "Agreement") including the interpretation, validity, termination or breach thereof.

          (i) Binding: The arbitration process is binding on the Parties and this arbitration is intended to be a final resolution of any Dispute between the Parties as described above, to the same extent as a final judgment of a court of competent jurisdiction. Each Party hereby expressly covenants that it shall not resort to court remedies except as provided for herein, and for preliminary relief in aid of arbitration.

          (ii) Violation: A non-prevailing Party shall pay all legal and court costs incurred by the other Party in connection with the enforcement of the final resolution of any Dispute under this Dispute Resolution Procedure. Suits, actions or proceedings in connection with such enforcement shall be instituted in the United States District Court for the Southern District of Texas, and pursuant to Title IX of the United States Code. Each Party

March 1, 2002 - JOA                    1                             Exhibit "H"
                       waives any option or objection which it may now orthereafter have to the laying of the venue in any such suit, action or proceeding and irrevocably submits to the jurisdiction of such court in any such suit, action or proceeding.

            B. Duty to Negotiate: The Parties shall inform one another promptly following the occurrence or discovery of any item or event which might reasonably be expected to result in a Dispute in connection with the Agreement. The Parties will attempt to resolve satisfactorily any such matters.

            C. Notice of Unresolved Dispute: Should a Dispute arise which the Parties cannot resolve satisfactorily, either Party may deliver to the other Party a written notice of the Dispute with supporting documentation as to the circumstances leading to the Dispute (the "Notice of Dispute"). The Parties, within ten (10) Business Days from delivery of such notice, shall then each appoint a management representative ("Management Representative") who has no prior direct involvement with the subject matter of the Notice of Dispute and who is duly authorized to investigate, negotiate and settle the Dispute. The Management Representative for each Party shall meet and confer as often as they deem reasonably necessary for a period not exceeding thirty (30) days following the delivery of the Notice of Dispute in good faith negotiations to resolve the Dispute amicably. The parties in their sole discretion may also agree to utilize the service of a mediator pursuant to a joint engagement. Unless otherwise provided herein, all such notices shall be served in accordance with the provisions of the Agreement.

II.         ARBITRATION PROCESS

            A. Arbitration: If the Parties are unable to resolve the Dispute within forty (40) days following the receipt of the Notice of Dispute, or such

March 1, 2002 - JOA                     2                            Exhibit "H"
                  additional time as may be mutually agreed, the matter shall be submitted to arbitration in accordance with the procedures set forth below.

         B. Initiation of Arbitration: The arbitration shall be initiated by either party delivering to the other a Notice of Intention to Arbitrate.

         C. Governing Procedures: Except as expressly provided herein, the arbitration shall be conducted in accordance with procedures that are mutually acceptable to the Parties, including limited depositionless discovery.

                  (i) Governing Law: The Arbitrator shall apply the governing substantive law of the state chosen by the Parties to the Agreement.

         D. Arbitrator: There shall be one Arbitrator, who shall be independent, impartial and experienced in arbitration proceedings. Arbitrator shall be experienced in the oil and gas industry and knowledgeable or specializing as to the subject matter involved in the Dispute. The Arbitrator shall be chosen as follows: the Parties shall have thirty (30) days from the delivery of a Notice of Intention to Arbitrate to mutually agree on an Arbitrator. If the Parties cannot mutually agree within said thirty (30) day period, then the Parties shall, within three (3) days after expiration of the thirty (30) day period, apply to the American Arbitration Association as the Appointing Authority, for the appointment of an Arbitrator for or on behalf of the Parties, and in such case the Arbitrator appointed by the Appointing Authority shall meet the criteria set forth in this Section II.D. and shall act as if mutually agreed to by the Parties.

                  (i) Conflicts: Any Arbitrator, prior to his or her appointment, shall disclose to the Parties all actual or perceived conflicts of interest

March 1, 2002 - JOA                    3                             Exhibit "H"
                           and business relationships involving the Dispute or the Parties, including but not limited to, any professional or social relationships, present or past, with any Party (or its affiliates), including any Party's (or its affiliates) directors, officers and supervisory personnel and counsel. Any Party may challenge in writing the appointment or continued service of any Arbitrator for lack of independence, partiality or any other cause likely to impair such Arbitrator's ability to effectively participate in the proceedings or render a fair and equitable decision. Where such challenge is made, the Appointing Authority shall uphold or dismiss the challenge. In the event a challenge is upheld, the Arbitrator shall be replaced. A replacement will be selected in the same manner as the original Arbitrator was selected. If an Arbitrator resigns or becomes unable or unwilling to continue to serve as the Arbitrator, a replacement shall be selected in the same manner as that Arbitrator was chosen.

                  (ii) Multi-Party Arbitrations: Where more than two Parties are involved in the Dispute ("Multi-Party Arbitration"), all Parties shall jointly name and agree as the appointment of the Arbitrator meeting the criteria set forth in Section II.D. above. If the Parties cannot agree as to the choice of the Arbitrator within the said thirty (30) days, any of the Parties hereto may in like manner, within three
                           (3) days after written notice to the other Parties, apply to the Appointing Authority for the appointment of an Arbitrator meeting the criteria set forth in
                           Section II.D. above.

                  (iii) Management of the Arbitration: The Arbitrator shall actively manage the proceedings as he or she deems best so as to make the same expeditious, economical and less burdensome and adversarial than litigation.

         E. Confidentiality: All documents, briefs, testimony, transcripts, as well as,

March 1, 2002 - JOA                    4                             Exhibit "H"
                  all Arbitrator decisions shall be confidential. Likewise, the views, suggestions, admissions, proposals and other information exchanged in the arbitration are confidential and are inadmissible in any other proceeding.

         F. Costs and Expenses: The Parties involved in the dispute shall be equally responsible for all costs, fees and expenses incurred by the Arbitrator and any other incidental costs incurred in connection with the arbitration proceeding shall also be borne equally by the Parties. Each Party is solely responsible for its own attorneys' fees and expenses incurred in the Arbitration. In the event of a Multi-Party Arbitration, all costs and expenses shall be borne equally by all Parties.

         G. Submissions: Within thirty (30) days after the selection of the Arbitrator, each Party shall provide the Arbitrator with a short and plain submission defining the issues to be decided and the nature of the relief that the Arbitrator may award (the "Submission"). This Submission shall explicitly authorize the Arbitrator to decide these issues. This authorization shall stay in force for period no longer than nine (9) months from this Submission. If the Parties are unable to reach consensus as to the issues involved, the Arbitrator in his or her sole discretion shall frame the issues through a reasonable procedure. The Arbitrator will render decisions on the specific issues established and shall fashion any remedy that the Arbitrator deems appropriate so long as that remedy is consistent with the Parties' Submissions hereunder. Any money judgment entered by the Arbitrator shall be payable in U.S. dollars.

         H. Transcriptions: The presentations and argument will be transcribed for the benefit of the Arbitrator and the Parties.

         I. Discovery: Commencing thirty (30) days after the receipt of the opposing Party's Submission, each Party may serve upon the other

March 1, 2002 - JOA                    5                             Exhibit "H"

                  Party up to ten (10) requests for the production of documents, including subparts. The requests shall be made in good faith and not be served for the purpose of delay or harassment. Each request shall describe the type of document(s) sought and each request shall be limited to documents that are relevant to a claim or defense in the Arbitration proceeding, or reasonably calculated to lead to the discovery of admissible evidence. The requests need not be served all at once but may be served in stages.

                  (i) The Party served with a request under this provision shall provide the adverse Party with copies of the requested documents, and identify the request to which each document is responsive, within twenty (20) days of the receipt of the request. If the Party served with a request objects to the production of any of the requested documents, it shall nevertheless produce within the permitted time all documents responsive to any request that is not objected to by that Party.

                  (ii) A Party that is served with a request may challenge the propriety of the request within the time permitted for response by a short written objection which shall be forwarded to the adverse Party and to the Arbitrator. The adverse Party shall submit its response, if any, to the objecting Party and the Arbitrator within five (5) days of receipt of the objection. The Arbitrator shall consider the request, the objection and the response, if any, and decide whether the production shall be allowed or denied or whether the request should be modified within ten
                           (10) days after the submission of the adverse Party's response.

         J. Presentations: No later than twenty-five (25) days prior to the date that presentations to the Arbitrator are to begin, each Party will submit to the Arbitrator and serve on the other Party a written position statement. The original statement of each Party shall not exceed thirty-five (35) typewritten letter-size pages. Each Party shall have the right to submit

March 1, 2002 - JOA                    6                             Exhibit "H"
                  reply statements no later than fifteen (15) days prior to the date of the presentation. Such reply statements shall not exceed fifteen (15) typewritten letter-size pages.

                  (i) All documents and affidavits that a Party intends to use during its presentation shall be submitted to the Arbitrator and served on the other Party with the position and reply statements. All demonstrative exhibits shall be exchanged five (5) days in advance of the presentations.

                  (ii) The presentations to the Arbitrator shall extend for such time as the Arbitrator agrees to be appropriate. In the absence of any agreement, the presentations for both Parties shall extend for no longer than two
                           (2) days and shall be concluded within six (6) months after selection of the Arbitrator. Presentations of each Party shall occur successively with no intervening delay.

                  (iii) Each Party shall make an oral and/or documentary presentation of its position in such order and in accordance with the time schedule established by the Arbitrator. The Arbitrator may question each of the presenters during or following any and all presentations.

          The Arbitrator shall determine a reasonable time and location for the presentations.

          K. Decision and Award: The Arbitrator shall promptly (within sixty (60) days of conclusion of the presentations or such longer period as the Parties may mutually agree) determine the claims of the Parties and render a final decision in writing. The decision shall state with specificity the findings of fact and conclusions of law on which it rests. The decision rendered by the Arbitrator may be enforced in accordance with
                  Section I.A.(ii), above, and may only be appealed pursuant to

March 1, 2002 - JOA                    7                             Exhibit "H"

                  Section L below. The decision shall be served upon each of the Parties by facsimile transmission and by first class mail.

                  (i) If applicable law allows pre-award interest, the Arbitrator may, in his or her discretion, grant pre-award interest and, if so, such interest may be at commercial rates in the state chosen by the Parties pursuant to Section II.C.(i) during the relevant period. Each Party shall be responsible for its own attorney's fees and costs of arbitration. The Arbitrator shall not award consequential, punitive, indirect or other noncompensatory damages.

                  (ii) Within ten (10) days of receipt of the award either side may submit a Motion to Modify the award. A response shall be due within fifteen (15) days thereafter and the Arbitrator shall rule thereon within fifteen (15) days after receipt of the response.

                  (iii) Judgment on the award may be entered in a United States District Court for the Southern District of Texas at any time within one year after the decision is made.

        L. Vacation of Award and Appeal: An appeal from an order or judgment pursuant to this Section II.L. shall be instituted in the United States District Court for the Southern District of Texas. The court may vacate the award only if the award was procured by or through fraud or corruption. Each Party waives any option or objection which it may now or thereafter have to the laying of the venue of any such suit, action or proceeding and irrevocably submits to the jurisdiction of the court in any such suit, action or proceeding. Each Party agrees that a remedy at law for a violation of this Section II.L. may not be adequate and therefore agrees that the remedies of specific performance and injunctive relief shall be available in the event of any violation in addition to any other right or remedy at law or in equity to which any

March 1, 2002 - JOA                    8                             Exhibit "H"

               Party may be entitled.

          M. Res Judicata: To the extent permitted by law, any decision of the Arbitrator shall not be res judicata or have any binding effect in any other litigation or arbitration where any Party to this Agreement may also be a party.

March 1, 2002 - JOA                    9                             Exhibit "H"